Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258075

PROSPECTUS

109,257,218 Shares of Common Stock

Up to 6,333,334 Shares of Common Stock Issuable Upon Exercise of the Warrants

Up to 6,333,334 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of: (i) up to 109,257,218 shares of our common stock, and (ii) up to 6,333,334 warrants to purchase common stock. We will not receive any proceeds from the sale of shares of common stock or warrants by the selling securityholders pursuant to this prospectus.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 6,333,334 shares of our common stock issuable upon the exercise of the warrants offered hereby. We will receive the proceeds from any exercise of any warrants for cash. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities.

We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us and the selling securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will offer or sell any of the shares of common stock or warrants. The selling securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of common stock or warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling securityholders may sell the common stock or warrants in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and our warrants are listed on the New York Stock Exchange, under the symbols “HLLY” and “HLLY WS,” respectively. On July 27, 2021, the closing price of our common stock was $11.11 and the closing price of our warrants was $2.52.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2021.

i

INTRODUCTORY NOTE REGARDING THE BUSINESS COMBINATION

On July 16, 2021 (the “Closing” and such date, the “Closing Date”), we consummated the business combination pursuant to that certain Agreement and Plan of Merger dated March 11, 2021 (the “Merger Agreement”), by and among Empower Ltd., a Cayman Islands exempted company (“Empower”), Empower Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Empower (“Merger Sub I”), Empower Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Empower (“Merger Sub II”), and Holley Intermediate Holdings, Inc., a Delaware corporation (“Holley Intermediate”).

The Merger Agreement provided for, among other things, the following transactions: (i) Empower changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and, in connection with the Domestication, (A) each outstanding Class A ordinary share of Empower, par value $0.0001 per share (the “Empower Class A Shares”), converted automatically into one share of our common stock, par value $0.001 per share (the “Common Stock”), and (B) each outstanding Class B ordinary share of Empower, par value $0.0001 per share (the “Founder Shares”), converted automatically into one share of our Common Stock; and (ii) following the Domestication, (A) Merger Sub I merged with and into Holley Intermediate, with Holley Intermediate surviving as a wholly owned subsidiary of Empower (“Merger I”), (B) immediately following Merger I, Holley Intermediate merged with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and a wholly owned subsidiary of Empower (“Merger II” and, together with Merger I, the “Mergers”). The transactions set forth in the Merger Agreement, including the Mergers, constituted a “Business Combination” as contemplated by Empower’s amended and restated memorandum and articles of association. Pursuant to the Merger Agreement, at the Closing, all outstanding shares of Holley Intermediate common stock as of immediately prior to the effective time of Merger I were cancelled and Holley Parent Holdings, LLC, the sole stockholder of Holley Intermediate (the “Holley Stockholder”), received $264,717,627.49 in cash and 67,673,884 shares of Common Stock (at a deemed value of $10.00 per share). Upon the Closing, Empower changed its name to Holley Inc. and its trading symbol of its Common Stock on the New York Stock Exchange (the “NYSE”) from “EMPW” to “HLLY.”

Concurrent with the execution of the Merger Agreement, Empower entered into certain Subscription Agreements, dated as of March 11, 2021, by and between Empower, on the one hand, and certain investors (“PIPE Investors”) on the other hand (collectively, the “PIPE Subscription Agreements”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Empower agreed to issue and sell to the PIPE Investors an aggregate of 24,000,000 shares of Common Stock, at a per share price of $10.00 for an aggregate purchase price of $240,000,000, concurrent with the Closing, on the terms and subject to the conditions set forth therein (the “PIPE Financing”).

Concurrent with the execution of the Merger Agreement, Empower entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with Empower Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”), and the Holley Stockholder, whereby the Sponsor agreed to (i) waive certain of its anti-dilution and conversion rights with respect to the Founder Shares and (ii) an earn-out in respect of 2,187,500 Founder Shares (the “Earn-Out Shares”) vesting in two equal tranches upon the achievement of specified conditions. The Earn-Out Shares will be forfeited by the Sponsor if the applicable conditions are not satisfied before July 16, 2028 (seven years after the Closing Date). See the section entitled “Certain Relationships and Related Party Transactions—Empower—Founder Shares.”

Concurrent with the execution of the Merger Agreement, Empower and Empower Funding, LLC, a Delaware limited liability company and an affiliate of the Sponsor (the “A&R FPA Investor”) entered into that certain Amended and Restated Forward Purchase Agreement (the “A&R FPA”), pursuant to which the A&R FPA Investor agreed to purchase an aggregate of 5,000,000 units of Empower (the “Empower Units”), each Empower unit representing a right to acquire one share of Common Stock and one-third of one warrant to purchase Common Stock at an exercise price of $11.50 per share (each a “Public Warrant”), for $50,000,000 in the aggregate. On July 9, 2021, Empower and the A&R FPA Investor entered into that certain Assignment and

Assumption Agreement with the New FPA Purchasers, pursuant to which the A&R FPA Investor assigned its right to purchase 4,975,000 Empower Units to MidOcean Partners V, L.P. and 25,000 Empower Units to MidOcean Partners V Executive, L.P. (collectively, the “New FPA Purchasers”), in each case pursuant to the A&R FPA. Immediately prior to the Domestication, the New FPA Purchasers were issued 5,000,000 Empower Units for an aggregate purchase price of $50,000,000. Following the Domestication, each Empower Unit was subsequently separated into one share of Common Stock and one-third of one Public Warrant. Pursuant to the A&R FPA, the New FPA Purchasers agreed to not exercise the underlying Public Warrants until October 9, 2021 (the one year anniversary of Empower’s initial public offering).

In connection with the Business Combination, certain parties entered into agreements imposing certain transfer restrictions on their ownership of Common Stock and Warrants. Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with Empower, dated October 6, 2020, the Sponsor and Empower’s officers and directors agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) July 16, 2022 (one year after the Closing Date), (B) the closing price of the Common Stock equals or exceeds $12.00 per share for a specified post-Closing time period, or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction. These parties also agreed, subject to limited exceptions, not to transfer, assign or sell any of the warrants to purchase Common Stock issued to the Sponsor in a private placement in connection with Empower’s initial public offering (the “Private Warrants” and together with the Public Warrants, the “Warrants”) until August 15, 2021. Concurrent with the execution of the Merger Agreement, the Holley Stockholder entered into a lock-up agreement (the “Seller Lock-Up Letter”) with Empower, pursuant to which the Holley Stockholder agreed, among other things, to certain transfer restrictions on its shares of Common Stock as follows, subject to certain exceptions: (i) 50,750,000 shares of Common Stock may not be transferred until the earlier to occur of: (A) July 16, 2022, (B) if the closing price of Common Stock equals or exceeds $12.00 per share for a specified post-Closing time period, or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction and (ii) 16,923,884 shares of Common Stock may not be transferred before January 16, 2022 (six months following the Closing Date). See the section entitled “Securities Eligible for Future Sale—Lock-up Agreements.”

At the Closing, the Sponsor, the Company and the Holley Stockholder entered into that certain Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which the Company agreed to register for resale certain shares of Common Stock and other equity securities of the Company that are held by the Sponsor and the Holley Stockholder from time to time. See the sections entitled “Certain Relationships and Related Party Transactions—Empower—Registration Rights” and “—A&R FPA.”

At the Closing, the Company, the Sponsor, certain affiliates of the Sponsor (the “Sponsor Investors”), the Holley Stockholder and Sentinel Capital Partners V, L.P., Sentinel Capital Partners V-A, L.P. and Sentinel Capital Investors V, L.P., controlling affiliates of the Holley Stockholder (collectively, the “Sentinel Investors”) entered into a Stockholders’ Agreement (“Stockholders’ Agreement”), pursuant to which the Holley Stockholder and the Sponsor have the right to designate nominees for election to the Company’s board of directors subject to certain beneficial ownership requirements. See “Management—Director Nominations.”

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of the following:

•

up to 109,257,218 shares of Common Stock, consisting of: (i) 6,250,000 shares of Common Stock issued to holders of the Founder Shares in connection with the Domestication; (ii) 4,666,667 shares of Common Stock issuable upon the exercise of the Private Warrants; (iii) 24,000,000 shares of Common Stock issued to the PIPE Investors pursuant to the PIPE Subscription Agreements; (iv) 5,000,000 shares of Common Stock issued to the New FPA Purchasers pursuant to the A&R FPA, as assigned by the A&R FPA Investor; (v) 1,666,667 shares of Common Stock issuable upon exercise of Public Warrants issued to the New FPA Purchasers pursuant to the A&R FPA, as assigned by the A&R FPA Investor; and (vi) 67,673,884 shares of Common Stock issued to the Holley Stockholder in connection with the Business Combination; and

•

up to 6,333,334 Warrants, consisting of (i) 1,666,667 Public Warrants issued to the New FPA Purchasers pursuant to the A&R FPA, as assigned by the A&R FPA Investor, and (ii) 4,666,667 Private Warrants issued to the Sponsor.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 6,333,334 shares of Common Stock issuable upon the exercise of the Warrants offered hereby.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including its products and services relative to its competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate, which, in each case, we believe are reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance, but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that it has a leading market share position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products, which products may be either part of larger overall markets or markets that include other types of products and services.

Assumptions and estimates of our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to trademarks, trade names or service marks of Holley and other entities. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the plans, strategies and prospects, both business and financial of the Company. These statements are based on the beliefs and assumptions of our management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•	access, collect and use personal data about consumers;

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•

recognize the anticipated benefits of and successfully deploy the proceeds from the Business Combination, which may be affected by, among other things, competition, the ability to integrate the combined businesses and the ability of the combined business to grow and manage growth profitably;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions;

•	maintain proper and effective internal controls;

•	maintain the listing on, or the delisting of the Company’s securities from, the NYSE or an inability to have our securities listed on another national securities exchange;

•	obtain additional capital, including use of the debt market;

•	enhance future operating and financial results;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to its business, including laws and regulations related to environmental health and safety;

•	stay abreast of modified or new laws and regulations;

•	anticipate the impact of, and response to, new accounting standards;

•	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	anticipate the rise in interest rates which would increase the cost of capital;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and resellers;

•	respond to uncertainties associated with product and service development and market acceptance;

•	manage to finance operations on an economically viable basis;

•	anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	anticipate the time during which we will be an emerging growth company under the JOBS Act;

•

anticipate the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability; and

•	comply with privacy and data protection laws, and respond to privacy or data breaches, or the loss of data.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms prior to the Closing are intended to refer to Empower Ltd., and after the Closing, Holley Inc. and its consolidated subsidiaries.

Business Summary

Overview

Founded in 1903, Holley has been a part of the automotive industry for well over a century. Holley Intermediate was incorporated in Delaware on September 12, 2018, as the holding company of the various operating entities that then comprised the Holley business. We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts. Our products span a number of automotive platforms and are sold across multiple channels. We attribute a major component of our success to our brands, including “Holley”, “APR”, “MSD” and “Flowmaster”, among others. In addition, we have recently added to our brand lineup through a series of strategic acquisitions, including our 2020 acquisitions of Simpson Racing Products, Inc. (“Simpson”), Drake Automotive Group LLC (“Drake”) and Detroit Speed, Inc. (“Detroit Speed”) and our 2021 acquisition of AEM Performance Electronics (“AEM”). Through these strategic acquisitions, we have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. Based on a third-party study conducted by a market leading consulting firm in October 2020 that was commissioned by an affiliate of the Sentinel Investors, the Holley Stockholder’s controlling shareholder (the “Study”), and based on product category gross sales, we believe our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the EFI, Electronic Tuning, Electronic Ignition, Carburetor and Safety categories, respectively, and Flowmaster holds the #2 market position in the Exhaust category. We believe these category-leading positions highlight the value of the products we offer the large and diverse addressable community of more than 15 million automotive enthusiasts in the United States.

We operate in the performance automotive aftermarket parts industry that we estimate based on the Study to be a $34 billion industry comprised of 20 different aftermarket part categories, all of which product categories include products sold by Holley under its portfolio of 60 brands. This broad, fragmented industry has grown at a 6.5% compound annual growth rate (“CAGR”) for the last 18 years driven by a wealthier consumer demographic that delivers a higher degree of spending relative to the non-enthusiast population. Our passionate and highly engaged automotive enthusiasts have helped us realize a net sales CAGR of 11.9% since 2018.

Our Strengths

Large Base of Passionate Enthusiast Consumers with Attractive Demographics

Based on the Study, we estimate that approximately 70% of automotive enthusiasts who purchased performance automotive aftermarket products from Holley during 2020 owned more than one car, which can create multiple touch points for us throughout the year. Additionally, we estimate based on the Study that approximately 82% of automotive enthusiasts who purchased performance automotive aftermarket products from Holley during 2020 at one point considered parts for their cars or trucks as a budgeted, recurring expense, 64% have traded in more than one car or truck to begin a new personalized vehicle build, and on average such automotive enthusiasts spent 25% more on aftermarket automotive parts for their car or trucks relative to the broader enthusiast aftermarket.

Brand Portfolio

Our portfolio of 60 brands covers an array of product categories and car models. With our 118-year operating history, we believe our brands are deeply engrained in car culture. Based on the Study, which surveyed sales for the 20 different aftermarket part categories comprising the estimated $34 billion performance automotive aftermarket parts industry during the first ten months of 2020 for Holley and several of Holley’s leading competitors, we believe our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the below product categories that fall within the Core Engine and Safety Products submarket discussed above:

•	EFI: The EFI category includes electronic fuel injection products and represents approximately 2% of the estimated $34 billion performance automotive aftermarket industry.

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Electronic Tuning: The Electronic Tuning category includes tuners, gauges, displays and other tuning products to enhance vehicle driveability and represents approximately 1% of the estimated $34 billion performance automotive aftermarket industry.

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Electronic Ignition: The Electronic Ignition category includes ignition boxes, distributors and ignition coils and represents approximately 3% of the estimated $34 billion performance automotive aftermarket industry.

•	Carburetor: The Carburetor category represents approximately 1% of the estimated $34 billion performance automotive aftermarket industry.

•	Safety: The Safety category includes roll cages, helmets and safety apparel and represents approximately 2% of the estimated $34 billion performance automotive aftermarket industry.

In addition, based on the Study we believe that the Flowmaster brand holds the #2 market position in the Exhaust category, which includes exhaust headers, exhaust systems and mufflers and represents approximately 4% of the estimated $34 billion performance automotive aftermarket industry.

We believe the popularity of our brands is the result of consistently delivering high quality, innovative products that resonate with our enthusiast consumers. Our brands have allowed us to build direct, trusted and long-lasting relationships with our consumers and resellers.

Legacy of Product Innovation

We offer our enthusiast consumers a comprehensive suite of performance automotive aftermarket products to meet a wide range of needs. We are continuously innovating and evolving our product offerings to meet ever- changing consumer needs. We invest heavily in developing new products, spending an average of $17 million per year on research and development since 2015. New products are the lifeblood of our business with approximately 40% of our 2020 sales coming from products introduced by us into the market since 2015. In addition, we introduced approximately 1,850 new products during 2020 out of approximately 40,000 total stock-keeping units offered, which accounted for approximately 5% of our 2020 sales. We believe our product development capabilities create sustainable long-term growth and margin enhancements for our business.

We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs. We expand our existing product families and enter new product categories by creating solutions grounded in our expert insights and relevant market knowledge. We believe we have a meaningful runway across our target product categories and product vintages and we are well positioned for future growth by expanding in categories that present opportunities for further market penetration in the Electronic Fuel Injection and Powertrain Conversion Systems markets, among others, as well as opportunities to capitalize on newly entered categories like Performance & Appearance Packages, Wheels & Tires, and Performance Suspension.

Proven Acquisition Platform

We maintain a highly disciplined and focused approach to M&A and have experience sourcing, executing and integrating value-enhancing acquisitions in a highly fragmented market. From 2014 to the end of 2020, we completed eight accretive acquisitions that have contributed meaningful sales and earnings growth, added new product categories and brands and have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. We believe our highly scalable operational platform enables us to efficiently and effectively integrate acquired businesses into our operations and realize cost savings opportunities as well as revenue and distribution increases.

We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase DTC scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. We believe our track record of recent acquisitions is indicative of our ability to make both transformational acquisitions, such as the acquisitions of MSD in 2015 and Driven Performance Brands in 2018, as well as strategic bolt-ons such as the recent acquisitions of Drake, Simpson and Detroit Speed in 2020 and AEM in 2021.

Digital and DTC Opportunity with Omni-Channel Distribution

We have a diverse omni-channel distribution strategy led by our growing DTC channel. Our omni-channel model enables us to reach our consumers through the DTC, Performance E-tailer, Traditional Retailer, and Performance Jobber channels. We have mutually beneficial relationships with our resellers and are able to maintain strong pricing discipline across our channels with strict conformance to minimum advertised pricing.

Consumers are increasingly meeting us online through our DTC channel, which, on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed, as if each had occurred on January 1, 2020, grew at a CAGR of 43% between 2014 and the end of 2020. Our DTC channel provides consumers full access to all of our brands, our unique branded content and our full product assortment. We have turned Holley.com into our primary hub for consumer communication and continue to add features and brands that make it an increasingly attractive digital destination for our consumers. Our DTC channel enables us to directly interact with our customers, more effectively control our brand experience, better understand consumer behavior and preferences, and offer exclusive products, content, and customization capabilities. We believe our control over our DTC channel provides our customers with quality brand engagement and further builds customer loyalty, while generating attractive margins.

Flexible Operating Model

We run a flexible, sourcing model with a mix of global sourcing and in-house manufacturing. Our best value sourcing model decisions are based on a mix of cost, quality and service. We have a diverse global supplier base and no material supplier concentration. We have a track record of topline growth. Our efficient sourcing model enables strong gross margins and cash conversion.

Experienced Team with a Track Record of Execution

Members of our senior management team, led by CEO Tom Tomlinson, have an average of 30 years of experience in creating solutions that help brands succeed in the performance automotive aftermarket. In addition, many members of our management team and many of our employees are enthusiast consumers themselves, which further extends their knowledge of, and expertise in, our products and end-markets. We believe Holley’s consumer-oriented culture inspires and encourages innovation and helps us attract, retain and motivate employees.

Our Growth Strategies

Continuous New Product Development

Innovation, including new product development, is a key component of our growth strategy. In our experience, our enthusiast consumers continuously crave new products that allow them to improve the performance, functionality and appearance of their vehicles. New products allow us to increase market share in existing categories, extend into adjacent categories, capture new enthusiast consumers and extend or further penetrate new vehicle platforms. In the case of EFI, we have also created new segments of the market through innovation. New products also provide consumers with a reason to upgrade their existing parts. The ability to develop products that meet the evolving needs of our enthusiast consumers and the vehicles they are passionate about is a key competitive advantage of Holley. We have made significant investments in our new product development capabilities, including both capital equipment and engineering talent. Our new product development team is comprised of 135 engineers dedicated to developing new products.

Positioned for Growth in the Emerging Performance Electronic Vehicle Segment

Electric vehicles present an exciting growth opportunity for us. We are dedicated to developing products that allow our enthusiast consumers to personalize and elevate the performance of their vehicles and have invested significant resources in product development for electric vehicles. The products we are developing will be issued in two categories:

•

Performance products for existing electric vehicles. These products will allow consumers to personalize or increase the performance and functionality of vehicles that came from the factory with an electric drivetrain.

•	Electric drivetrain conversion products. These products will enable consumers to retrofit an electric drivetrain into a vehicle that came from the factory with an internal combustion engine.

Accelerate Growth Through Continued M&A

We maintain a robust M&A pipeline and we believe that our scalable business platform, relationships with our distribution and channel partners, strong loyalty of our growing consumer base, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value- enhancing acquisitions. Our strong existing platform in the enthusiast performance automotive aftermarket creates a large and highly fragmented addressable market with a broad set of potential acquisition targets. We believe our scale, management team and board’s experience with integration, together with access to capital, will allow us pursue both small and large future acquisitions and create value through integration.

Engage with Our Consumers and Expand DTC Sales

We are focused on deepening our engagement with our enthusiast consumers. We have multiple touch points in our consumer ecosystem, ranging from social media to our website, to our knowledgeable phone technical sales advisors, to our in-person enthusiast events. Our focus is to reach and engage consumers both online and in person. We have a strong digital focus that is complemented by an experiential strategy. Our consumer comes first in everything we do and we expect to continue the meaningful investment we have made in our community.

DTC represents our fastest-growing sales channel, with annual gross sales increasing from $10 million in 2014 to $84 million in 2020 on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed as if each had occurred on January 1, 2020, representing a 43% CAGR. We intend to continue to drive direct sales to our enthusiast consumers primarily through our Holley.com website, our primary hub for consumer engagement. Engagement on our website has increased meaningfully, with 17.6 million web sessions during the first ten months of 2020, up 45% from 2019 and 85% from 2017. We recently launched a new content marketing initiative called MotorLife within Holley.com. MotorLife is a digital publication and since its launch, we have seen an improvement in web traffic as well as improvement in crucial search rankings for high priority keywords. As our online presence expands, we will continue to focus on increasingly building personalized experiences for our consumers, which will both deepen our consumer engagement and drive additional sales.

Our in-person events include multiple fests that we hold for our consumers. These are action-packed events that drive authentic connections with enthusiasts designed to create brand ambassadors and drive loyalty. We host four annual fests (LS Fest East, LS Fest West, Ford Fest and MoParty) throughout the year, that are rooted in popular engine and car platforms and plan to add a fifth in 2021. These events drive extensive media coverage including substantial impressions on YouTube, Instagram and other social media platforms.

Organizational Structure

On the Closing Date, the Company consummated the Business Combination pursuant to that certain Merger Agreement, by and among the Company, Merger Sub I, Merger Sub II and Holley Intermediate. The Merger Agreement provided for the Business Combination which consisted of, among other things, the Domestication and the Mergers. The transactions set forth in the Merger Agreement, including the Mergers, constituted a “Business Combination” as contemplated by Empower’s amended and restated memorandum and articles of association. Upon the Closing, Empower Ltd. changed its name to Holley Inc. See “Introductory Note Regarding the Business Combination.”

The diagram below depicts a simplified version of our equity ownership and organizational structure immediately following the Business Combination.

Recent Developments

Impact of COVID-19

The COVID-19 pandemic has resulted and is expected to continue to result in significant economic disruption. Since COVID-19 was declared a pandemic, international, federal and state orders shutting down or restricting business operations to contain the spread of COVID-19 have generally exempted automotive repair and the related supply and distribution of parts as those businesses have generally been classified as critical, essential or life-sustaining. Therefore, the vast majority of Holley’s retail and wholesale customers have been and currently remain open for business. In turn, all of the Company’s facilities have also remained, and currently remain, open and operating, with modified staffing in certain locations where appropriate. Holley has taken actions to promote the welfare of its employees by enhancing safety protocols, including requiring administrative employees to work from home where applicable and implementing social distancing and robust sanitization practices at its facilities. The Company also has adopted a COVID-19 sick leave policy providing continued salary and benefits to eligible employees.

Holley initially experienced softening customer demand as a result of these government-imposed restrictions. While customer orders temporarily dropped in the last two weeks of March 2020 and first two weeks of April 2020 due to government-imposed restrictions, the Company saw a rapid recovery as the second quarter progressed with orders up significantly above prior year. Holley continued to see an increase in orders in the third and fourth quarters of 2020, where sales performance reached a record high for the Company. However, as government-imposed restrictions vary globally and continue to change, it remains difficult to determine the full impact that the pandemic will have on the overall demand environment or on national and international economic and financial markets. Correspondingly, to the extent there may be fluctuations in demand as a result of the pandemic, it remains difficult to determine the full impact that the pandemic will have on various aspects of Holley’s operations, including, but not limited to, inventory levels, the ability to fulfill contractual requirements and staffing at Holley facilities.

Significant uncertainty still exists concerning the overall magnitude of the impact and the duration of the COVID-19 pandemic. As a result, the Company will continue to closely monitor updates regarding the spread of COVID-19 and adjust its operations according to guidelines from local, state and federal officials.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

An investment in our securities involves risks and uncertainties. You should carefully consider the following risks as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. See “Risk Factors” for a more detailed discussion of the risk factors listed below.

Risk Related to Our Business and Industry

•	The COVID-19 pandemic could adversely affect the Company’s financial condition and results of operations.

•	A downturn in consumer spending, including as a result of a severe or prolonged economic downturn, could adversely impact the Company’s financial condition and results of operations.

•

Failure to compete effectively or to develop and market new products and a reduction in demand for the Company’s products could reduce the Company’s business, financial condition and results of operations.

•	Increased electric vehicles ownership could impact the Company’s financial condition and results of operations.

•	Inaccurate forecasting of product demand could harm the Company’s financial performance.

•	The Company may not be able to effectively manage its growth.

•	The Company’s growth partially depends on attracting new customers in a cost-effective manner and expanding into additional consumer markets and it may not successfully do so.

•	The Company’s failure to protect its brand could harm its financial condition and results of operations.

•	The Company’s profitability may decline as a result of increasing pressure on pricing.

•	Disruptions in the Company’s manufacturing facilities or distribution centers could have a material adverse effect on its sales, profitability and results of operations.

•	Increases in cost, disruption of supply or shortage of raw materials could harm the Company’s business.

•	The Company’s current and future products may experience quality problems, which could result in negative publicity, litigation, product recalls, and warranty claims, resulting in decreased sales.

•	The Company’s failure to maintain relationships with retail partners or increase sales through its DTC channel could harm its business.

•	The Company’s success depends on the continuing efforts of its employees and retention of skilled personnel.

•	A failure of the Company’s information system or a cyber-attack could adversely impact its business.

•	If the Company’s estimates relating to its accounting policies prove to be incorrect, its results of operations could be harmed.

Legal, Regulatory and Compliance Risks Related to Our Business

•

The Company may become involved in legal or regulatory proceedings, including intellectual property claims or lawsuits that could cause it to incur significant costs or that could prohibit it from selling its products.

•	Unauthorized sales of the Company’s products could harm its reputation.

•

The Company is subject to environmental, health and safety laws and regulations as well as privacy laws, regulations, and standards, which could subject it to liabilities, increase its costs or restrict its operations in the future.

•	The Company’s insurance policies may not provide adequate levels of coverage against all claims and the Company may incur losses that are not covered by its insurance.

•

Potential for litigation or other disputes may arise from the restatement of our previously issued financial statements and material weakness in our internal controls over financial reporting and the preparation of our financial statements.

Risks Related to Ownership of Our Securities

•

Certain of the Company’s stockholders, including the Holley Stockholder and the Sponsor, may have conflicts of interest with other stockholders and may limit your ability to influence corporate matters.

•	Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

•

The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve of such amendment.

•	The market price and trading volume of Common Stock and Warrants may be volatile.

•

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about the Company, its share and Warrant price and trading volume could decline significantly.

Corporate Information

We were incorporated on August 19, 2020 as a Cayman Islands exempted company. Upon the Closing, we changed our name to Holley Inc. Our principal executive office is located at 1801 Russellville Road, Bowling Green, KY 42101, and our telephone number is (270) 495-4081. Our website address is www.holley.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Holley Inc.

Shares of Common Stock offered by us	Up to 6,333,334 shares of Common Stock issuable upon exercise of the Warrants.

Shares of Common Stock offered by the Selling Securityholders	Up to 109,257,218 shares of Common Stock.

Warrants Offered by the Selling Securityholders	Up to 6,333,334 Warrants.

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.

Shares of Common Stock outstanding prior to exercise of all Warrants	117,993,139 shares of Common Stock (as of July 20, 2021).

Shares of Common Stock outstanding assuming exercise of all Warrants	132,659,806 (based on total shares outstanding as of July 20, 2021).

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $72.8 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.

Business Combination - Related Lock-Up Agreements	Certain of our securityholders, including certain of the Selling Securityholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Resale—Lock-Up Agreements” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Warrants are currently traded on the NYSE under the symbols “HLLY” and “HLLY WS,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF HOLLEY

The following table sets forth summary historical financial information derived from Holley’s (i) audited consolidated statements of comprehensive income (loss) for the years ended December 31, 2020 and 2019, (ii) audited consolidated statements of cash flows for the years ended December 31, 2020 and 2019, (iii) audited consolidated balance sheets data as of December 31, 2020 and 2019, (iv) unaudited condensed consolidated statements of comprehensive income (loss) for the thirteen weeks ended March 28, 2021 and March 29, 2020, (v) unaudited condensed consolidated statements of cash flows for the thirteen weeks ended March 28, 2021 and March 29, 2020, and (vi) unaudited condensed consolidated balance sheets data as of March 28, 2021, each of which is included elsewhere in this prospectus.

The summary historical financial information below also includes references to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, Holley’s non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding Holley’s results of operations that management believes is useful for trending, analyzing and benchmarking the performance and value of Holley’s business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information as to how we define and calculate EBITDA and Adjusted EBITDA and for a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

The summary historical information of Holley included below and elsewhere in this prospectus are not necessarily indicative of the future performance of Holley. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. You should read the following summary financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated Statements of Comprehensive Income

(Loss) Data ($ in thousands)

	Thirteen Weeks Ended		Years Ended December 31,
	March 28, 2021	March 29, 2020	2020	2019
Net sales	$160,332	$107,157	$504,179	$368,663
Cost of goods sold	94,653	63,824	295,935	219,884

Gross profit	65,679	43,333	208,244	148,779
Selling, general, and administrative	24,012	15,193	70,875	62,371
Research and development costs	5,969	5,621	23,483	20,630
Amortization of intangibles	3,336	2,699	11,082	10,456
Acquisition and restructuring costs	18,833	1,414	9,743	4,942
Related party acquisition and management fee costs	881	891	6,089	3,662
Other (income) expense	(133)	(159)	1,517	644

Operating income	12,781	17,674	85,455	46,074
Interest expense	10,071	11,505	43,772	50,386

Income (loss) before income taxes	2,710	6,169	41,683	(4,312)
Income tax expense (benefit)	4,766	1,317	8,826	(4,873)

	Thirteen Weeks Ended		Years Ended December 31,
	March 28, 2021	March 29, 2020	2020	2019
Net income (loss)	(2,056)	4,852	32,857	561
Foreign currency translation adjustment	(16)	—	16	—
Pension liability loss	—	—	(293)	(123)

Total comprehensive income (loss)	$(2,072)	$4,852	$32,580	$438

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA ($ in thousands)
Net income (loss)	$(2,056)	$4,852	$32,857	$561
Depreciation	2,252	2,025	7,886	8,827
Amortization of intangibles	3,336	2,699	11,082	10,456
Interest expense	10,071	11,505	43,772	50,386
Income tax expense (benefit)	4,766	1,317	8,826	(4,873)

EBITDA	18,369	22,398	104,423	65,357
Unusual or nonrecurring expenses	5,715	116	4,378	7,179
Acquisition and restructuring costs	18,833	1,414	9,743	4,942
Related party acquisition and management fee costs	881	891	6,089	3,662
Other expense (benefit)	(133)	(159)	1,517	644

Adjusted EBITDA	$43,665	$24,660	$126,150	$81,784

Consolidated Balance Sheets Data ($ in thousands)

	Thirteen Weeks Ended	Years Ended December 31,
	March 28, 2021	2020	2019
Cash and cash equivalents	$87,462	$71,674	$8,335
Working capital[1]	177,657	175,971	117,268
Total assets	1,080,698	1,065,330	829,213
Total liabilities	842,258	824,949	623,799
Total stockholder’s equity	238,440	240,381	205,414

Consolidated Statements of Cash Flows Data ($ in thousands)

	Thirteen Weeks Ended		Years Ended December 31,
	March 28, 2021	March 29, 2020	2020	2019
Net cash from operating activities	$18,956	$17,580	$88,413	$9,418
Net cash used in investing activities	(3,104)	(1,283)	(165,618)	(14,479)
Net cash (used in) from financing activities	(64)	27,500	140,544	2,433

Net change in cash and cash equivalents	$15,788	$43,797	$63,339	$(2,628)

[1]	We define working capital as current assets less current liabilities.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF EMPOWER

The following table sets forth summary historical financial information regarding Empower. The summary financial information as of December 31, 2020 and for the period from August 19, 2020 (inception) through December 31, 2020 are derived from the audited historical statement of operations (Restated) and audited balance sheet (Restated) of Empower. The summary financial information as of and for the three months ended March 31, 2021 are derived from the unaudited historical condensed statement of operations and unaudited condensed balance sheet of Empower. You should read the following selected financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Empower’s Annual Report on Form 10-K/A filed with the SEC on May 19, 2021 (the “Annual Report”) and the audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus. Results from interim periods are not necessarily indicative of results that may be expected for the entire year.

Statements of Operations

	For the three months ended March 31, 2021 (Unaudited)	For the Period from August 19, 2020 (Inception) through December 31, 2020 (Restated)
Formation and operating costs	$2,937,356	$273,915

Loss from operations	(2,937,356)	(273,915)
Other income:
Interest earned on marketable securities held in trust account	52,169	49,118
Unrealized gain on marketable securities held in trust account	4,366	3,788
Change in fair value of warrant liability	(436,667)	(1,690,000)
Change in fair value of forward purchase agreement liability	300,000	(2,050,000)
Transaction costs	—	(482,885)

Other expenses, net	(80,132)	(4,169,979)

Net loss	$(3,017,488)	$(4,443,894)

Weighted average common stock subject to possible redemption	22,040,218	22,435,483

Basic and diluted net loss per common stock subject to possible redemption	0.00	0.00
Weighted average shares outstanding, basic and diluted	9,209,782	7,850,413

Basic and diluted net loss per ordinary share	(0.33)	$(0.58)

Balance Sheets

	As of
	March 31, 2021 (Unaudited)	December 31, 2020 (Restated)
Current Assets
Cash	$1,026,938	$1,080,629
Prepaid expenses	319,334	379,166

Total Current Assets	1,346,272	1,459,795
Cash and marketable securities held in trust account	250,109,441	250,052,906

Total Assets	$251,455,713	$251,512,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities — accrued expenses	$2,997,706	$173,873
Warrant liability	15,526,667	15,090,000
Forward purchase agreement liability	1,750,000	2,050,000
Deferred underwriting fee payable	8,750,000	8,750,000

Total Liabilities	29,024,373	26,063,873

Commitments
Class A ordinary shares subject to possible redemption, 21,733,619 and 22,040,218 shares, respectively, at redemption value	217,431,332	220,448,820
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,266,381 and 2,959,782 shares issued and outstanding, respectively (excluding 21,733,619 and 22,040,218 shares, respectively, subject to possible redemption)	$327	$296
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625	625
Additional paid-in capital	12,460,438	9,442,981
Accumulated deficit	(7,461,382)	(4,443,894)

Total Shareholders’ Equity	5,000,008	5,000,008

Total Liabilities and Shareholders’ Equity	$251,455,713	$251,512,701

SUMMARY UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The following table presents certain summary unaudited pro forma condensed combined financial information giving pro forma effect to certain transactions. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the Business Combination, the PIPE Financing, the A&R FPA, and the partial repayment of Holley’s debt (the “Debt Paydown”), on a pro forma basis as if each had been completed as of March 31, 2021. The summary unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the Business Combination, the PIPE Financing, the A&R FPA, and the Debt Paydown, on a pro forma basis as if each had been completed on January 1, 2020.

The summary pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Empower and Holley and the notes thereto included elsewhere in this prospectus.

The summary pro forma information been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the summary pro forma information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected below due to a variety of factors.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021
Total assets	$1,110,751
Total liabilities	778,761
Total stockholder’s equity	331,990

Summary Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) for the Period Ended March 31, 2021
Revenue	$160,332
Weighted average shares outstanding, basic and diluted	115,805,639
Basic and diluted net income per share	(0.03)

Summary Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2020
Revenue	$504,179
Weighted average shares outstanding, basic and diluted	115,805,639
Basic and diluted net income per share	0.32

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Additionally, the COVID-19 pandemic may amplify many of the risks discussed below to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations as well as our stock price following completion of this offering.

Risks Relating to Our Business and Industry

The COVID-19 pandemic could adversely affect the Company’s business, sales, financial condition and results of operations and the Company’s ability to access current or obtain new lending facilities.

Since being reported in December 2019, COVID-19 has spread globally, including to every state in the United States, and has been declared a pandemic by the World Health Organization. The COVID-19 pandemic and preventative measures taken to contain or mitigate such have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruption in the financial markets both globally and in the United States, which could lead to a decline in discretionary spending by consumers, and in turn impact, possibly materially, the Company business, sales, financial condition and results of operations. The impacts include, but are not limited to:

•	the possibility of renewed retail store closures or reduced operating hours and/or decreased retail traffic;

•

disruption to the Company’s distribution centers and other vendors, including the effects of facility closures as a result of outbreaks of COVID-19 or measures taken by federal, state or local governments to reduce its spread, reductions in operating hours, labor shortages, and real time changes in operating procedures, including for additional cleaning and disinfection procedures; and

•	significant disruption of global financial markets, which could have an adverse impact on the Company ability to access capital in the future.

The COVID-19 pandemic has significantly impacted the global supply chain, with restrictions and limitations on related activities causing disruption and delay. These disruptions and delays have strained certain domestic and international supply chains, which have affected and could continue to adversely affect the flow or availability of certain products.

The further spread of COVID-19, and the requirements to take action to help limit the spread of the illness, could impact the Company’s ability to carry out its business as usual and may materially adversely impact global economic conditions, the Company’s business, sales, financial condition and results of operations. The extent of the impact of COVID-19 on the Company’s business and financial results will depend on future developments, including the duration and spread of the outbreak within the markets in which the Company operates, the related impact on consumer confidence and spending, and the effect of governmental regulations imposed in response to the pandemic, all of which are highly uncertain and ever-changing. The sweeping nature of the COVID-19 pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the longer run. However, the likely overall economic impact of the pandemic is viewed as highly adverse to the general economy. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic, could materially increase the Company’s costs, adversely impact the Company’s sales and damage the Company’s business, sales, financial condition and results of operations, possibly to a significant degree. The duration of any such impacts cannot be predicted.

Unfavorable economic conditions could have an adverse impact on consumer discretionary spending and therefore adversely impact the Company’s business, sales, financial condition and results of operations.

The Company’s products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of automotive products during favorable economic conditions and when consumers are feeling confident and prosperous. Discretionary spending is also affected by many other factors, including general business conditions, interest rates, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Purchases of the Company’s products could decline during periods when disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. A significant or prolonged decline in general economic conditions or uncertainties regarding future economic prospects that adversely affect consumer discretionary spending, whether in the United States or in the Company’s international markets, could result in reduced sales of the Company’s products, which in turn would have an adverse impact on the Company’s business, sales, financial condition and results of operations.

A severe or prolonged economic downturn could adversely affect the Company’s distributors’ financial condition, their levels of business activity and their ability to pay trade obligations.

The Company primarily sells its products to retailers directly and through its domestic and foreign subsidiaries, and to foreign distributors. The Company generally requires no collateral from its customers. However, a severe or prolonged downturn in the general economy could adversely affect the retail market which in turn, would adversely impact the liquidity and cash flows of the Company’s customers, including the ability of such customers to obtain credit to finance purchases of the Company’s products and to pay their trade obligations. This could result in increased delinquent or uncollectible accounts for some of the Company’s customers. A failure by the Company’s customers to pay on a timely basis a significant portion of outstanding account receivable balances would adversely impact the Company’s business, sales, financial condition and results of operations.

Failure to compete effectively could reduce the Company’s market share and significantly harm the Company’s business, sales, financial condition and results of operations.

The Company’s industry is highly competitive, and the Company’s success depends on the Company’s ability to compete with suppliers of automotive aftermarket products, some of which may have substantially greater financial, marketing and other resources than the Company does. Due to the diversity of the Company’s product offering, the Company competes with several large and medium-sized companies and a large number of smaller regional and specialty companies and numerous category-specific competitors. In addition, the Company faces competition from original equipment manufacturers, which, through their automotive dealerships, supply many of the same types of replacement parts the Company sells.

Some of the Company’s competitors may have larger customer bases and significantly greater financial, technical and marketing resources than the Company does. These factors may allow the Company’s competitors to:

•

respond more quickly than the Company can to new or emerging technologies and changes in customer requirements by devoting greater resources than we can to the development, promotion and sale of automotive aftermarket products;

•	engage in more extensive research and development; and

•	spend more money and resources on marketing and promotion.

Increased competition could put additional pressure on the Company to reduce prices or take other actions, which may have an adverse effect on the Company’s business, sales, financial condition and results of operations. The Company may also lose significant customers or lines of business to competitors.

If the Company is unable to successfully design, develop and market new products, the Company’s business may be harmed.

To maintain and increase sales, the Company must continue to introduce new products on a timely basis to respond to new and evolving consumer preferences and improve or enhance the Company’s existing products. The success of the Company’s new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems, differentiating the Company’s products from those of the Company’s competitors, and maintaining the strength of the Company’s brands. The design and development of the Company’s products is costly, and the Company typically has several products in development at the same time. Problems in the design or quality of the Company’s products, or delays in product introduction, may harm the Company’s brands, business, sales, financial condition and results of operations. Any new products that the Company develops and markets may not generate sufficient revenues to recoup their development, production, marketing, selling and other costs.

A drive toward electric vehicles or away from vehicle ownership in general could impact the Company’s and its subsidiaries’ business, sales, financial condition and results of operations.

The automotive industry is increasingly focused on the development of hybrid and electric vehicles and of advanced driver assistance technologies, with the goal of developing and introducing a commercially viable, fully automated driving experience, and many manufacturers have announced plans to transition from internal- combustion engines into electric vehicle platforms over the coming years. There has also been an increase in consumer preferences for mobility on demand services, such as car and ride sharing, as opposed to automobile ownership, which may result in a long-term reduction in the number of vehicles per capita. Accordingly, if we do not continue to innovate and develop, or acquire, new and compelling products that capitalize upon new technologies in response to original equipment manufacturer and consumer preferences, or if there is a future shift in consumer preferences towards ownership of more utilitarian vehicles or vehicles that are otherwise less interesting to a large portion of the Company’s customers who are automotive enthusiasts, or if there is otherwise a future shift away from automobile ownership among consumers in general, the Company’s and its subsidiaries’ business, sales, financial condition and results of operations could be impacted.

The Company’s business depends on maintaining and strengthening its brands to generate and maintain ongoing demand for its products, and a significant reduction in such demand could harm the Company’s business, sales, financial condition and results of operations.

The Company’s success depends on the value and reputation of the Company’s brands, which, in turn, depends on factors such as the quality, design, performance, functionality, and durability of the Company’s products, the image of the Company’s e-commerce platform and retail partner floor spaces, the Company’s communication activities, including advertising, social media, and public relations, and the Company’s management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning the Company’s brands are important to expanding its customer base, and will depend largely on the success of the Company’s marketing and merchandising efforts and the Company’s ability to provide consistent, high-quality customer experiences. The Company intends to continue making investments in these areas in order to maintain and enhance the Company’s brands, and such investments may not be successful. Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, counterfeit products, unfair labor practices, and failure to protect the intellectual property rights in the Company’s brands are some of the potential threats to the strength of the Company’s brands, and those and other factors could rapidly and severely diminish customer confidence in us. Furthermore, these factors could cause the Company’s customers to lose the personal connection they feel with the Company’s brands. The Company believes that maintaining and enhancing the image of the Company’s brands in its current markets and in new markets where it has limited brand recognition is important to expanding its customer base. If the Company is unable to maintain or enhance its brands in current or new markets, the Company’s business, sales, financial condition and results of operations could be harmed.

If the Company inaccurately forecasts demand for its products, it may manufacture either insufficient or excess quantities, which, in either case, could adversely affect its financial performance.

The Company plans its manufacturing capacity based upon the forecasted demand for its products. Forecasting the demand for the Company’s products is very difficult given the manufacturing lead time and the amount of specification involved. Forecasting demand for specific automotive part goods can also be challenging due to changing consumer preferences and competitive pressures and longer supply lead times. The nature of the Company’s business makes it difficult to adjust quickly its manufacturing capacity if actual demand for its products exceeds or is less than forecasted demand. If actual demand for its products exceeds the forecasted demand, the Company may not be able to produce sufficient quantities of new products in time to fulfill actual demand, which could limit the Company’s sales and adversely affect its financial performance. On the other hand, if actual demand is less than the forecasted demand for its products, the Company could produce excess quantities, resulting in excess inventories and related obsolescence charges that could adversely affect the Company’s financial performance.

The Company may not be able to effectively manage its growth.

As the Company grows its business, slower growing or reduced demand for the Company’s products, increased competition, a decrease in the growth rate of the Company’s overall market, failure to develop and successfully market new products, or the maturation of the Company business or market could harm the Company’s business. The Company has made and expects to continue to make significant investments in the Company’s research and development and sales and marketing organizations, expand the Company’s operations and infrastructure both domestically and internationally, design and develop new products, and enhance the Company’s existing products. In addition, in connection with operating as a public company, the Company will incur significant additional legal, accounting, and other expenses that the Company did not incur as a private company. If the Company’s sales do not increase at a sufficient rate to offset these increases in the Company’s operating expenses, its profitability may decline in future periods.

The Company only has a limited history operating the Company’s business at its current scale. Consequently, if the Company’s operations grow at a rapid pace in the future, the Company may experience difficulties in managing this growth and building the appropriate processes and controls. Future rapid growth may increase the strain on the Company’s resources, and the Company could experience operating difficulties, including difficulties in sourcing, logistics, recruiting, maintaining internal controls, marketing, designing innovative products, and meeting consumer needs. If the Company does not adapt to meet these evolving challenges, the strength of the Company’s brands may erode, the quality of the Company’s products may suffer, the Company may not be able to deliver products on a timely basis to the Company’s customers, and the Company’s corporate culture may be harmed.

If the Company fails to attract new customers, or fails to do so in a cost-effective manner, the Company may not be able to increase sales.

The Company’s success depends, in part, on its ability to attract customers in a cost-effective manner. In order to expand the Company’s customer base, the Company must appeal to and attract customers ranging from automotive enthusiasts to individuals who simply value products of uncompromising quality and design. The Company has made, and the Company expects that the Company will continue to make, significant investments in attracting new customers, including through the use of traditional, digital, and social media and participation in, and sponsorship of, community events. Marketing campaigns can be expensive and may not result in the cost- effective acquisition of customers. Further, as the Company’s brands becomes more widely known, future marketing campaigns may not attract new customers at the same rate as past campaigns. If the Company is unable to attract new customers, or fails to do so in a cost-effective manner, the Company’s growth could be slower than it expects and the Company’s business will be harmed.

The Company’s growth depends, in part, on expanding into additional consumer markets, and the Company may not be successful in doing so.

The Company believes that its future growth depends not only on continuing to reach its current core demographic, but also continuing to broaden its retail partner and customer bases. The growth of the Company’s business will depend, in part, on the Company’s ability to continue to expand its retail partner and customer bases in the United States, as well as in international markets. In these markets, the Company may face challenges that are different from those the Company currently encounters, including competitive, merchandising, distribution, hiring, and other difficulties. The Company may also encounter difficulties in attracting customers due to a lack of consumer familiarity with or acceptance of the Company’s brands, or a resistance to paying for premium products, particularly in international markets. The Company continues to evaluate marketing efforts and other strategies to expand the customer base for the Company’s products. In addition, although the Company is investing in sales and marketing activities to further penetrate newer regions, including expansion of the Company dedicated sales force, the Company cannot assure you that the Company will be successful. If the Company is not successful, its business, sales, financial condition and results of operations may be harmed.

Competitors have attempted, and will likely continue to attempt to, imitate the Company’s products and technology. If the Company is unable to protect or preserve the image of the Company’s brands and proprietary rights, the Company’s business, sales, financial condition and results of operations may be harmed.

As the Company’s business continues to expand, its competitors have imitated or attempted to imitate, and will likely continue to imitate or attempt to imitate, the Company’s product designs and branding, which could harm the Company’s business, sales, financial condition and results of operations. Only a portion of the intellectual property used in the manufacture and design of the Company’s products is patented, and the Company therefore relies significantly on trade secrets, trade and service marks, trade dress, and the strength of the Company’s brands. The Company regards its patents, trade dress, trademarks, copyrights, trade secrets, and similar proprietary rights as critical to its success. The Company also relies on trade secret protection and confidentiality agreements with its employees, consultants, suppliers, manufacturers, and others to protect its proprietary rights. Nevertheless, the steps the Company takes to protect its proprietary rights against infringement or other violations may be inadequate, and it may experience difficulty in effectively limiting the unauthorized use of its patents, trademarks, trade dress, and other intellectual property and proprietary rights worldwide. The Company also cannot guarantee that others will not independently develop technology with the same or similar function to any proprietary technology the Company relies on to conduct its business and differentiate itself from its competitors. Unauthorized use or invalidation of its patents, trademarks, copyrights, trade dress, trade secrets, or other intellectual property or proprietary rights may cause significant damage to the Company’s brands and harm its business, sales, financial condition and results of operations.

While the Company actively develops and protects its intellectual property rights, there can be no assurance that the Company will be adequately protected in all countries in which the Company conducts its business or that the Company will prevail when defending its patent, trademark, and proprietary rights. Additionally, the Company could incur significant costs and management distraction in pursuing claims to enforce its intellectual property rights through litigation and defending any alleged counterclaims. If the Company is unable to protect or preserve the value of its patents, trade dress, trademarks, copyrights, or other intellectual property rights for any reason, or if the Company fails to maintain the image of the Company’s brands due to actual or perceived product or service quality issues, adverse publicity, governmental investigations or litigation, or other reasons, the Company’s brands and reputation could be damaged, and the Company’s business may be harmed.

The Company’s profitability may decline as a result of increasing pressure on pricing.

The Company’s industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products, and changes in consumer demand. These factors may cause the Company to reduce its prices to retailers and customers or engage in more promotional activity than the Company anticipates, which could adversely impact its margins and cause the Company’s profitability to decline if it is unable to offset price reductions with comparable reductions in the Company’s operating costs. This could materially harm the Company’s business, sales, financial condition and results of operations. In addition, ongoing and sustained promotional activities could harm the image of the Company’s brands.

A significant disruption in the operations of the Company’s manufacturing facilities or distribution centers could have a material adverse effect on the Company’s business, sales, financial condition and results of operations.

A significant disruption at any of the Company’s manufacturing facilities or distribution centers could materially and adversely affect the Company’s business, sales, financial condition and results of operations. The Company’s manufacturing facilities and distribution centers are highly automated, which means that their operations are complicated and may be subject to a number of risks related to computer viruses, the proper operation of software and hardware, electronic or power interruptions, and other system failures. Risks associated with upgrading or expanding these facilities may significantly disrupt or increase the cost of the Company’s operations, which may have an immediate, or in some cases prolonged, impact on the Company’s margins.

Increases in cost, disruption of supply or shortage of raw materials or components used in the Company’s products could harm its business and profitability.

The Company’s products contain various raw materials, including corrosion-resistant steel, non-ferrous metals such as aluminum and nickel, and precious metals such as platinum and palladium. The Company uses raw materials directly in manufacturing and in components that the Company purchases from its suppliers. The Company generally purchases components with significant raw material content on the open market. The prices for and availability of these raw materials fluctuate depending on market conditions. Volatility in the prices of raw materials such as steel, aluminum and nickel could increase the cost of manufacturing the Company’s products. The Company may not be able to pass on these costs to its customers, and this could have a material adverse effect on the Company’s business, sales, financial condition and results of operations. Even in the event that increased costs can be passed through to customers, the Company’s gross margin percentages would decline. Additionally, the Company’s suppliers are also subject to fluctuations in the prices of raw materials and may attempt to pass all or a portion of such increases on to the Company. In the event they are successful in doing so, the Company’s margins would decline.

The Company’s current and future products may experience quality problems from time to time that can result in negative publicity, litigation, product recalls, and warranty claims, which could result in decreased sales and operating margin, and harm to the Company’s brand.

Although the Company extensively and rigorously tests new and enhanced products, there can be no assurance the Company will be able to detect, prevent, or fix all defects. Defects in materials or components can unexpectedly interfere with the products’ intended use and safety and damage the Company reputation. Failure to detect, prevent, or fix defects could result in a variety of consequences, including a greater number of product returns than expected from customers and retail partners, litigation, product recalls, and credit claims, among others, which could harm the Company’s business, sales, financial condition and results of operations. The occurrence of real or perceived quality problems or material defects in the Company’s current and future products could expose the Company to product recalls, warranty, or other claims. In addition, any negative publicity or lawsuits filed against the Company related to the perceived quality and safety of the Company products could also harm the Company brand and decrease demand for the Company’s products.

The Company’s reliance on foreign suppliers for some of the automotive parts the Company sell to its customers or included in its products presents risks to the business.

A portion of automotive parts and components the Company uses in its manufacturing process are imported from suppliers located outside the U.S. As a result, the Company is subject to various risks of doing business in foreign markets and importing products from abroad, such as:

•	significant delays in the delivery of cargo due to port security considerations;

•	imposition of duties, taxes, tariffs or other charges on imports;

•	potential recalls or cancellations of orders for any product that does not meet the Company’s quality standards;

•	disruption of imports by labor disputes or strikes and local business practices;

•

heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

•

natural disasters, disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	inability of the Company’s non-U.S. suppliers to obtain adequate credit or access liquidity to finance its operations; and

•	the Company’s ability to enforce any agreements with its foreign suppliers.

Any of the foregoing factors, or a combination of them, could increase the cost or reduce the supply of products available to the Company and materially and adversely impact the Company’s business, sales, financial condition and results of operations.

The Company depends on retail partners to display and present its products to customers, and the Company’s failure to maintain and further develop the Company’s relationships with retail partners could harm the Company’s business.

The Company sells a significant amount of its products through knowledgeable national, regional, and independent retail partners. The Company’s retail partners service customers by stocking and displaying the Company’s products, explaining the Company product attributes, and sharing the story of the Company’s brands. The Company’s relationships with these retail partners are important to the authenticity of the Company’s brands and the marketing programs the Company continues to deploy. The Company’s failure to maintain these relationships with its retail partners or financial difficulties experienced by these retail partners could harm its business.

The Company has key relationships with national retail partners. If the Company loses any of the Company’s key retail partners or any key retail partner reduces its purchases of the Company’s existing or new products or its number of stores or operations or promotes products of the Company’s competitors over the

Company’s, the Company’s sales would be harmed. Because the Company is a premium brand, its sales depend, in part, on retail partners effectively displaying its products, including providing attractive space and point of purchase displays in their stores, and training their sales personnel to sell its products. If the Company’s retail partners reduce or terminate those activities, the Company may experience reduced sales of its products, resulting in lower gross margins, which would harm its business, sales, financial condition and results of operations.

If the Company’s plans to increase sales through its DTC channel are not successful, the Company’s business, sales, financial condition and results of operations could be harmed.

For 2020, the Company generated through its DTC channel approximately $84 million in gross sales on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed as if each had occurred on January 1, 2020. Part of the Company’s growth strategy involves increasing sales through its DTC channel. The level of customer traffic and volume of customer purchases through the Company’s website is substantially dependent on the Company’s ability to provide a content-rich and user-friendly website, a hassle- free customer experience, sufficient product availability, and reliable, timely delivery of the Company’s products. If the Company is unable to maintain and increase customers’ use of its website, allocate sufficient product to the Company’s website, and increase any sales through its website, the Company’s business, sales, financial condition and results of operations could be harmed.

The Company’s future success depends on the continuing efforts of the Company’s management and key employees, and on the Company’s ability to attract and retain highly skilled personnel and senior management.

The Company depends on the talents and continued efforts of its senior management and key employees. The loss of members of management or key employees may disrupt the Company’s business and harm the Company’s business, sales, financial condition and results of operations. Furthermore, the Company’s ability to manage further expansion will require it to continue to attract, motivate, and retain additional qualified personnel. Competition for this type of personnel is intense, and the Company may not be successful in attracting, integrating, and retaining the personnel required to grow and operate its business effectively. There can be no assurance that the Company’s current management team or any new members of the management team will be able to successfully execute the Company’s business and operating strategies.

The Company relies on complex information systems for management of its manufacturing, distribution, sales and other functions. If the Company’s information systems fail to perform these functions adequately or if the Company experiences an interruption in their operation, including a breach in cyber security, its business, sales, financial condition and results of operations could suffer.

All of the Company’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon the Company’s complex information systems. The Company’s information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, Internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems, the failure of the Company’s information systems to perform as expected, the failure to successfully integrate the information technology systems of the businesses that the Company has recently acquired or any security breach to the information systems (including financial or credit/payment frauds) would disrupt the Company’s business, which may result in decreased sales, increased overhead costs, excess inventory and product shortages and otherwise adversely affect the Company’s reputation, operations, financial performance and condition.

Cyber-attacks, unauthorized access to, or accidental disclosure of, consumer personally-identifiable information including credit card information, that the Company collects through its websites may result in significant expense and adversely impact the Company’s reputation and business.

There is heightened concern and awareness over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. While the Company has implemented security measures, the Company’s computer systems may nevertheless be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security compromises. Any perceived or actual unauthorized or inadvertent disclosure of personally-identifiable information, whether through a compromise of the Company’s network by an unauthorized party, employee theft, misuse or error or otherwise, could harm the Company’s reputation, impair the Company’s ability to attract website visitors, or subject the Company to claims or litigation arising from damages suffered by consumers, and adversely affect the Company’s operations, financial performance and condition.

The Company depends on cash generated from its operations to support its growth, and the Company may need to raise additional capital, which may not be available on terms acceptable to the Company or at all.

The Company primarily relies on cash flow generated from its sales to fund its current operations and growth initiatives. As the Company expands its business, the Company will need significant cash from operations to purchase inventory, increase product development, expand its manufacturer and supplier relationships, pay personnel, pay for the increased costs associated with operating as a public company and further invest in sales and marketing efforts. If the Company’s business does not generate sufficient cash flow from operations to fund these activities and sufficient funds are not otherwise available from the Company’s current or future credit facility, the Company may need additional equity or debt financing. If such financing is not available to the Company on satisfactory terms, the Company’s ability to operate and expand the Company’s business or to respond to competitive pressures could be harmed. Moreover, if the Company raises additional capital by issuing equity securities or securities convertible into equity securities, the ownership of the Company’s existing stockholders may be diluted. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of the Common Stock. In addition, any indebtedness the Company incurs may subject the Company to covenants that restrict the Company’s operations and will require interest and principal payments that could create additional cash demands and financial risk for the Company.

Indebtedness of the Company and its subsidiaries may limit the Company’s and its subsidiaries’ ability to invest in the ongoing needs of its business and if the Company and its subsidiaries are unable to comply with the covenants in its current credit agreements, the Company’s and its subsidiaries’ business, sales, financial condition and results of operations could be harmed.

As of July 16, 2021, the direct subsidiary of the Company, Holley Purchaser, Inc., a Delaware corporation (“Holley Purchaser”), had an aggregate of $542.0 million principal amount of indebtedness outstanding under that certain First Lien Credit Agreement, dated as of October 26, 2018 (as amended, restated and/or supplemented), among Holley Purchaser, as borrower representative, the Company, UBS AG Stamford Branch, as agent, the lenders party thereto, and the other parties thereto from time to time (the “First Lien Credit Agreement”), and an aggregate of $45 million principal amount of indebtedness outstanding (after giving effect to the Debt Paydown) under that certain Second Lien Credit Agreement, dated as of October 26, 2018 (as amended, restated and/or supplemented), among Holley Purchaser, as borrower representative, the Company, AEA Debt Management LP, as agent, the lenders party thereto, and the other parties party thereto from time to time (the “Second Lien Credit Agreement”). Each of the First Lien Credit Agreement and the Second Lien Credit Agreement are jointly and severally guaranteed by the Company and certain of the Company’s wholly-owned material subsidiaries and the Company’s future subsidiaries that become guarantors (together with the Company and Holley Purchaser, collectively, the “Loan Parties”). The First Lien Credit Agreement is secured by a first-priority lien on substantially all of the Loan Parties’ assets, in each case subject to certain customary exceptions. The Second Lien Credit Agreement is secured by a second-priority lien on substantially all of the Loan Parties’ assets, in each case subject to certain customary exceptions.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement places certain conditions on Holley Purchaser, including, subject to certain conditions, reductions and exceptions, requiring Holley Purchaser to utilize a portion of its and its subsidiaries’ cash flow from operations to make payments on its and its subsidiaries’ indebtedness, reducing the availability of the Company’s and its subsidiaries’ cash flow to fund working capital, capital expenditures, development activity, return capital to the Company’s stockholders, and other general corporate purposes. The Company’s and its subsidiaries’ compliance with this condition may limit the Company’s and its subsidiaries’ ability to invest in the ongoing needs of the Company’s and its subsidiaries’ business. For example, complying with this condition:

•	increases the Company’s and its subsidiaries’ vulnerability to adverse economic or industry conditions;

•	limits the Company’s and its subsidiaries’ flexibility in planning for, or reacting to, changes in the Company’s and its subsidiaries’ business or markets;

•

makes the Company and its subsidiaries more vulnerable to increases in interest rates, as borrowings under the First Lien Credit Agreement and the Second Lien Credit Agreement bear interest at variable rates;

•	limits the Company’s and its subsidiaries’ ability to obtain additional financing in the future for working capital or other purposes; and

•	potentially places the Company and its subsidiaries at a competitive disadvantage compared to the Company’s and its subsidiaries’ competitors that have less indebtedness.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement places certain limitations on the Company’s and certain of its subsidiaries’ ability to incur additional indebtedness. However, subject to the certain exceptions and baskets in each of the First Lien Credit Agreement and the Second Lien Credit Agreement, Holley Purchaser and its subsidiaries may incur substantial additional indebtedness under and outside of each such credit agreement. Each of the First Lien Credit Agreement and the Second Lien Credit Agreement also limit or prohibits, among other things, and in each case, subject to exceptions, materiality thresholds and baskets, Holley Purchaser’s and certain of its subsidiaries’ ability to: (a) pay dividends on, redeem or repurchase stock, or make other distributions; (b) incur or guarantee additional indebtedness; (c) sell stock in certain of the Company’s subsidiaries; (d) create or incur liens; (e) make acquisitions or investments; (f) transfer or sell certain assets or merge or consolidate with or into other companies; (g) make certain payments or prepayments of indebtedness subordinated to Holley Purchaser’s obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement, including under the First Lien Credit Agreement, a restriction on the prepayment of indebtedness under the Second Lien Credit Agreement subject to certain baskets and exceptions; and (h) enter into certain transactions with the Company’s affiliates (including paying certain management fees).

In addition to the restrictions described above, each of the First Lien Credit Agreement and the Second Lien Credit Agreement requires the Company and certain of its subsidiaries to comply with certain other covenants, including a financial maintenance covenant regarding the Company’s total net leverage ratio on the last day of each fiscal quarter, with step downs to lower total net leverage ratio levels at specified times as set forth therein. Failure to comply with these covenants and certain other provisions of each of the First Lien Credit Agreement and the Second Lien Credit Agreement, or the occurrence of a change of control, could result in an event of default and an acceleration of the Loan Parties’ obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement or other indebtedness that the Company and its subsidiaries may incur in the future.

If such an event of default and acceleration of the Loan Parties’ obligations occurs, subject to intercreditor agreements agreed to by the lenders, the lenders under each of the First Lien Credit Agreement and the Second Lien Credit Agreement would have the right to proceed against the collateral the Loan Parties granted to them to secure such indebtedness. If the debt under either of the First Lien Credit Agreement or the Second Lien Credit

Agreement were to be accelerated, the Company and its subsidiaries may not have sufficient cash or be able to sell sufficient collateral to repay this debt, which would immediately and materially harm the Company’s and its subsidiaries’ business, sales, financial condition and results of operations. The threat of the Company’s debt being accelerated in connection with a change of control could make it more difficult for the Company to attract potential buyers or to consummate a change of control transaction that would otherwise be beneficial to the Company stockholders.

The Company’s failure to maintain effective internal controls over financial reporting could harm us.

The Company’s management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. As an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The efforts required to ensure that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis, and to remediate any existing material weakness, are costly and time-consuming, and may need to be re-evaluated frequently. Implementing appropriate changes to our internal controls may take a significant amount of time to complete, including that of directors, officers and employees, and may entail substantial costs in order to modify existing accounting systems.

Additionally, we may experience material weaknesses or significant deficiencies in our internal control over financial reporting in the future. For example, in connection with the restatement by Empower of its previously issued audited financial statements as of December 31, 2020 and for the period from August 19, 2020 (inception) through December 31, 2020 as a result of the April 2021 statement by the SEC regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies, Empower identified a material weakness in its internal controls over financial reporting relating to the accounting for warrants issued in connection with Empower’s initial public offering and the Forward Purchase Agreement, dated October 6, 2020, by and among the Company and the A&R FPA Investor. Remediation efforts can be time-consuming and expensive and can place a significant burden on management, thereby increasing pressure on our financial resources and processes. We may not be successful in making the improvements necessary to remediate the existing or any future material weakness, or in doing so in a timely and cost-effective manner.

Any failure to maintain internal control over financial reporting, or any failure to fully remediate the existing or any future material weaknesses that may be found to exist, could inhibit our ability to accurately and on a timely basis report our cash flows, results of operations or financial condition in compliance with applicable securities laws. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock and Warrants could decline and we could be subject to sanctions or investigations by NYSE, the SEC or other regulatory authorities. Failure to remediate any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets and negatively impact the price and trading market for our Common Stock and Warrants.

The Company may acquire or invest in other companies, which could divert the Company management’s attention, result in dilution to the Company’s stockholders, and otherwise disrupt the Company’s operations and harm the Company’s business, sales, financial condition and results of operations.

In the future, the Company may acquire or invest in businesses, products, or technologies that the Company believe could complement or expand the Company business, enhance the Company capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause the Company to incur various costs and expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated.

In any future acquisitions, the Company may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. The Company also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of the Company or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions. In addition, a significant portion of the purchase price of companies the Company may acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the Company’s acquisitions do not yield expected returns, the Company may be required to take charges to the Company results of operations based on this impairment assessment process, which could harm the Company results of operations.

Most members of the Company’s management team do not have prior experience in operating a public company.

Most members of the Company’s management team do not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of the Company being required to devote significant time to these activities which may result in less time being devoted to the management and growth of the Company. In addition, the Company is hiring additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The Company may be required to incur significant expense in connection with these efforts.

If the Company’s goodwill, other intangible assets, or fixed assets become impaired, the Company may be required to record a charge to its earnings.

The Company may be required to record future impairments of goodwill, other intangible assets, or fixed assets to the extent the fair value of these assets falls below their book value. The Company’s estimates of fair value are based on assumptions regarding future cash flows, gross margins, expenses, discount rates applied to these cash flows, and current market estimates of value. Estimates used for future sales growth rates, gross profit performance, and other assumptions used to estimate fair value could cause the Company to record material non-cash impairment charges, which could harm the Company’s business, sales, financial condition and results of operations.

Legal, Regulatory and Compliance Risks Related to Our Business

The Company may become involved in legal or regulatory proceedings and audits.

The Company’s business requires compliance with many laws and regulations, including labor and employment, sales and other taxes, customs, and consumer protection laws and ordinances that regulate retailers generally and/or govern the importation, promotion, and sale of merchandise, and the operation of stores and warehouse facilities. Failure to comply with these laws and regulations could subject the Company to lawsuits and other proceedings, and could also lead to damage awards, fines, and penalties. The Company may become involved in a number of legal proceedings and audits, including government and agency investigations, and consumer, employment, tort, and other litigation. The outcome of some of these legal proceedings, audits, and other contingencies could require the Company to take, or refrain from taking, actions that could harm the Company’s operations or require the Company to pay substantial amounts of money, harming the Company’s business, sales, financial condition and results of operations. Additionally, defending against these lawsuits and proceedings may be necessary, which could result in substantial costs and diversion of management’s attention and resources, harming the Company’s business, sales, financial condition and results of operations. Any pending or future legal or regulatory proceedings and audits could harm the Company’s business, sales, financial condition and results of operations.

The Company may become subject to intellectual property claims or lawsuits that could cause it to incur significant costs or pay significant damages or that could prohibit it from selling its products.

The Company’s competitors also seek to obtain patent, trademark, copyright or other protection of their proprietary rights and designs for automotive products. From time to time, third parties have claimed or may claim in the future that the Company’s products infringe upon their proprietary rights. The Company evaluates any such claims and, where appropriate, has obtained or sought to obtain licenses or other business arrangements. To date, there have been no significant interruptions in the Company’s business as a result of any claims of infringement. However, in the future, intellectual property claims could force the Company to alter its existing products or withdraw them from the market or could delay the introduction of new products.

Various patents have been issued to the Company’s competitors in the automotive parts industry and these competitors may assert that the Company’s products infringe their patent or other proprietary rights. If the Company’s products are found to infringe third-party intellectual property rights, the Company may be unable to obtain a license to use such technology, and it could incur substantial costs to redesign its products, withdraw them from the market, and/or to defend legal actions.

Sales of the Company’s products by unauthorized retailers or distributors could adversely affect the Company’s authorized distribution channels and harm the Company’s reputation.

Some of the Company’s products may find their way to unauthorized outlets or distribution channels. This “gray market” for the Company’s products can undermine authorized retailers and foreign wholesale distributors who promote and support the Company’s products, and can injure the Company’s brands in the minds of its customers and consumers. On the other hand, stopping such commerce could result in a potential decrease in sales to those customers who are selling the Company’s products to unauthorized distributors or an increase in sales returns over historical levels. While the Company has taken some lawful steps to limit commerce of its products in the “gray market” in both the United States and abroad, it has not stopped such commerce.

The Company is subject to environmental, health and safety laws and regulations, which could subject the

Company to liabilities, increase its costs or restrict its operations in the future.

The Company’s properties and operations are subject to a number of environmental, health and safety laws and regulations in each of the jurisdictions in which the Company operates, including, among others, regulations of the California Air Resources Board. These laws and regulations govern, among other things, air emissions, water discharges, handling and disposal of solid and hazardous substances and wastes, soil and groundwater contamination and employee health and safety. The Company’s failure to comply with such environmental, health and safety laws and regulations could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions.

The Company may also be subject to liability for environmental investigations and cleanups, including at properties that the Company currently or previously owned or operated, even if such contamination was not caused by the Company, and the Company may face claims alleging harm to health or property or natural resource damages arising out of contamination or exposure to hazardous substances. The Company may also be subject to similar liabilities and claims in connection with locations at which hazardous substances or wastes the Company has generated have been stored, treated, otherwise managed, or disposed. Environmental conditions at or related to the Company’s current or former properties or operations, and/or the costs of complying with current or future environmental, health and safety requirements (which have become more stringent and complex over time) could materially adversely affect the Company’s business, sales, financial condition and results of operations.

Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect the

Company’s business.

Personal privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions in which the Company operates. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Furthermore, federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, all of which may be subject to invalidation by relevant foreign judicial bodies.

Industry organizations also regularly adopt and advocate for new standards in this area. In the United States, these include rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies, including, but not limited to, the California Consumer Privacy Act (“CCPA”). Internationally, many jurisdictions in which the Company operates have established their own data security and privacy legal framework with which the Company or its customers must comply, including but not limited to, the European General Data Protection Regulation (“GDPR”), which imposes certain privacy-

related obligations and potential penalties and risks upon the Company’s business. In many jurisdictions, enforcement actions and consequences for noncompliance are also rising. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to the Company. Any inability or perceived inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to the Company, damage its reputation and adversely affect its business.

The Company’s insurance policies may not provide adequate levels of coverage against all claims and the Company may incur losses that are not covered by its insurance.

The Company maintains insurance of the type and in amounts that the Company believes is commercially reasonable and that is available to businesses in its industry. The Company carries various types of insurance, including general liability, auto liability, workers’ compensation and excess umbrella, from highly rated insurance carriers. Market forces beyond the Company’s control could limit the scope of the insurance coverage that the Company can obtain in the future or restrict its ability to buy insurance coverage at reasonable rates. The Company cannot predict the level of the premiums that the Company may be required to pay for subsequent insurance coverage, the level of any deductible and/or self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks. In the event of a substantial loss, the insurance coverage that the Company carries may not be sufficient to compensate the Company for the losses the Company incurs or any costs the Company is responsible for.

The Company may face litigation and other risks as a result of Empower’s restatement of its historical financial statements and related matters.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Warrant Agreement, dated October 6, 2020, between Continental Stock Transfer & Trust Company, as Warrant agent, and Empower (the “Warrant Agreement”). Following the issuance of the SEC Statement, after consultation with Empower’s independent registered public accounting firm, Empower’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020 and for the period from August 19, 2020 (inception) through December 31, 2020. As part of the restatement, Empower identified a material weakness in its internal controls over financial reporting.

As a result of such material weakness, the restatement, the change in accounting for the Warrants and the A&R FPA, and other matters raised or that may in the future be raised by the SEC, the Company faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in Empower’s internal control over financial reporting and the preparation of Empower’s financial statements. As of the date of this prospectus, the Company has no knowledge of any such litigation or dispute. However, the Company can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the Company’s business, results of operations and financial condition.

Changes in tax laws or unanticipated tax liabilities could adversely affect the Company’s effective income tax rate and profitability.

The Company is subject to income taxes in the United States (federal and state) and various foreign jurisdictions. The Company’s effective income tax rate could be adversely affected in the future by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations or their interpretations and application, and the outcome of income tax audits in various jurisdictions around the world. In particular, the Biden administration has proposed increases to the U.S. corporate income tax rate from 21% to 28% and made other proposals. If any of these (or similar) proposals are ultimately enacted into law, in whole or in part, they could have a negative impact on our effective tax rate. We cannot predict the likelihood, timing or substance of U.S. tax proposals and will continue to monitor the progress of such proposals, as well as other global tax reform initiatives.

Risks Related to Ownership of Our Securities

Certain of the Company’s stockholders, including the Holley Stockholder and the Sponsor, may have conflicts of interest with other stockholders and may limit your ability to influence corporate matters.

The Holley Stockholder, and the Sponsor (together with its affiliates) beneficially own, in the aggregate, approximately 67.82% of our shares of Common Stock. See “Principal Securityholders” and “Selling Securityholders” for more information on the beneficial ownership of our Common Stock. As a result of this concentration of stock ownership, these parties acting together and, in the case of the Holley Stockholder, on its own, have sufficient voting power to effectively control all matters submitted to our stockholders for approval, including director elections and proposed amendments to our certificate of incorporation and bylaws. At the Closing, the Company, the Sponsor, the Sponsor Investors, the Holley Stockholder and the Sentinel Investors entered into the Stockholders’ Agreement, pursuant to which the Holley Stockholder and the Sponsor have the right to designate nominees for election to the Company’s board of directors subject to certain beneficial ownership requirements. See “Management—Director Nominations” for more information.

In addition, this concentration of ownership may delay or prevent a merger, consolidation or other business combination or change in control of our Company and make some transactions that might otherwise give you the opportunity to realize a premium over the then-prevailing market price of our securities more difficult or impossible without their support. Because we have opted out of Section 203 of the Delaware General Corporation Law (“DGCL”) regulating certain business combinations with interested stockholders, after the lock-up periods discussed in “Securities Eligible for Future Sale” expire, as applicable, these parties may transfer their shares of Common Stock and such control of us to a third party, which would not require the approval of our board of directors or other stockholders and may limit the price that investors are willing to pay in the future for shares of our Common Stock. The interests of these parties may not always coincide with our interests as a company or the interests of other stockholders. Accordingly, these parties could cause us to enter into transactions or agreements of which you would not approve or make decisions with which you would disagree. This concentration of ownership may also adversely affect the trading prices of our securities.

Each of the Holley Stockholder and the Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with the Company. The certificate of incorporation provides that none of the Holley Stockholder, the Sponsor, any of their affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of the Company’s officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. Each of the Holley Stockholder and the Sponsor also may pursue acquisition opportunities that may be complementary to the Company’s business and, as a result, those acquisition opportunities may not be available to the Company.

Warrants will become exercisable for Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The Company has an aggregate of 14,666,667 Warrants issued and outstanding, representing the right to purchase an equivalent amount shares of Common Stock. The Warrants will become exercisable on October 9, 2021. The exercise price of the Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Common Stock. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve of such amendment.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of the Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of Common Stock purchasable upon exercise of a Warrant.

The market price and trading volume of Common Stock and Warrants may be volatile.

Stock markets, including the NYSE, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Common Stock and Warrants, the market price of Common Stock and Warrants may be volatile and could decline significantly, whether or not any price changes are related to matters specific to the Company. In addition, the trading volume in Common Stock and Warrants may fluctuate and cause significant price variations to occur. If the market price of Common Stock and Warrants declines significantly, you may be unable to resell your shares of Common Stock and Warrants at or above the market price of Common Stock and Warrants. We cannot assure you that the market price of Common Stock and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•

actual or anticipated differences in the Company’s estimates, or in the estimates of analysts, for the Company’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of Common Stock;

•	perceptions of the investment opportunity associated with Common Stock relative to other investment alternatives;

•	the performance and market valuations of other similar companies;

•	future announcements concerning the Company’s business or its competitors’ businesses;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert the Company’s management’s attention and resources, which could have a material adverse effect on the Company.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about the Company, its share and Warrant price and trading volume could decline significantly.

The market for Common Stock and Warrants depends in part on the research and reports that securities or industry analysts publish about the Company or its business. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the market price and liquidity for Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Company downgrade their opinions about Common Stock, publish inaccurate or unfavorable research about the Company, or cease publishing about the Company regularly, demand for Common Stock and Warrants could decrease, which might cause its share and Warrant price and trading volume to decline significantly.

Future sales of our Common Stock and Warrants in the public market could cause our stock price to fall.

Certain holders of our Common Stock and Warrants have entered into the lock-up agreements in connection with the Business Combination. The counterparties to these agreements may, in certain instances, without notice, release all or any portion of the securities subject to these lock-up agreements. See the section entitled “Securities Eligible for Future Sale” for a description of these lock-up agreements. The market price of our Common Stock and Warrants may decline materially when these restrictions on resale by our other affiliates lapse or if they are waived.

The Holley Stockholder and the Sponsor (together with its affiliates) beneficially own, in the aggregate, approximately 67.82% of our shares of Common Stock. See “Principal Securityholders” and “Selling Securityholders” for more information on the beneficial ownership of our Common Stock. Upon the expiration of the lock-up agreements, all shares held by our affiliates will be eligible for resale in the public market, subject to applicable securities laws, including the Securities Act. Therefore, unless shares owned by any of our affiliates are registered under the Securities Act, these shares may only be resold into the public markets in accordance with the requirements of an exemption from registration or safe harbor, including Rule 144 and the volume limitations, manner of sale requirements and notice requirements thereof. However, pursuant to the terms the A&R Registration Rights Agreement, the Sponsor and the Holley Stockholder have the right to demand that we register their shares under the Securities Act as well as the right to include their shares in any registration statement that we file with the SEC, subject to certain exceptions. See the section entitled “Certain Relationships and Related Party Transactions.” The registration statement of which this prospectus forms a part, which was filed pursuant to these registration rights, and any registration of other shares we may file in the future, enable those securities to be sold in the public market, subject to certain restrictions in the lock-up agreements referred to above. Any sale by the Holley Stockholder, the Sponsor or other affiliates and stockholders, including in any offering pursuant to this prospectus, or any perception in the public markets that such a transaction may occur could cause the market price of our Common Stock and Warrants to decline materially.

An active, liquid trading market for our securities may not develop, which may limit your ability to sell your securities.

An active trading market for our securities may never develop or be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Common Stock and Warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing securities and may impair our ability to acquire other companies or technologies by using our securities as consideration.

The Company is a “controlled company” within the meaning of the NYSE Listed Company Manual and, as a result, qualifies for exemptions from certain corporate governance requirements. If we rely on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Holley Stockholder owns a majority of our Common Stock, meaning that the Company is a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. We are not utilizing these exemptions; however, if in the future we decide to rely on such exemptions, we may elect not to comply with the foregoing NYSE corporate governance requirements and, if we do, investors in our securities may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

The Company may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

The Company has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders. If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. The Company will use its best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the Warrants were offered. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Warrants will be redeemable by the Company so long as they are held by the Sponsor, or its permitted transferees.

The NYSE may delist the Company’s securities from trading on its exchange, which could limit stockholders’ ability to make transactions in its securities and subject the Company to additional trading restrictions.

Our Common Stock and Warrants are currently listed on NYSE. We cannot assure you that our securities will continue to be listed on the NYSE. In order to continue listing our securities on the NYSE, the Company will be required to maintain certain financial, distribution and stock price levels. Generally, the Company will be required to maintain a minimum amount in stockholders’ equity.

If the NYSE delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Company’s Common Stock and Warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of its securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if the Company was no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Future issuances of debt securities and equity securities may adversely affect the Company, including the market price of Common Stock and may be dilutive to existing stockholders.

There is no assurance that the Company will not incur debt or issue equity ranking senior to Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that the Company issues in the future may have rights, preferences and privileges more favorable than those of Common Stock. Separately, additional financing may not be available on favorable terms, or at all. Because the Company’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond the Company’s control, it cannot predict or estimate the amount, timing, nature or success of the Company’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Common Stock and be dilutive to existing stockholders.

The Company does not intend to pay cash dividends for the foreseeable future.

The Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

The Company qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Common Stock and Warrants that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the Common Stock and Warrants of the Company less attractive because we will rely on these exemptions. If some investors find the Common Stock and Warrants of the Company less attractive as a result, there may be a less active trading market for the Common Stock, and Warrants of the Company and more stock price volatility.

Delaware law and the Company’s certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The certificate of incorporation, bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, and therefore depress the trading price of Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the certificate of incorporation and bylaws include provisions regarding:

•	a classified board of directors with staggered, three-year terms;

•	prevent stockholders from acting by written consent;

•	limit the ability of stockholders to amend our certificate of incorporation;

•	limit the ability of stockholders to remove directors;

•	prevent stockholders from calling special meetings of stockholders;

•

the ability of the board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder;

•	the certificate of incorporation prohibits cumulative voting in the election of directors;

•	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•	the ability of the board of directors to amend the bylaws; and

•	advance notice procedures with which stockholders must comply to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting.

These provisions, alone or together, could discourage, delay or prevent hostile takeovers and changes in control, including transactions in which the acquirer may offer a premium price for our Common Stock and Warrants, or changes in the Company’s board of directors or management. See “Description of Securities—Certain Anti-Takeover Provisions of Delaware Law; Certificate of Incorporation and Bylaws.”

In addition, our Incentive Plan provides for accelerated vesting of awards that are assumed or substituted in connection with a change in control of the Company as a result of the change in control if a participant experiences a qualifying termination within two years following the change in control, which could discourage, delay or prevent a merger or acquisition at a premium price.

The provisions of the certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The certificate of incorporation provides that, unless the Company selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Common Stock will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the certificate of incorporation’s exclusive forum provision (an “FSC Enforcement Action”), and (ii) having service of process made upon such holder of Common Stock in any such FSC Enforcement Action by service upon such holder of Common Stock’s counsel in such action as agent for such holder of Common Stock.

These provisions may have the effect of discouraging lawsuits against the Company’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the certificate of incorporation to be inapplicable or unenforceable in such action.

USE OF PROCEEDS

All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company will receive up to an aggregate of approximately $72.8 million from the exercise of the Warrants offered by the Selling Securityholders pursuant to this prospectus, assuming the exercise in full of all of the Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, the Company intends to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock or the Warrants to date. The board of directors may from time to time consider whether or not to institute a dividend policy. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the board of directors. The Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 present the combination of the financial information of Empower and Holley after giving effect to the Business Combination, the PIPE Financing, the A&R FPA, and the Debt Paydown, and have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the unaudited historical condensed balance sheet of Empower as of March 31, 2021 with the unaudited historical condensed consolidated balance sheets of Holley as of March 28, 2021 giving effect to the Business Combination, the PIPE Financing, the A&R FPA, and the Debt Paydown described in the accompanying notes, on a pro forma basis as if each had been completed as of March 31, 2021.

The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 combines the unaudited historical condensed statement of operations of Empower for the three months ended March 31, 2021 and the period from August 19, 2020 (inception) through December 31, 2020 with the unaudited historical condensed consolidated statements of comprehensive income (loss) of Holley for the 13 weeks ended March 28, 2021 and the year ended December 31, 2020 on a pro forma basis giving effect to the Business Combination, the PIPE Financing, the A&R FPA, and the Debt Paydown described in the accompanying notes, on a pro forma basis as if each had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any integration costs, tax deductibility of transaction costs, or anticipated synergies in the pre-acquisition period of entities acquired by Holley. These synergies are effective starting on the date of each acquisition and therefore, are not fully captured in the results for the three months ended March 31, 2021 and the year ended December 31, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the unaudited historical condensed financial statements of each of Empower and Holley and the notes thereto, as well as the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On March 11, 2021, Empower entered into the Merger Agreement with Merger Sub I, Merger Sub II and Holley Intermediate, pursuant to which, among other things, following the Domestication, (i) Merger Sub I, a direct wholly owned subsidiary of Empower, merged with and into Holley Intermediate, with Holley Intermediate surviving such merger as a wholly owned subsidiary of Holley and (ii) Merger Sub II, a direct wholly owned subsidiary of Empower, merged with and into Holley Intermediate, with Merger Sub II surviving such merger as a wholly owned subsidiary of Holley.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Empower has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Holley having a relative majority of the voting power of the Company, the operations of Holley prior to the acquisition comprising the only ongoing operations of the Company, and senior management of Holley comprising the majority of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Holley with the acquisition being treated as the equivalent of Holley issuing stock for the net assets of Empower, accompanied by a recapitalization. The net assets of Empower have been stated at historical cost, with no goodwill or other intangible assets recorded.

In connection with the execution of the Merger Agreement, Empower entered into the PIPE Subscription Agreements with the PIPE Investors to sell an additional 24,000,000 shares of Common Stock (at a price of $10.00 per share) at Closing, for a total aggregate purchase price of up to $240.0 million. Per the Merger Agreement, $100.0 million of the PIPE Financing proceeds were used for the Debt Paydown.

Pursuant to the A&R FPA, Empower entered into an agreement to issue 5,000,000 Empower Units to the A&R FPA Investor, which was subsequently assigned to the New FPA Purchasers, and consummated concurrently with the Closing, for total proceeds of $50.0 million.

Unaudited Pro forma Condensed Combined Balance Sheet

As of March 31, 2021

(in USD thousands)

	Empower (Historical)	Holley (Historical)	Pro Forma Transaction Accounting Adjustments	Financing Transaction Accounting Adjustments	Pro Forma Adjustments for A&R FPA	Pro Forma Consolidated	Note
Assets
Cash and cash equivalents	$1,027	$87,462	$(154,306)	$133,012	$50,000	$117,195	a
Accounts receivable, less allowance for credit losses	—	55,285	—	—	—	55,285
Inventory	—	126,194	—	—	—	126,194
Prepaids and other current assets	320	6,891	—	—	—	7,211

Total current assets	1,347	275,832	(154,306)	133,012	50,000	305,885
Property, plant and equipment, net	—	44,581	—	—	—	44,581
Goodwill	—	359,099	—	—	—	359,099
Cash and marketable securities held in Trust Account	250,109	—	(250,109)	—	—	—	a
Other intangible assets, net	—	401,186	—	—	—	401,186

Total assets	251,456	1,080,698	(404,415)	133,012	50,000	1,110,751

Liabilities and stockholders’ equity
Accounts payable	—	36,107	—	—	—	36,107
Accrued interest	—	6,164	—	—	—	6,164
Accrued liabilities	—	26,003	—	—	—	26,003
Acquisition contingent consideration payable	—	24,373	—	—	—	24,373
Other Accrued expenses	2,998	—	(2,998)	—	—	—	a
Current portion of long-term debt	—	5,528		—	—	5,528

Total current liabilities	2,998	98,175	(2,998)	—	—	98,175
Warrant liability	15,527	—	—	—	1,967	17,494	a
A&R FPA liability	1,750	—	—	—	(1,750)	—	a
Earn-out liability	—	—	19,009	—	—	19,009	b
Deferred underwriting fee payable	8,750	—	(8,750)	—	—	—	a
Long-term debt, net of current portion	—	650,123	—	(100,000)	—	550,123	c
Long-term debt due to related party	—	20,000	—	—	—	20,000
Deferred taxes	—	71,814	—	—	—	71,814
Other noncurrent liabilities	—	2,146	—	—	—	2,146

Total liabilities	29,025	842,258	7,261	(100,000)	217	778,761

Ordinary shares subject to possible redemption	217,431	—	(217,431)	—	—	—	d
Shareholders’ Equity
Class A ordinary shares	—	—	82	22	5	109	d
Class B ordinary shares	1	—	(1)	—	—	—	d
Common stock	—	—	—	—	—	—
Additional paid-in capital	12,460	239,021	(182,778)	232,990	49,778	351,471	d
Accumulated other comprehensive loss	—	(690)	—	—	—	(690)
Retained earnings (accumulated deficit)	(7,461)	109	(11,548)	—		(18,900)	d

Total stockholders’ equity	5,000	238,440	(194,245)	233,012	49,783	331,990

Total liabilities and stockholders’ equity	$251,456	$1,080,698	$(404,415)	$133,012	$50,000	$1,110,751

Unaudited Pro forma Condensed Combined Statement of Comprehensive Loss

For the three months ended March 31, 2021

(in USD thousands, except share and per share amounts)

	Empower (Historical)	Holley (Historical)	Pro Forma Transaction Accounting Adjustments	Financing Transaction Accounting Adjustments	Pro Forma Adjustments For A&R FPA	Pro Forma Consolidated	Note
Revenue	—	160,332	—	—	—	160,332
Cost of goods sold	—	94,653	—	—	—	94,653
Operating Expenses		—	—	—	—	—
Selling, general and administrative	—	24,012	—	—	—	24,012
Research and development costs	—	5,969	—	—	—	5,969
Formation and operational costs	2,937	—	—	—	—	2,937
Amortization of intangibles	—	3,336	—	—	—	3,336
Acquisition, restructuring and management fee costs	—	18,833	—	—	—	18,833
Related party acquisition and management fee costs	—	881	—	—	—	881
Other income	—	(133)	—	—	—	(133)

Total operating expenses	2,937	52,898	—	—	—	55,835
Income (loss) before interest expense and income taxes	(2,937)	12,781	—	—	—	9,844
Interest expense	—	10,071	—	(2,101)	—	7,970	AA
Interest income	52	—	(52)	—	—	—	AB

Income (loss) before income taxes	(2,885)	2,710	(52)	2,101	—	1,874
Unrealized gain (loss) on other marketable securities	4	—	—	—	—	4
Change in fair value of warrant liability	(437)	—	—	—	—	(437)
Change in fair value of forward purchase agreement liability	300	—	—	—	(300)	—	AC
Transaction costs	—	—	—	—	—	—
Income tax expense (benefit)	—	4,766	—	530	—	5,296	AD

Net loss	(3,018)	(2,056)	(52)	1,571	(300)	(3,855)

Comprehensive loss:	—	—				—
Foreign currency translation adjustment	—	(16)	—	—	—	(16)
Pension liability loss	—	—	—	—	—	—

Total comprehensive loss	(3,018)	(2,072)	(52)	1,571	(300)	(3,871)

Weighted average shares outstanding, basic and diluted	9,209,782					115,805,639
Basic and diluted net income per share	(0.33)					(0.03)

Unaudited Pro forma Condensed Combined Statement of Comprehensive Income (Loss)

For the year ended December 31, 2020

(in USD thousands, except share and per share amounts)

	Empower (Historical)	Holley (Historical)	Pro Forma Transaction Accounting Adjustments	Financing Transaction Accounting Adjustments	Pro Forma Adjustments for A&R FPA	Pro Forma Consolidated	Note
Revenue	—	504,179	—	—	—	504,179
Cost of goods sold	—	295,935	—	—	—	295,935
Operating Expenses		—	—	—	—	—
Selling, general and administrative	—	70,875	—	—	—	70,875
Research and development costs	—	23,483	—	—	—	23,483
Formation and operational costs	274	—	—	—	—	274
Amortization of intangibles	—	11,082	—	—	—	11,082
Acquisition, restructuring and management fee costs	—	9,743	—	—	—	9,743
Related party acquisition and management fee costs	—	6,089	—	—	—	6,089
Other income	—	1,517	—	—	—	1,517

Total operating expenses	274	122,789	—	—	—	123,063
Income (loss) before interest expense and income taxes	(274)	85,455	—	—	—	85,181
Interest expense	—	43,772	—	(9,513)	—	34,259	AA
Interest income	49	—	(49)	—	—	—	AB

Income (loss) before income taxes	(225)	41,683	(49)	9,513	—	50,922
Unrealized gain (loss) on other marketable securities	4	—	—	—	—	4
Change in fair value of warrant liability	(1,690)	—	—	—	—	(1,690)
Change in fair value of purchase agreement liability	(2,050)	—	—	—	2,050	—	AC
Transaction costs	(483)	—	—	—	—	(483)
Income tax expense (benefit)	—	8,826	—	2,399	—	11,225	AD

Net income (loss)	(4,444)	32,857	(49)	7,114	2,050	37,528

Comprehensive income (loss):	—	—				—
translation adjustment	—	16	—	—	—	16
Pension liability loss	—	(293)	—	—	—	(293)

Total comprehensive income (loss)	(4,444)	32,580	(49)	7,114	2,050	37,251

Weighted average shares outstanding, basic and diluted	7,850,413					115,805,639
Basic and diluted net income per share	(0.58)					0.32

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The pro forma adjustments reflecting the completion of the Business Combination, the PIPE Financing, and the transactions contemplated by the A&R FPA are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Empower is treated as the “acquired” company for financial reporting purposes. The net assets of Empower are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Holley.

The Business Combination will be accounted for as a reverse recapitalization because Holley has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-merger equity holders of Holley hold the majority of voting rights in the Company;

•	The pre-merger equity holders of Holley have the right to appoint the majority of members of the Company’s board of directors;

•	Senior management of Holley comprise the senior management of the Company; and

•	Operations of Holley comprise the ongoing operations of the Company.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Holley issuing stock for the net assets of Empower, accompanied by a recapitalization.

Following the closing of the Business Combination, holders of Empower Class A Shares that exercised their redemption rights received their per share redemption price out of the funds in the trust account. Each holder of Empower Class A Shares was able to elect to redeem all or a portion of its Empower Class A Shares at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account).

The 2,187,500 Earn-Out Shares issued to Sponsor at Closing are carried as a liability on the pro forma balance sheet. The Earn-Out shares do not have an income statement impact as the fair value of the Earn-Out liability has not materially changed. Please see the section entitled “Certain Relationships and Related Party Transactions — Empower — Founder Shares” for additional information on vesting and forfeiture of the Earn-Out Shares.

Note 2 — Description of the Business Combination

On March 11, 2021, Empower entered into the Merger Agreement with Merger Sub I, Merger Sub II and Holley, pursuant to which, among other things, following the Domestication, (i) Merger Sub I merged with and into Holley Intermediate, the separate corporate existence of Merger Sub I ceased and Holley Intermediate became the surviving corporation and a wholly owned subsidiary of Empower, and (ii) Holley Intermediate merged with and into Merger Sub II, the separate corporate existence of Holley Intermediate ceased and Merger Sub II became the surviving limited liability company and a wholly owned subsidiary of Empower.

At the Closing, Empower ceased to exist, and the Company will operate under the name “Holley Inc.”.

As a result of and upon the Closing, among other things, all outstanding shares of Holley common stock as of immediately prior to the effective time of Merger I were cancelled in exchange for the right to receive an aggregate of $264.7 million in cash (subject to adjustment) and 67,673,884 shares (subject to adjustment) of Common Stock (at a deemed value of $10.00 per share). Cash consideration was reduced by COVID-19 related deferral taxes and accrued and unpaid income tax liabilities for any tax period prior to closing (but giving effect to certain transaction tax deductions and prepayments not less than zero). Because redemptions of Empower Class A Shares resulted in the trust account having an amount less than $540 million at the Closing (after giving effect to proceeds received from the PIPE Financing and A&R FPA, but before payment of the unpaid transaction expenses of the parties), (i) cash consideration was proportionally reduced by the shortfall of $99.4 million and (ii) securities consideration was proportionally increased at a price of $10.00 per share of Common Stock.

An additional 24,000,000 shares of Common Stock were purchased (at a price of $10.00 per share) at the Closing by the PIPE Investors, for a total aggregate purchase price of $240.0 million. Per the Merger Agreement, $100.0 million of the PIPE Financing proceeds were used to partially pay off Holley’s debt.

Pursuant to the A&R FPA, Empower issued 5,000,000 Empower Units to the New FPA Purchasers, concurrently with the Closing, for total proceeds for $50.0 million.

Pursuant to the governing documents of Empower, holders of Empower Class A Shares were offered the opportunity to redeem, upon the closing of the Business Combination, all or a portion of such holder’s Empower Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (as of two business days prior to the Closing).

Subject to the terms and conditions set forth in the Merger Agreement, the Holley Stockholder received aggregate consideration with a value equal to $1,155,000,000, which consists of (a) $264,717,627 of cash consideration and (b) $676,738,839 in shares of Common Stock based on an assumed price of $10.00 per share. This consideration was determined given (i) the trust account value at redemption of $250,113,825, (ii) the per share redemption amount is equal to approximately $10.005, (iii) that 9,930,745 Empower Class A Shares were redeemed for an aggregate payment of approximately $99.4 million from the trust account, and (iv) there is an upward adjustment to the securities consideration issued to the Holley Stockholder pursuant to the Merger Agreement.

The following table summarizes the pro forma Common Stock issued and outstanding immediately after the Closing, excluding the potential dilutive effect of the exercise of the Warrants and Earn-Out Shares.

	Shares	%
Empower public shareholders	15,069,255	13.01%
Holley Stockholder	67,673,884	58.44%
Sponsor and related parties	9,062,500	7.83%
PIPE Investors	24,000,000	20.72%
Closing Shares	115,805,639	100.00%

Note 3 — Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a. Cash. Represents the impact of the Business Combination on the cash balance of Holley. The table below represents the sources and uses of funds related to the Business Combination:

	Note
Cash balance of Empower prior to the Business Combination		$1,027
Cash balance of Holley prior to the Business Combination		87,462
Total Pre-adjustment cash balance		88,489
Proceeds from cash held in Trust Account	1	250,114
PIPE proceeds	2	240,000
A&R FPA proceeds	3	50,000
Payment to redeeming Empower stockholders	4	(99,353)
Payment to the Sellers	5	(264,718)
Payment of accrued expenses	6	(2,998)
Payment of deferred offering costs	7	(8,750)
Payment of transaction costs	7	(35,589)
Debt paydown from PIPE proceeds	8	(100,000)

Adjustment to cash in connection with the Business Combination		28,706
Ending cash and restricted cash balance	9	117,195

(1)	Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination.

(2)	Represents the issuance, pursuant to the PIPE Financing consummated concurrently with the Closing, to the PIPE Investors of 24.0 million shares of Common Stock at a price of $10 per share.

(3)	Represents the issuance of 5,000,000 Empower Units under the A&R FPA to the New FPA Purchasers, consummated concurrently with the Closing.

(4)	Represents the amount paid to Empower shareholders who exercised their redemption rights.

(5)	Represents the amount of cash paid to the existing equity holders of the Holley Stockholder upon the consummation of the Business Combination.

(6)	Represents payment of Empower’s accrued expenses.

(7)

Reflects the settlement of $35.6 million of transaction costs and $8.8 million of Empower’s deferred underwriting fees at close in connection with the Business Combination. The $35.6 million of transaction fees relates to advisory, legal, accounting, printing and other fees to be incurred, including $7.0 million of PIPE Financing expenses.

(8)	Reflects Debt Repayment of Holley’s debt with net cash proceeds from the PIPE Financing in an aggregate principal amount of $100.0 million. See Note 3(b) below.

(9)

Amount excludes the impact of Holley’s second quarter acquisition of AEM Performance Inc., which occurred on April 14, 2021. The purchase price was approximately $52 million and was funded by Holley using cash on hand. See “Note 14 (Subsequent Events)” to Holley’s unaudited condensed consolidated financial statements, which are incorporated by reference into the Form 8-K to which this Unaudited Pro Forma Condensed Combined Financial Information is attached.

b. Earn-Out Liability. Represents recognition of earn-out related to 2,187,500 shares of Common Stock as required under terms of the Merger Agreement. The earn-out is classified as a liability in the unaudited pro forma condensed combined balance sheet and becomes issuable upon achieving certain market share price milestones as outlined in the Merger Agreement during the earn-out period. The earn-out liability was recognized at its estimated fair value of $19,009,375 as of March 31, 2021. This liability will be remeasured to its fair value at the end of each reporting period, and subsequent changes in the fair value post-Business Combination will be recognized in the Company’s statement of operations within other income/expense.

c. Debt. Represents the impact of the Business Combination on the debt balance, specifically in respect of the net cash proceeds from the PIPE Financing in an aggregate principal amount of $100.0 million, (as also indicated above per Pro Forma adjustment (a)(8)). The following table represents the impact of the Debt Paydown by Empower shareholders:

Debt paydown from PIPE proceeds	$100,000
Allocated to:
Long-term debt, net of current portion and deferred loan costs	$100,000

d. Equity

The following table represents the impact of the Business Combination on total equity section:

		Common Stock				Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings Accumulated Deficit
		Number of Shares		Par Value
	Note	Class A Stock	Class B Stock	Class A Stock	Class B Stock
Pre Business Combination — Empower		3,266,381	6,250,000	—	1	—	12,460	—	(7,461)
Pre Business Combination — Holley		—	—	—	—	—	239,021	(690)	109
Founder Shares	1	4,062,500	(6,250,000)	—	(1)	—	—	—	—

Balances after share transaction of the Company		7,328,881	—	—	—	—	251,481	(690)	(7,352)

Reclassification of redeemable shares to Class A shares	2	21,733,619	—	22	—	—	226,130	—	—
Less: Redemption of redeemable stock	10	(9,930,745)	—	(10)	—	—	(99,307)	—	—
Cash to the Holley Stockholder at Business Combination	3	—	—	—	—	—	(264,718)	—	—
Shares issued to Holley Stockholder as consideration	4	67,673,884	—	68	—	—	(68)	—	—
PIPE Financing Proceeds	5	24,000,000	—	24	—	—	232,987	—	—
Forward purchase agreement proceeds	6	5,000,000	—	5	—	—	49,778	—	—
Earn-out liability	7	—	—	—	—	—	—	—	(19,009)
Holley transaction costs	8	—	—	—	—	—	(27,965)	—	—
Empower transaction costs	8	—	—	—	—	—	(9,386)	—	—
Elimination of historical accumulated deficit of Empower	9	—	—	—	—	—	(7,461)	—	7,461
Elimination of historical common stock of Holley		—	—	—	—	—	—		—

Post-Business Combination		115,805,639	—	109	—	—	351,471	(690)	(18,900)

(1) Represents the automatic conversion of Founder Shares into Common Stock at Closing; 2,187,500 shares of Common Stock classified as Earn-Out Shares will be restricted from transfer at Closing subject to vesting and forfeiture.

(2) Represents redeemable shares of Empower Pre-Business Combination, which became permanent equity of the Company at Closing.

(3) Represents Cash consideration received by the Holley Stockholder at Closing subject to the terms and conditions set forth in the Merger Agreement.

(4) Represents shares of Common Stock that were issued to the Holley Stockholder at Closing subject to the terms and conditions set forth in the Merger Agreement; 67,673,884 shares of Common Stock were issued to the Holley Stockholder.

(5) Represents the issuance, in a PIPE Financing consummated concurrently with the Closing, to the PIPE Investors of 24,000,000 shares of Common Stock at a price of $10 per share.

(6) Represents the issuance of 5,000,000 Empower Units under the A&R FPA to the New FPA Purchasers, consummated concurrently with the Closing.

(7) Represents recognition of the earn-out liability under the terms of the Merger Agreement.

(8) Represents capitalized expenses related to the Business Combination as a reduction to equity proceeds.

(9) Represents the equity reclassification of the historical accumulated deficit of Empower to the combined additional paid in capital of the Company.

(10) Represents the amount paid to and the Empower Class A Shares redeemed by Empower public shareholders who exercised their redemption rights.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and twelve months ended December 31, 2020 are as follows:

(AA) Represents the estimated changes in historical interest expense following the partial repayment of the existing debt in the amount of $100.0 million in connection with the Business Combination. The impact of the partial repayment was calculated as follows for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively.

Period	Amount	Rate	Interest
1/1/2021 to 2/26/2021	$100,000	8.73%	$1,383
2/27/2021 to 3/28/2021	100,000	8.61%	718

Total			$2,101

Period	Amount	Rate	Interest
1/1/2020 to 2/28/2020	$100,000	10.41%	$1,706
3/1/2020 to 5/29/2020	100,000	10.11%	2,528
5/30/2020 to 8/28/2020	100,000	8.86%	2,240
8/28/2020 to 11/30/2020	100,000	8.76%	2,287
12/1/2020 to 12/31/2020	100,000	8.73%	752

Total			$9,513

(AB) Represents elimination of investment income and unrealized loss on marketable securities related to the investment held in the trust account.

(AC) Represents the elimination of the loss on Empower’s forward purchase agreement liability whereby New FPA Purchasers purchased, on a private placement basis, an aggregate of 5,000,000 Empower Units, consisting of one share of Common Stock and one-third of one Public Warrant at the Closing of the Business Combination.

(AD) Represents the income tax expense resulting from the pro forma adjustment on interest expense. The impact on the income tax expense due to the partial debt repayment was calculated as follows for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively:

Adjustment	Amount	Tax Rate	Tax Benefit
Partial debt paydown	$2,101	25.22%	$530

Adjustment	Amount	Tax Rate	Tax Benefit
Partial debt paydown	$9,513	25.22%	$2,399

The estimated tax impacts of the pro forma adjustments have been reflected in Income tax expense (benefit) in the unaudited pro forma condensed combined statement of comprehensive income (loss) for the year ended December 31, 2020 and for the three months ended March 31, 2021, by using a tax rate which was determined using the weighted average statutory tax rate of the jurisdictions expected to be impacted. The total effective tax rate of the Company could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for these pro forma condensed combined financial statements is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the Business Combination and those differences may be material.

4. Net Income (Loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented.

Three months ended March 31, 2021
Numerator
Pro forma total comprehensive loss	$(3,871)
Denominator
Empower shareholders	15,069,255
Sellers	67,673,884
Sponsor and related parties	9,062,500
PIPE Investors	24,000,000
Basic and diluted weighted average shares outstanding	115,805,639
Loss per share — basic and diluted	$(0.03)

Year ended December 31, 2020
Numerator
Pro forma total comprehensive income	$37,251
Denominator
Empower shareholders	15,069,255
Sellers	67,673,884
Sponsor and related parties	9,062,500
PIPE Investors	24,000,000
Basic and diluted weighted average shares outstanding	115,805,639
Earnings per share — basic and diluted	$0.32

Pursuant to the Sponsor Agreement, 2,187,500 Earn-Out Shares vest in two equal tranches; 1,093,750 of the Earn-Out Shares will vest the earlier of the date (x) the closing price of the Common Stock equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty-trading day period or (y) Holley completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Holley’s stockholders having the right to exchange their Common Stock at a price per share equal to or exceeding $13.00 per share. The other 1,093,750 of Earn-Out Shares will be subject to the same conditions but will vest at a target price that equals or exceeds $15.00 per share.

The additional 2,187,500 Earn-Out Shares are not included in the computation of diluted earnings per share as the share price as of the closing of the Business Combination is less than $13.00 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “Holley,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Holley and its consolidated subsidiaries, including those periods prior to the Business Combination. The following discussion and analysis should be read in conjunction with Holley’s consolidated financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause Holley’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed in herein and in “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.”

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Holley’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts, with sales, processing, and distribution facilities reaching most major markets in the United States, Canada, Europe and China. Holley designs, markets, manufactures and distributes a diversified line of performance automotive products including fuel injection systems, tuners, exhaust products, carburetors, safety equipment and various other performance automotive products. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance and safety.

Innovation is at the core of our business and growth strategy. Approximately 40%, 40% and 36%, of our annual sales for fiscal 2020, 2019 and 2018, respectively, were generated by products that we first introduced in just the last five years. We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs.

In addition, we have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase direct-to-consumer (“DTC”) scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. While we believe our business is positioned for continued organic growth, we intend to continue evaluating opportunities for strategic acquisitions that would complement our current business and expand our addressable target market. Between 2014 and the end of 2020 we completed eight acquisitions, which have generated $35 million of cost saving synergies through reductions in product cost, elimination of headcount, facility costs and other SG&A expenses.

Factors Affecting our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”

Business Combination

On March 11, 2021, Holley’s predecessor entered into the Merger Agreement with Empower, pursuant to which the parties underwent a series of transactions. The Business Combination closed on July 16, 2021. The

Business Combination was accounted for as a reverse recapitalization. Holley’s predecessor was deemed the accounting acquirer and Holley is the successor registrant, meaning that the financial statements of Holley’s predecessor for previous periods will be disclosed in its future periodic reports filed with the SEC. Under this method of accounting, Empower is treated as the acquired company for financial statement reporting purposes. The most significant change in Holley’s reported financial position and results are a net decrease in cash (as compared to Holley’s Consolidated Balance Sheet at December 31, 2020) of approximately $700,000, after giving effect to the transactions contemplated by the Business Combination, including $240.0 million in gross proceeds from the PIPE Financing and $50 million in gross proceeds from the A&R FPA. Total transaction costs were approximately $44.3 million.

As a result of the Business Combination, Holley listed on the NYSE, which required Holley to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Holley expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Acquisitions

Holley has historically pursued a growth strategy through both organic growth and acquisitions. The Company has pursued acquisitions that it believes will help drive profitability, cash flow and stockholder value. Holley targets companies that are market leaders, expand the Company’s geographic presence, provide a highly synergistic opportunity and enhance Holley’s ability to provide a wide array of its products to its customers through its distribution network.

The most significant of these acquisitions impacting the comparability of our operating results were:

•

Drake Automotive Group: On November 11, 2020, Holley acquired Drake, a designer and seller of automotive aftermarket appearance parts, wheels, chassis & suspension products and accessories. This acquisition increases Holley’s penetration within the Ford/ Mustang platform where it has historically been under indexed relative to the market.

•

Simpson: On November 16, 2020, Holley acquired Simpson, a designer and seller of motorsport safety products including helmets head & neck restraints, seat belts, firesuits and more. This acquisition extended Holley’s footprint into the safety and racing segment.

•

HPI: On October 26, 2018, the Holley Stockholder acquired High Performance Industries, Inc. (“HPI”) and Driven Performance Brands Inc. (“Driven”), each a designer, manufacturer, and distributor of performance automotive products. The business combination of HPI and Driven under the Holley Stockholder was transacted in order to acquire strong automotive brands in the carburetor, fuel injection, exhaust, automotive plumbing, distributor, ignition, and tuning markets.

The acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 2, “Summary of Significant Accounting Policies,” and Note 3, “Acquisition,” in the consolidated financial statements included in this prospectus for additional information related to the Company’s acquisitions and investments.

Seasonality

Holley’s operating results have fluctuated on a quarterly and annual basis in the past and can be expected to continue to fluctuate in the future as a result of a number of factors, some of which are beyond the Company’s control. Due to these factors and others, which may be unknown to the Company at this time, operating results in future periods can be expected to fluctuate. Accordingly, the Company’s historical results of operations may not be indicative of future performance.

Geopolitical

Geopolitical factors could adversely impact the U.S. and other economies, with specific impacts felt by the automotive sector. In particular, changes to international trade agreements, such as the United States-Mexico- Canada Agreement or other political pressures could affect the operations of the Company’s customers, resulting in reduced automotive production in certain regions or shifts in the mix of production to higher cost regions.

Competition

The performance automotive industry is highly competitive. The principal factors on which industry participants compete include technical features, performance, product design, innovation, reliability and durability, brand, time to market, customer service, reliable order execution, and price. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. If Holley’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Regulatory Environment

Holley is subject to federal, state and local regulations including consumer laws and regulations, tax laws and regulations, and engineering and environmental laws and regulations. Holley’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect Holley’s operations and cost of doing business.

COVID-19 Outbreak

The COVID-19 pandemic has resulted and is expected to continue to result in significant economic disruption. Since COVID-19 was declared a pandemic, international, federal and state orders shutting down or restricting business operations to contain the spread of COVID-19 have generally exempted automotive repair and the related supply and distribution of parts as those businesses have generally been classified as critical, essential or life-sustaining. Therefore, the vast majority of Holley’s retail and wholesale customers have been and currently remain open for business. In turn, all of the Company’s facilities have also remained, and currently remain, open and operating, with modified staffing in certain locations where appropriate. Holley has taken actions to promote the welfare of its employees by enhancing safety protocols, including requiring administrative employees to work from home where applicable and implementing social distancing and robust sanitization practices at its facilities. The Company also has adopted a COVID-19 sick leave policy providing continued salary and benefits to eligible employees.

Holley initially experienced softening customer demand as a result of these government-imposed restrictions. While customer orders temporarily dropped in the last two weeks of March 2020 and first two weeks of April 2020 due to government-imposed restrictions, the Company saw a rapid recovery as the second quarter progressed with orders up significantly above prior year. Holley continued to see an increase in orders in the third and fourth quarters of 2020, where sales performance reached a record high for the Company. However, as government-imposed restrictions vary globally and continue to change, it remains difficult to determine the full impact that the pandemic will have on the overall demand environment or on national and international economic and financial markets. Correspondingly, to the extent there may be fluctuations in demand as a result of the pandemic, it remains difficult to determine the full impact that the pandemic will have on various aspects of Holley’s operations, including, but not limited to, inventory levels, the ability to fulfill contractual requirements and staffing at Holley facilities.

Significant uncertainty still exists concerning the overall magnitude of the impact and the duration of the COVID-19 pandemic. As a result, the Company will continue to closely monitor updates regarding the spread of COVID-19 and adjust its operations according to guidelines from local, state and federal officials.

Key Components of Results of Operations

Net Sales

The principal activity from which the Company generates its sales is the designing, marketing, manufacturing and distribution of performance after-market automotive parts for its end consumers. Sales are displayed net of rebates and sales returns allowances. Sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of purchased parts and manufactured products, including materials and direct labor costs. In addition, warranty, shipping and handling and inspection and repair costs are also included within costs of goods sold. Reductions in the cost of inventory to its net realizable value are also a component of cost of goods sold.

Gross Profit and Gross Margin

Gross profit consists of Holley’s net sales less its cost of goods sold. Gross margin is gross profit as a percentage of net sales.

Selling, General, and Administrative

Selling, general, and administrative consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services. In addition, self-insurance, advertising, research and development, pre-production and start-up costs are also included within selling, general, and administrative. The Company expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as expenses for general and director and officer insurance, investor relations and other professional services.

Research and Development Costs

Research and development costs consist of personnel expenses and other costs associated with the development and innovation of new products as well as the maintenance of existing products.

Amortization of Intangibles

Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Acquisition and Restructuring Costs

Acquisition and restructuring costs consist of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions. In addition, operational restructuring costs are included within this classification.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs consist of fees paid to Sentinel Capital Partners pursuant to a management services agreement for management services and consulting services directly attributable to potential acquisitions. The management services agreement with Sentinel Capital Partners was terminated upon the Closing.

Other Expenses

Other expenses consist of foreign currency transaction gains and losses, gains and losses on the disposal of fixed asset and other miscellaneous items.

Operating Income (Loss)

Operating income (loss) consists of Holley’s gross profit less selling, general and administrative expenses, amortization of intangibles, acquisition, restructuring and management fee costs and other expenses.

Interest Expense

Interest expense consists of interest due on the indebtedness under our credit facilities. Interest is based on LIBOR or the prime rate, plus the applicable margin rate. As of December 31, 2020, $542.0 million was outstanding under the First Lien Credit Agreement and $145.0 million outstanding under our Second Lien Credit Agreement.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists of the Company’s current income tax expense less the deferred income tax benefit.

Pension Liability Loss

Pension liability loss consists of the actuarial loss related to the Company’s projected benefit plan obligation.

Foreign Currency Translation Adjustment

Foreign currency translation adjustment is based on the translation of assets and liabilities translated using period end exchange rates and revenue and expenses translated using average exchange rates.

Results of Operations

Thirteen Weeks Ended March 28, 2021 Compared With Thirteen Weeks Ended March 29, 2020

The table below presents Holley’s results of operations for the thirteen weeks ended March 28, 2021 and March 29, 2020:

	For the thirteen weeks ended		Change
	March 28, 2021	March 29, 2020	$	%
Net sales	$160,332	$107,157	$53,175	49.62%
Cost of goods sold	94,653	63,824	30,829	48.30%

Gross profit	65,679	43,333	22,346	51.57%
Selling, general, and administrative	24,012	15,193	8,819	58.05%
Research and development costs	5,969	5,621	348	6.19%
Amortization of intangibles	3,336	2,699	637	23.60%
Acquisition and restructuring costs	18,833	1,414	17,419	1,231.90%
Related party acquisition and management fee costs	881	891	(10)	(1.12%)
Other income	(133)	(159)	26	(16.35%)

Operating income	12,781	17,674	(4,893)	27.68%
Interest expense	10,071	11,505	(1,434)	(12.46%)

Income before income taxes	2,710	6,169	(3,459)	(56.07%)
Income tax expense	4,766	1,317	3,449	261.88%

Net (loss) income	(2,056)	4,852	(6,908)	(142.37%)
Foreign currency translation adjustment	(16)	—	(16)	100.00%

Total comprehensive (loss) income	$(2,072)	$4,852	$(6,924)	(142.70%)

Net Sales

Net sales for the thirteen weeks ended March 28, 2021 increased $53.2 million, or 49.6%, to $160.3 million, as compared to $107.2 million for the thirteen weeks ended March 29, 2020. Net sales during the thirteen weeks ended March 28, 2021 increased $25.9 million due to our 2020 business acquisitions. In addition our electronic products increased $16.2 or 28.4% and our exhaust products increased $4.6 million, or 30.6% on the continued success of our new product introductions.

Cost of Goods Sold

Cost of goods sold for thirteen weeks ended March 28, 2021 increased $30.8 million, or 48.3%, to $94.7 million, as compared to $63.8 million for the thirteen weeks ended March 29, 2020. The increase in cost of goods sold during the thirteen weeks ended March 28, 2021 was in line with a corresponding increase in product sales during such period.

Gross Profit and Gross Margin

Gross profit for the thirteen weeks ended March 28, 2021 increased $22.3 million, or 51.6%, to $65.7 million, as compared to $43.3 million for the thirteen weeks ended March 29, 2020. The increase in gross profit was driven by the increase in sales. Gross margin for the thirteen weeks ended March 28, 2021 increased 0.53% to 41.00% compared to a gross margin of 40.47% for the thirteen weeks ended March 29, 2020.

Selling, General and Administrative

Selling, general and administrative costs for the thirteen weeks ended March 28, 2021 increased $8.8 million, or 58.0%, to $24.0 million, as compared to $15.2 million for the thirteen weeks ended March 29, 2020. $3.7 million of the increase is related to selling, general and administrative costs of the 2020 acquisitions. The increase in costs was also driven by a $1.6 million increase in shipping costs related to higher sales and a $1.7 million increase in costs associated with the Business Combination.

Research and Development Costs

Research and development costs for the thirteen weeks ended March 28, 2021 increased $0.3 million, or 6.2%, to $6.0 million, as compared to $5.6 million for the thirteen weeks ended March 29, 2020. The increase in research and development costs was primarily due to headcount investments as we continue to pursue product innovation and new products.

Amortization of Intangibles

Amortization of intangible assets for the thirteen weeks ended March 28, 2021 increased $0.6 million, or 23.6%, to $3.3 million, as compared to $2.7 million for the thirteen weeks ended March 29, 2020 due to the amortization of the intangible assets of the businesses we acquired during 2020.

Acquisition and Restructuring Costs

Acquisition and restructuring costs increased $17.4 million, to $18.8 million for the thirteen weeks ended March 28, 2021, as compared to $1.4 million for the thirteen weeks ended March 29, 2020. The increase was primarily due to an increase of $17.1 million to the contingent consideration payable from the Simpson acquisition.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs of $0.9 million was comparable to the prior period.

Operating Income

As a result of factors described above, our operating income decreased $4.9 million, or 27.7%, to $12.8 million in the thirteen weeks ended March 28, 2021, as compared to $17.7 million for the thirteen weeks ended March 28, 2020.

Interest Expense

Interest expense for the thirteen weeks ended March 28, 2021 decreased $1.4 million, or 12.5%, to $10.1 million, as compared to $11.5 million for the thirteen weeks ended March 29, 2020. The decrease was due to lower outstanding debt and lower interest rates.

Income before Income Taxes

As a result of factors described above, our income before income taxes decreased $3.5 million to $2.7 million in the thirteen weeks ended March 28, 2021, as compared to $6.2 million for the thirteen weeks ended March 29, 2020.

Income Tax Expense

Income tax expense for the thirteen weeks ended March 28, 2021 increased $3.4 million to $4.8 million, as compared to $1.3 million for the thirteen weeks ended March 28, 2020. The increase was due to an increase in taxable income from the growth in sales. The effective tax rates were 174.8% and 21.4% for the thirteen weeks ended March 28, 2021 and March 29, 2020, respectively. The significant difference between the effective tax rate and the federal statutory rate in 2021 was due to the permanent difference resulting from the adjustment to the Simpson earnout during the period.

Net Income (Loss)

As a result of factors described above, our net (loss) income decreased $6.9 million to a net loss of $2.1 million in the thirteen weeks ended March 28, 2021, as compared to net income of $4.9 million for the thirteen weeks ended March 29, 2020.

Foreign Currency Translation Adjustment

The foreign currency translation adjustment was for the thirteen weeks ended March 28, 2021 resulted from the increase in currency exchange rate for the period.

Total Comprehensive Income (Loss)

As a result of factors described above, total comprehensive (loss) income for the thirteen weeks ended March 28, 2021 decreased $6.9 million to a comprehensive loss of $2.1 million from comprehensive income of $4.9 million for the thirteen weeks ended March 29, 2020.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

The table below presents Holley’s results of operations for the years ended December 31, 2020 and 2019:

	Year ended December 31		Change
	2020	2019	$	%
Net sales	$504,179	$368,663	$135,516	36.76%
Cost of goods sold	295,935	219,884	76,051	34.59%

Gross profit	208,244	148,779	59,465	39.97%
Selling, general, and administrative	70,875	62,371	8,504	13.63%
Research and development costs	23,483	20,630	2,853	13.83%
Amortization of intangibles	11,082	10,456	626	5.99%
Acquisition and restructuring costs	9,743	4,942	4,801	97.15%
Related party acquisition and management fee costs	6,089	3,662	2,427	66.28%
Other expense	1,517	644	873	135.56%

Operating income	85,455	46,074	39,381	85.47%
Interest expense	43,772	50,386	(6,614)	(13.13%)

Income (loss) before income taxes	41,683	(4,312)	45,995	(1,066.67%)
Income tax expense (benefit)	8,826	(4,873)	13,699	(281.12%)

Net income	32,857	561	32,296	5,756.86%
Foreign currency translation adjustment	16	—
Pension liability loss	(293)	(123)

Total comprehensive income	$32,580	$438

Net Sales

Net sales for the year ended December 31, 2020 increased $135.5 million, or 36.8%, to $504.2 million, as compared to $368.7 million for the year ended December 31, 2019. The increase in net sales during 2020 was primarily due to a $ 33.5 million or 64.3% increase in our electronic fuel injection products sold, a $20.1 million or 38.8% increase in our exhaust products sold and a $16.3 million or 31.4% increase in our ignition products sold. These product lines increased as we continued to see growth of our new product introductions. We also believe our ability to fulfill demand with a nimble supply chain contributed to the increase in net sales.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 increased $76.1 million, or 34.6%, to $295.9 million, as compared to $219.9 million for the year ended December 31, 2019. The increase in cost of goods sold during 2020 was driven primarily by an increase in product sales.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2020 increased $59.5 million, or 40.0%, to $208.2 million, as compared to $148.8 million for the year ended December 31, 2019. The increase in gross profit was driven by the increase in sales. Gross margin for the year ended December 31, 2020 increased to 41.3%, as compared to 40.4% for the year ended December 31, 2019. The higher gross margin was primarily due to increased fixed cost leverage from increased sales and integration activities.

Selling, General and Administrative

Selling, general and administrative costs for the year ended December 31, 2020 increased $8.5 million, or 13.6%, to $70.9 million, as compared to $62.4 million for the year ended December 31, 2019. When expressed as a percentage of sales, selling, general and administrative costs decreased to 14.1% of sales for the year ended December 31, 2020, as compared to 16.9% of sales in 2019. The increase in costs was driven by a $3.6 million increase in shipping and handling costs related to higher sales and a $2.4 million increase in costs associated with the significant growth in our DTC business as the Company focused its efforts in growing this business.

Research and Development Costs

Research and development costs for the year ended December 31, 2020 increased $2.9 million, or 13.8%, to $23.5 million, as compared to $20.6 million for the year ended December 31, 2019. The increase in research and development costs were primarily due to headcount investments of $2.3 million as we continue to pursue product innovation and new products.

Amortization of Intangibles

Amortization of intangible assets for the year ended December 31, 2020 increased $0.6 million, or 6%, to $11.1 million for the year ended December 31, 2020, as compared $10.5 million for the year ended December 31, 2019 due to the full year amortization of the Range acquisition intangible assets.

Acquisition and Restructuring Costs

Acquisition and restructuring costs increased $4.8 million, or 97.2%, to $9.7 million for the year ended December 31, 2020, as compared to $4.9 million for the year ended December 31, 2019. The increase was primarily due to $2.3 million in professional fees associated with the Simpson, Drake and Detroit Speed acquisitions completed in 2020 and $3.2 million in restructuring costs incurred with the move of the West Sacramento, CA operations to Bowling Green, KY facilities.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs increased $2.4 million, or 66.3%, to $6.1 million for the year ended December 31, 2020, as compared to $3.7 million for the year ended December 31, 2019. The increase in costs was due to one-time costs associated with acquisition, integration and restructuring activities. The acquisition costs were primarily attributable to the Drake and Simpson acquisitions.

Other Expense

Other expense for the year ended December 31, 2020 increased $0.9 million, or 135.6%, to $1.5 million, as compared to $0.6 million for the year ended December 31, 2019. The increase was primarily due the disposal of plant, property and equipment at our West Sacramento, California facility that was shut down in 2020.

Operating Income

As a result of factors described above, our operating income increased $39.4 million, or 85.5%, to $85.5 million in the year ended December 31, 2020, as compared to $46.1 million for the year ended December 31, 2019.

Interest Expense

Interest expense for the year ended December 31, 2020 decreased $6.6 million, or 13.1%, to $43.8 million, as compared to $50.4 million for the year ended December 31, 2019. The decrease was due to lower outstanding debt for much of 2020 and lower interest rates.

Income (loss) before Income Taxes

As a result of factors described above, our income (loss) before income taxes increased $46.0 million to $41.7 million in the year ended December 31, 2020, as compared to a loss of $4.3 million for the year ended December 31, 2019.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2020 increased $13.7 million to $8.8 million, as compared to a $4.9 million benefit for the year ended December 31, 2019. The increase was due to an increase in income from the growth in sales. The effective tax rates were 21.2% and 113.0% for the years ended December 31, 2020 and 2019, respectively.

Net Income (Loss)

As a result of factors described above, our net income increased $32.3 million to $32.9 million in the year ended December 31, 2020, as compared to $0.6 million for the year ended December 31, 2019.

Pension Liability Loss

Pension liability loss for the year ended December 31, 2020 was $0.3 million, an increase of $0.2 million, as compared to $0.1 million for the year ended December 31, 2019. The increased liability loss was primarily due to a decrease in the discount rate.

Foreign Currency Translation Adjustment

The foreign currency translation adjustment for the year ended December 31, 2020 resulted from the increase in currency exchange rate for the period.

Total Comprehensive Income (Loss)

As a result of factors described above, total comprehensive income (loss) for the year ended December 31, 2020 increased $32.1 million to $32.6 million from $0.4 million for the year ended December 31, 2019.

Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

The table below presents Holley’s results of operations for the years ended December 31, 2019 and 2018:

	Year ended December 31		Change
	2019	2018	$	%
Net sales	$368,663	$137,911	$230,752	167.32%
Cost of goods sold	219,884	86,405	133,479	154.48%

Gross profit	148,779	51,506	97,273	188.86%
Selling, general, and administrative	62,371	33,231	29,140	87.69%
Research and development costs .	20,630	6,802	13,828	203.29%
Amortization of intangibles	10,456	4,434	6,022	135.81%
Acquisition and restructuring costs	4,942	9,153	(4,211)	(46.01%)
Related party acquisition and management fee cost	3,662	12,869	(9,207)	(71.54%)
Other expense	644	1,209	(565)	(46.73%)

Operating income (loss)	46,074	(16,192)	62,266	(384.55%)
Interest expense	50,386	18,996	31,390	165.25%

Loss before income taxes	(4,312)	(35,188)	30,876	(87.75%)
Income tax benefit	(4,873)	(4,575)	(298)	6.51%

Net income (loss)	561	(30,613)	31,174	(101.83%)
Pension liability loss	(123)	(274)	151	(55.11%)

Total comprehensive income (loss)	$438	$(30,887)	$31,325	(101.42%)

Net Sales

Net sales for the year ended December 31, 2019 increased $230.8 million, or 167.3%, to $368.7 million, as compared to $137.9 million for the year ended December 31, 2018. The increase in net sales during 2019 was primarily due to the acquisition of HPI in 2018. Partially offsetting this increase was a decrease of the legacy Driven business of 9.0% as the distribution channel adjusted its inventory to the new pricing program.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2019 increased $133.5 million, or 154.5%, to $219.9 million, as compared to $86.4 million for the year ended December 31, 2018. The increase in cost of sales during 2019 was primarily due to the acquisition of HPI.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2019 increased $97.3 million, or 188.9%, to $148.8 million, as compared to $51.5 million for the year ended December 31, 2018. The increase in gross profit was driven by the increase sale volume from the HPI acquisition. Gross margin for the year ended December 31, 2019 increased to 40.4% compared to 37.3% for the year ended December 31, 2018 as the HPI products have a higher gross margin. Also, 2018 was more severely impacted by the amortization of the fair market value increase to inventory from purchase accounting.

Selling, General and Administrative

Selling, general and administrative costs for the year ended December 31, 2019 increased $29.1 million, or 87.7%, to $62.4 million, as compared to $33.2 million for the year ended December 31, 2018. When expressed as a percentage of sales, selling general and administrative costs decreased to 16.9% of sales for the year ended December 31, 2019 compared to 24.1% of sales in 2018. The increase in costs was driven primarily by HPI acquisition. The decrease in selling, general and administrative costs as a percentage of sales was due to integration activities as well as leverage from increased sales.

Research and Development Costs

Research and development costs for the year ended December 31, 2019 increased $13.8 million, or 203.3%, to $20.6 million, as compared to $6.8 million for the year ended December 31, 2018. The increase in costs was primarily driven by new product development and the HPI acquisition.

Amortization of Intangibles

Amortization of intangibles for the year ended December 31, 2019 increased $6.0 million, or 135.8%, to $10.5 million, as compared to $4.4 million for the year ended December 31, 2018. The increase was primarily due to a full year of amortization of intangible assets from the HPI purchase in 2018.

Acquisition and Restructuring Costs

Acquisition and restructuring costs decreased $4.2 million to $4.9 million, as compared to $9.2 million for the year ended December 31, 2018. The decrease in expense was due primarily to the $5.6 million in transaction costs incurred with the HPI purchase in 2018.

Related Party acquisition and Management Fee Costs

Related party acquisition and management fee costs decreased $9.2 million to $3.7 million for the year ended December 31, 2019 compared to $12.9 million for the year ended December 31, 2018. The decrease in costs was due to an $11.8 million fee paid in conjunction with the HPI acquisition in 2018.

Other Expense

Other expense for the year ended December 31, 2019 decreased $0.6 million, or 46.7%, to $0.6 million compared to $1.2 million for the year ended December 31, 2018. The decrease resulted from lower foreign currency transaction losses.

Operating Income (Loss)

As a result of factors described above, our operating income increased $62.3 million to $46.1 million in the year ended December 31, 2019 from a loss of $16.2 million for the year ended December 31, 2018.

Interest Expense

Interest expense for the year ended December 31, 2019 increased $31.4 million, or 165.3%, to $50.4 million, as compared to $19.0 million for the year ended December 31, 2018. The increase in interest expense was due to the significant increase in debt in the fourth quarter of 2018 related to the purchase of HPI.

Loss before Income Taxes

As a result of factors described above, our loss before income taxes decreased $30.9 million to $4.3 million in the year ended December 31, 2019, as compared to $35.2 million in the year ended December 31, 2018

Income Tax Benefit

Income tax benefit for the year ended December 31, 2019 increased $0.3 million, or 6.5%, to $4.9 million, as compared to $4.6 million for the year ended December 31, 2018. The increase was due to non-deductible permanent items in 2018.

Net Income (Loss)

As a result of factors described above, our net income (loss) increased $31.2 million to $0.6 million in the year ended December 31, 2019, as compared to a loss of $30.6 million in the year ended December 31, 2018.

Pension Liability Loss

Pension liability loss for the year ended December 31, 2019 was $0.1 million, a $0.2 million, or 55% decrease compared to $0.3 million for the year ended December 31, 2019. The change in liability loss was primarily due to a decrease in the discount rate.

Total Comprehensive Income (Loss)

As a result of factors described above, total comprehensive income (loss) for the year ended December 31, 2019 increased $31.3 million to $0.4 million from a loss of $30.9 million for the year ended December 31, 2018.

Non-GAAP Financial Measures

Holley believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. In addition, Holley uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Holley believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling the Company to evaluate and plan more effectively for the future. Holley believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

Holley defines EBITDA as earnings before (a) interest expense, (b) income taxes and (c) depreciation and amortization. Holley defines Adjusted EBITDA as EBITDA plus (i) unusual or nonrecurring expenses that consist primarily of the addback of the amortization of the fair market value increase in inventory in 2019 and

2018 (for 2020, the addbacks consist of the amortization of the fair market value increase in inventory and legal settlement) (ii) acquisition and restructuring costs, which for the thirteen weeks ended March 28, 2021 also included the $17.2 million adjustment to the acquisition contingent consideration payable, (iii) related party acquisition and management fee costs, and (iv) other expenses, which includes losses from disposal of fixed assets and foreign currency transactions.

EBITDA and Adjusted EBITDA are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing Holley’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP. The following unaudited table presents the reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the thirteen weeks ended March 28, 2021 and March 29, 2020 and for the years ended December 31, 2020, 2019, and 2018:

	Thirteen Weeks Ended		Year ended December 31
	March 28, 2021	March 29, 2020	2020	2019	2018
Net income (loss)	$(2,056)	$4,852	$32,857	$561	$(30,613)
Adjustments:
Depreciation	2,252	2,025	7,886	8,827	3,654
Amortization	3,336	2,699	11,082	10,456	4,434
Interest expense	10,071	11,505	43,772	50,386	18,996
Income tax expense (benefit)	4,766	1,317	8,826	(4,873)	(4,575)

EBITDA	18,369	22,398	104,423	65,357	(8,104)
Unusual or nonrecurring expenses	5,715	116	4,378	7,179	12,746
Acquisition and restructuring costs	18,833	1,414	9,743	4,942	9,153
Related party acquisition and management fee costs	881	891	6,089	3,662	12,869
Other (income) expense	(133)	(159)	1,517	644	1,209

Adjusted EBITDA	43,665	24,660	126,150	81,784	27,873

Liquidity and Capital Resources

Holley’s primary cash needs are to support working capital, capital expenditures, acquisitions, and debt repayments. The Company has generally financed its historical needs with operating cash flows, capital contributions and borrowings under its credit facilities. These sources of liquidity may be impacted by various factors, including demand for Holley’s products, investments made in acquired businesses, plant and equipment and other capital expenditures, and expenditures on general infrastructure and information technology.

The Company believes that its cash on hand, cash from operations and borrowings available under its revolving credit facility will be sufficient to satisfy its liquidity needs and capital expenditure requirements for at least the next twelve months.

Cash Flows

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented:

Thirteen Weeks Ended March 28, 2021 Compared With Thirteen Weeks Ended March 29, 2020

	Thirteen weeks ended
	March 28, 2021	March 29, 2020
Cash flows from operating activities	$18,956	$17,580
Cash flows used in investing activities	(3,104)	(1,283)
Cash from financing activities	(64)	27,500

Net increase (decrease in cash and cash equivalents	15,788	43,797

Operating Activities. Cash provided by operating activities for the thirteen weeks ended March 28, 2021 was $19.0 million compared to cash provided by operating activities of $17.6 million during the thirteen weeks ended March 29, 2020. Cash provided by increases in accrued liabilities and accounts payable increased by $14.9 million and $2.3 million, respectively. Offsetting these increases were decreases in cash provided by accounts receivable of $4.2 million, inventory of $2.8 million and prepaids and other current assets of $2.7 million. The changes in accounts receivable, inventory and accounts payable reflect the growth in the business in 2021. The change in accrued liabilities resulted from changes in the fair value of the acquisition contingent consideration payable.

Investing Activities. Cash used in investing activities for the thirteen weeks ended March 28, 2021 was $3.1 million, primarily relating to capital expenditures. During the thirteen weeks ended March 29, 2020, cash used in investing activities was $1.3 million, primarily relating to capital expenditures.

Financing Activities. Cash used by financing activities for the thirteen weeks ended March 28, 2021 was for payments on long-term debt. Cash provided by financing activities for the thirteen weeks ended March 29, 2020 related to borrowings under the revolving credit agreement.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

	Year ended December 31,
	2020	2019
Cash flows from operating activities	$88,413	$9,418
Cash flows used in investing activities	(165,618)	(14,479)
Cash from financing activities	140,544	2,433

Net increase (decrease) in cash and cash equivalents	63,339	(2,628)

Operating Activities. Cash provided by operating activities for the year ended December 31, 2020 was $88.4 million compared to cash provided by operating activities of $9.4 million during the year ended December 31, 2019. The year-over-year increase was primarily due to a net increase in non-cash items of $19.6 million, an increase in net income of $32.3 million and cash provided by inventory of $25.0 million. Cash provided by increases in accrued liabilities and accounts payable increased by $0.9 million and $8.2 million, respectively. Offsetting these increases were decreases in cash provided by accounts receivable of $13.5 million. The changes in accounts receivable, inventory and accounts payable reflect the growth in the business in 2020.

Investing Activities. Cash used in investing activities for the year ended December 31, 2020 was $165.6 million, primarily relating to business purchase transactions of $156.8 million and capital expenditures of $9.4 million. During the year ended December 31, 2019, cash used in investing activities was $14.5 million, primarily relating to capital expenditures of $7.4 million and business purchase transactions of $5.9 million.

Financing Activities. Cash provided by financing activities for the year ended December 31, 2020 was $140.5 million, comprised of $170.0 million from proceeds of long-term debt, partially offset by net payments of $20.5 million under the revolving credit agreement and principal payments on long-term debt of $4.1 million. Cash provided by financing activities for the year ended December 31, 2019 was $2.4 million, primarily comprised of cash inflows of $6.5 million related to borrowings under the revolving credit agreement, offset by cash outflows of $3.8 million related to principal payments on long-term debt.

Working Capital. Holley’s working capital as of December 31, 2020 was $176.0 million, compared to $117.3 million as of December 31, 2019. During the year ended December 31, 2020, Holley’s cash balance increased by $63.3 million, its accounts receivable balance increased by $18.0 million and its inventory balance increased by $11.9 million. Offsetting these items were increases in accounts payable of $14.1 million, accrued liabilities of $9.0 million and acquisition contingent consideration payable of $9.2 million.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018

	Year ended December 31,
	2019	2018
Cash flows from (used in) operating activities	$9,418	$(13,823)
Cash flows used in investing activities	(14,479)	(590,255)
Cash from financing activities	2,433	609,562

Net increase (decrease) in cash and cash equivalents	(2,628)	5,484

Operating Activities. Cash provided by operating activities for the year ended December 31, 2019 was $9.4 million compared to cash used in operating activities of $13.8 million during the year ended December 31, 2018. The year-over-year increase was primarily due to a net increase in non-cash items of $6.1 million and a decrease in net loss of $31.2 million. Cash provided by accrued liabilities and accounts receivable increased by $5.8 million and $5.5 million, respectively. Offsetting these increases were decreases in cash provided by accrued interest, inventories, and accounts payable of $10.8 million, $8.7 million, and $4.2 million, respectively.

Investing Activities. Cash used in investing activities for the year ended December 31, 2019 was $14.5 million, relating to capital expenditures of $7.4 million and business purchase transactions of $5.9 million. During the year ended December 31, 2018, cash used in investing activities related primarily to the acquisition of HPI.

Financing Activities. Cash provided by financing activities for the year ended December 31, 2019 was $2.4 million, primarily comprised of cash inflows of $6.5 million related to the revolving credit agreement, offset by cash outflows of $3.8 million related to principal payments on long-term debt. Cash provided by financing activities for the year ended December 31, 2018 was $609.6 million, comprised primarily of proceeds of long- term debt of $525.0 million and capital contributions net of $188.8 million.

Working Capital. Holley’s working capital as of December 31, 2019 was $117.3 million, compared to $116.0 million as of December 31, 2018. During the year ended December 31, 2019, Holley’s inventory balance increased by $4.2 million and accrued interest decreased by $2.5 million. Offsetting these items were decreases in cash and cash equivalents of $2.6 million, accounts receivable of $2.1 million, and increases in accrued liabilities of $1.4 million.

Contractual Obligations

The Company’s contractual obligations as of December 31, 2020 consisted of the following (in thousands):

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Payments due by period
Long-term borrowings(1)	$691,670	$5,528	$16,584	$669,558	$—
Operating lease obligations(2)	17,381	4,543	7,733	2,472	2,633
Purchase obligations(3)	90,358	90,358	—	—	—
Contingent acquisition payables(4)	9,200	9,200	—	—	—
Total	$808,609	$109,629	$24,317	$672,030	$2,633

(1)

Long-term borrowings: Holley’s long-term borrowing under contractual obligations includes the First Lien Credit Agreement and the Second Lien Credit Agreement. The long-term borrowings balance excludes debt issuance costs, as these expenses have already been paid. Interest on the Company’s borrowings is calculated based on the respective stated rates. Future estimated interest expenses for the next year, one to three years, and three to five years is $40.6 million, $120.2 million, and $42.1 million, respectively.

(2)

Operating lease obligations: The operating lease payments above do not include certain tax, insurance and maintenance costs, which are also required contractual obligations under the Company’s operating leases but are generally not fixed and can fluctuate from year to year. Also, the Company has excluded future minimum lease payments for leases that have been signed but have not commenced as of December 31, 2020.

(3)	Purchase obligations: Holley’s purchase obligations include open purchase orders for inventory.
(4)	Contingent acquisition payables: Contingent acquisition payables are potential earn out payments due to the sellers of certain companies acquired by Holley in the fourth quarter of 2020.

Off-Balance Sheet Arrangements

Holley does not have any off-balance sheet financing arrangements at March 28, 2021, March 29, 2020, December 31, 2020, December 31, 2019, or December 31, 2018.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures. We evaluate our estimates, judgements and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. We believe that the assumptions, judgements and estimates associated with the following have the greatest potential impact on, and are critical to the understanding of, our results of operations: revenue recognition, accounts receivable and allowance for credit losses, inventory, goodwill and intangible assets, income taxes, business combinations and purchase accounting. For further information see Note 2 –Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements.

Revenue Recognition

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in selling, general and administrative costs.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represent amounts due from customers in the ordinary course of business. The receivables are stated at the amount management expects to collect. The Company is subject to risk of loss from uncollectible receivables in excess of its allowance. The Company maintains an allowance for credit losses for estimated losses from customers’ inability to make required payments. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit worthiness, current economic trends and changes in customer payment patterns. Accounts are written off when management determines the account is uncollectable. Interest is not charged on past due accounts.

Inventory

The Company’s inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.

We regularly monitor inventory quantities on hand and on order and record write-downs for excess and obsolete inventories based on our estimate of the demand for our products, potential obsolescence of technology, product life cycles, and when pricing trends or forecast indicate that the carrying value of inventory exceeds our estimated selling price. These factors are affected by market and economic conditions, technology changes, and new product introductions and require estimates that may include elements that are uncertain. Actual demand may differ from forecasted demand and may have a material effect on our gross margin. If inventory is written down, a new cost basis will be established that cannot be increased in future periods.

Goodwill and Intangible Assets

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price paid over the fair value of its identifiable net assets acquired. If the carrying amount of the goodwill exceeds the fair value, then an impairment loss will be recognized in the amount equal to the excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such impairment test.

Under Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, step 2 of the goodwill impairment test has been eliminated. Step 2 of the goodwill impairment test required companies to determine the implied fair value of the reporting unit’s goodwill. Under the new standard, an entity recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Intangible assets include trade names, customer relationships and developed technology obtained through business acquisitions. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible assets acquired. Intangible assets with finite lives are amortized over their estimated useful life and are reported net of accumulated amortization, separately from goodwill. Indefinite life intangibles are not amortized but are subject to testing for impairment annually.

Income Taxes

We are subject to income taxes in the U.S. (federal and state) and foreign jurisdictions. We compute our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The income tax effects of these differences are classified as long-term deferred tax assets and liabilities in our consolidated balance sheets.

Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including but not limited to, historical operating results, forecasted earnings, estimates of future taxable income of a character necessary to realize the deferred asset, relative proportions of revenue and pre-tax income in the various domestic and jurisdictions in which we operate, and the existence of prudent and feasible tax planning strategies. Changes in the expectations regarding the realization of deferred tax assets could materially impact income tax expense in future periods.

Business Combinations and Purchase Accounting

Business combinations are accounted for using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their respective fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition requires knowledge of current market values and the values of assets in use, and often requires the application of judgment regarding estimates and assumptions.

While the ultimate responsibility resides with management, for certain acquisitions the Company retains the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities, including intangible assets and tangible long-lived assets. Acquired intangible assets, excluding goodwill, are valued using various methodologies including discounted cash flows, relief from royalty, and multiperiod excess earnings depending on the type of intangible asset purchased. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

Recent Accounting Pronouncements

For a discussion of Holley’s new or recently adopted accounting pronouncements, see Note 2, “Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Holley is exposed to market risk in the normal course of business due to the Company’s ongoing investing and financing activities. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Holley has established policies and procedures governing the Company’s management of market risks and the use of financial instruments to manage exposure to such risks. The Company generally does not hedge its interest rate exposure. The Company had $691.7 million of debt outstanding as of December 31, 2020. A hypothetical 100 basis point increase or decrease in the interest rate on the Company’s debt would have resulted in an approximately $6.9 million change to Holley’s interest expense for the year ended December 31, 2020.

Credit and other Risks. Holley is exposed to credit risk associated with cash and cash equivalents and trade receivables. As of December 31, 2020, the majority the Company’s cash and cash equivalents consisted of cash balances in non-interest bearing checking accounts which exceed the insurance coverage provided on such deposits. The Company does not believe that its cash equivalents present significant credit risks because the counterparties to the instruments consist of major financial institutions. Substantially all trade receivable balances of the business are unsecured. The credit risk with respect to trade receivables is concentrated by the number of significant customers that the Company has in its customer base and a prolonged economic downturn could increase exposure to credit risk on the Company’s trade receivables. To manage exposure to such risks, Holley performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses.

Exchange Rate Sensitivity. As of December 31, 2020, the Company is exposed to changes in foreign currency exchange rates. While historically this exposure to changes in foreign currency exchange rates has not had a material effect on the Company’s financial condition or results of operations, foreign currency fluctuations could have an adverse effect on business and results of operations in the future. Historically, Holley’s primary exposure has been related to transactions denominated in the Euros and Canadian dollars. The majority of the Company’s sales, both domestically and internationally, are denominated in U.S. Dollars. Historically, the majority of the Company’s expenses have also been in U.S. Dollars and we have been somewhat insulated from currency fluctuations. However, Holley may be exposed to greater exchange rate sensitivity in the future. Currently, the Company does not hedge foreign currency exposure; however, the Company may consider strategies to mitigate foreign currency exposure in the future if deemed necessary.

BUSINESS

Overview

Founded in 1903, Holley has been a part of the automotive industry for well over a century. Holley Intermediate was incorporated in Delaware on September 12, 2018, as the holding company of the various operating entities that then comprised the Holley business. We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts. Our products span a number of automotive platforms and are sold across multiple channels. We attribute a major component of our success to our brands, including “Holley”, “APR”, “MSD” and “Flowmaster”, among others. In addition, we have recently added to our brand lineup through a series of strategic acquisitions, including our 2020 acquisitions of Simpson, Drake and Detroit Speed and our 2021 acquisition of AEM. Through these strategic acquisitions, we have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. Based on the Study, and based on product category gross sales, we believe our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the EFI, Electronic Tuning, Electronic Ignition, Carburetor and Safety categories, respectively, and Flowmaster holds the #2 market position in the Exhaust category. We believe these category- leading positions highlight the value of the products we offer the large and diverse addressable community of automotive enthusiasts.

We operate in the performance automotive aftermarket parts industry that we estimate based on the Study to be a $34 billion industry. This broad, fragmented industry has grown at a 6.5% CAGR for the last 18 years driven by a wealthier consumer demographic that delivers a higher degree of spending relative to the non-enthusiast population. Our passionate and highly engaged automotive enthusiasts have helped us realize a net sales CAGR of 11.9% since 2018.

Our vision is to be the most compelling and inclusive platform for automotive enthusiasts, to inspire and support enthusiasts’ transition to cleaner, more sustainable technologies, and to further accelerate the automotive lifestyle. Our aim is to provide a platform where automotive enthusiasts can purchase aftermarket autoparts for both old model restorations and new vehicle enhancements. Based on the Study, we believe our consumers are enthusiastic and passionate about the performance and the personalization of their classic and modern cars. We aim to provide the products and service they need to pursue that passion.

Innovation is at the core of our business and growth strategy. Approximately 40%, 40% and 36% of our annual sales for 2020, 2019 and 2018, respectively, were generated by products that we first introduced within the last five years. Our team of 135 in-house product engineers, many of whom are enthusiasts themselves, leverage their understanding of the automotive enthusiasts and the performance automotive aftermarket to develop products that we believe consumers desire. This approach has driven the expansion of the types of products we offer and the car models to which they can be applied. Over the past three years, our DTC and digital capabilities have been core drivers of our positive sales growth. For the year ended December 31, 2020, we generated through our DTC channel approximately $84 million in gross sales on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed as if each had occurred on January 1, 2020, which continues to be our fastest growing sales channel.

While we believe our business is positioned for continued organic growth, we intend to continue evaluating opportunities for strategic acquisitions to complement our current business and expand our addressable target market. Between 2014 and the end of 2020 we completed eight acquisitions that have collectively generated approximately $35 million of cost saving synergies through reductions in product costs and elimination of duplicative headcount, facility costs and other selling, general and administrative expenses. We believe that future accretive acquisitions will provide long-term value creation opportunities by increasing our market penetration through expanded product offerings and allowing us to become a single source for an array of automotive performance aftermarket product in what we believe is an otherwise highly fragmented industry.

Finally, since 2018 we have maintained strong profitability and sales growth. For the year ended December 31, 2020, on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit

Speed, as if each had occurred on January 1, 2020, we generated gross sales of $606 million. The charts below highlight our GAAP net income, GAAP net sales, adjusted EBITDA and adjusted EBITDA margin for the years ended December 31, 2018, 2019 and 2020 on an actual basis. We provide a detailed description of adjusted EBITDA and adjusted EBITDA margin and how we use these non-GAAP measures, including a reconciliation of adjusted EBITDA to GAAP net income and a reconciliation of adjusted EBITDA margin to GAAP net sales, under “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Non-GAAP Financial Measures.”

We believe our strategic combination with Empower and our enhanced access to capital as a public company will position us to continue growing our topline and increasing our enthusiast consumer base.

Market Overview

We operate in the performance automotive aftermarket parts industry that we estimate based on the Study to be a $34 billion industry comprised of 20 different aftermarket part categories, all of which product categories include products sold by Holley under its portfolio of 60 brands, and which industry has experienced a positive CAGR since 2001. According to U.S. Census data for 2019 and population estimates by the World Bank Group for 2020, there are approximately 246 million individuals in the United States between the ages of 18 and 85. Based on the Study, we believe that approximately 6% of such population, or approximately 15 million individuals, purchased performance automotive aftermarket parts during the 36-month period ended October 2020, which individuals we view as our addressable market and refer to herein as automotive enthusiasts. As presented below, the CAGR in the performance automotive aftermarket parts industry between 2001 and 2019 was 6.5%, which includes a 3% CAGR during the recession of 2007-2009. We believe there is ample opportunity to continue our expansion into new products and markets such as exterior accessories and mobile electronics, representing a natural progression for us to grow market share as these adjacencies are driven by passionate enthusiasts, consistent with our core categories.

We group our competitors based on product offerings as follows: multi-product category providers, single product category providers, E-tailer private label providers and niche custom manufacturing shops. According to the Study, and based on product category gross sales, we are the largest multi-product category provider in the automotive aftermarket industry. Our largest competitor in the multi-product category space is Edelbrock. Competitors in the single-product category space include Pertonix, FiTech and K&N, each of whom specializes in a single product category. Our competitive advantage over these market participants is the breadth of products we offer our consumers and resellers. E-tailer private label providers include our E-tailer resellers such as Summit and JEGS. These market participants sell other manufacturers’ products, but also compete with our DTC channel in select product categories such as fuel delivery, plumbing and accessories. These market participants offer a one-stop-shop for all aftermarket parts and offer multiple brands for consumers to purchase. The final set of competitors are niche manufacturing shops that are smaller shops typically focused on fully customizing a specific make or model of a car. These market participants offer a high level of customization and do-it-for-me service for enthusiasts.

Source: SEMA data; performance aftermarket based on performance engines, wheels, tires, brakes, and suspension categories.

We assess our industry’s competitive landscape by dividing the performance automotive aftermarket parts industry into the following three products groups: (i) core engine and safety products, (ii) other engine products and (iii) other aftermarket parts.

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Core Engine and Safety Products. Based on the Study, we believe that the core engine and safety products group represents approximately $4 billion of the $34 billion performance automotive aftermarket parts industry. This products group includes products such as electronic fuel injection, electronic tuning, electronic ignition, carburetors and safety solutions products, and exhaust products.

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Other Engine Products. Based on the Study, we believe that the other engine products group represents approximately $5 billion of the $34 billion performance automotive aftermarket parts industry. This products group includes products such as electronic fuel pumps, engine dress up parts, and engine cooling systems, among others.

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Other Aftermarket Parts. Based on the Study, we believe that the other aftermarket parts products group represents approximately $25 billion of the $34 billion performance automotive aftermarket parts industry. This products group includes products such as wheels and tires, suspension, steering, chassis and drivetrain parts.

Our Strengths

Large Base of Passionate Enthusiast Consumers with Attractive Demographics

Based on the Study, we estimate that approximately 70% of automotive enthusiasts who purchased performance automotive aftermarket products from Holley during 2020 owned more than one car, which can create multiple touch points for us throughout the year. Additionally, we estimate based on the Study that approximately 82% of automotive enthusiasts who purchased performance automotive aftermarket products from Holley during 2020 at one point considered parts for their cars or trucks as a budgeted, recurring expense, 64% have traded in more than one car or truck to begin a new personalized vehicle build, and on average such automotive enthusiasts spent 25% more on aftermarket automotive parts for their car or trucks relative to the broader enthusiast aftermarket.

Additionally, while we serve consumers from all walks of life. Based on the Study, we believe we over-index with affluent and younger consumers, as illustrated in the charts below:

Brand Portfolio

Our portfolio of 60 brands covers an array of product categories and car models. With our 118-year operating history, we believe our brands are deeply engrained in car culture. Based on the Study, which surveyed sales for the 20 different aftermarket part categories comprising the estimated $34 billion performance automotive aftermarket parts industry during the first ten months of 2020 for Holley and several of Holley’s leading competitors, we believe our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the below product categories that fall within the Core Engine and Safety Products submarket discussed above:

•	EFI: The EFI category includes electronic fuel injection products and represents approximately 2% of the estimated $34 billion performance automotive aftermarket industry.

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Electronic Tuning: The Electronic Tuning category includes tuners, gauges, displays and other tuning products to enhance vehicle driveability and represents approximately 1% of the estimated $34 billion performance automotive aftermarket industry.

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Electronic Ignition: The Electronic Ignition category includes ignition boxes, distributors and ignition coils and represents approximately 3% of the estimated $34 billion performance automotive aftermarket industry.

•	Carburetor: The Carburetor category represents approximately 1% of the estimated $34 billion performance automotive aftermarket industry.

•	Safety: The Safety category includes roll cages, helmets and safety apparel and represents approximately 2% of the estimated $34 billion performance automotive aftermarket industry.

In addition, based on the Study we believe that the Flowmaster brand holds the #2 market position in the Exhaust category, which includes exhaust headers, exhaust systems and mufflers and represents approximately 4% of the estimated $34 billion performance automotive aftermarket industry.

We believe the popularity of our brands is the result of consistently delivering high quality, innovative products that resonate with our enthusiast consumers. Our brands have allowed us to build direct, trusted and long-lasting relationships with our consumers and resellers.

Legacy of Product Innovation

We offer our enthusiast consumers a comprehensive suite of performance automotive aftermarket products to meet a wide range of needs. We are continuously innovating and evolving our product offerings to meet ever- changing consumer needs. We invest heavily in developing new products, spending an average of $17 million per year on research and development since 2015. New products are the lifeblood of our business with approximately 40% of our 2020 sales coming from products introduced by us into the market since 2015. In addition, we introduced approximately 1,850 new products during 2020 out of approximately 40,000 total stock- keeping units offered, which accounted for approximately 5% of our 2020 sales. We believe our product development capabilities create sustainable long-term growth and margin enhancements for our business.

We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs. We expand our existing product families and enter new product categories by creating solutions grounded in our expert insights and relevant market knowledge. We believe we have a meaningful runway across our target product categories and product vintages and we are well positioned for future growth by expanding in categories that present opportunities for further market penetration in the Electronic Fuel Injection and Powertrain Conversion Systems markets, among others, as well as opportunities to capitalize on newly entered categories like Performance & Appearance Packages, Wheels & Tires, and Performance Suspension.

Proven Acquisition Platform

We maintain a highly disciplined and focused approach to M&A and have experience sourcing, executing and integrating value-enhancing acquisitions in a highly fragmented market. From 2014 to the end of 2020, we completed eight accretive acquisitions that have contributed meaningful sales and earnings growth, added new product categories and brands and have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. We believe our highly scalable operational platform enables us to efficiently and effectively integrate acquired businesses into our operations and realize cost savings opportunities as well as revenue and distribution increases.

We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase DTC scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. We believe our track record of recent acquisitions is indicative of our ability to make both transformational acquisitions, such as the acquisitions of MSD in 2015 and Driven Performance Brands in 2018, as well as strategic bolt-ons such as the recent acquisitions of Drake, Simpson and Detroit Speed in 2020 and AEM in 2021.

Digital and DTC Opportunity with Omni-Channel Distribution

We have a diverse omni-channel distribution strategy led by our growing DTC channel. Our omni-channel model enables us to reach our consumers through the DTC, Performance E-tailer, Traditional Retailer, and Performance Jobber channels. We have mutually beneficial relationships with our resellers and are able to maintain strong pricing discipline across our channels with strict conformance to minimum advertised pricing.

Consumers are increasingly meeting us online through our DTC channel, which, on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed, as if each had occurred on January 1, 2020, grew at a CAGR of 43% between 2014 and the end of 2020. Our DTC channel provides consumers full access to all of our brands, our unique branded content and our full product assortment. We have turned Holley.com into our primary hub for consumer communication and continue to add features and brands that make it an increasingly attractive digital destination for our consumers. Our DTC channel enables us to directly interact with our customers, more effectively control our brand experience, better understand consumer behavior and preferences, and offer exclusive products, content, and customization capabilities. We believe our control over our DTC channel provides our customers with quality brand engagement and further builds customer loyalty, while generating attractive margins.

Flexible Operating Model

We run a flexible, sourcing model with a mix of global sourcing and in-house manufacturing. Our best value sourcing model decisions are based on a mix of cost, quality and service. We have a diverse global supplier base and no material supplier concentration. We have a track record of topline growth. Our efficient sourcing model enables strong gross margins and cash conversion.

Experienced Team with a Track Record of Execution

Members of our senior management team, led by CEO Tom Tomlinson, have an average of 30 years of experience in creating solutions that help brands succeed in the performance automotive aftermarket. In addition, many members of our management team and many of our employees are enthusiast consumers themselves, which further extends their knowledge of, and expertise in, our products and end-markets. We believe Holley’s consumer-oriented culture inspires and encourages innovation and helps us attract, retain and motivate employees.

Growth Strategies

Continuous New Product Development

Innovation, including new product development, is a key component of our growth strategy. In our experience, our enthusiast consumers continuously crave new products that allow them to improve the performance, functionality and appearance of their vehicles. New products allow us to increase market share in existing categories, extend into adjacent categories, capture new enthusiast consumers and extend or further penetrate new vehicle platforms. In the case of EFI, we have also created new segments of the market through innovation. New products also provide consumers with a reason to upgrade their existing parts. The ability to develop products that meet the evolving needs of our enthusiast consumers and the vehicles they are passionate about is a key competitive advantage of Holley. We have made significant investments in our new product development capabilities, including both capital equipment and engineering talent. Our new product development team is comprised of 135 engineers dedicated to developing new products.

Positioned for Growth in the Emerging Performance Electronic Vehicle Segment

Electric vehicles present an exciting growth opportunity for us. We are dedicated to developing products that allow our enthusiast consumers to personalize and elevate the performance of their vehicles and have invested significant resources in product development for electric vehicles. The products we are developing will be issued in two categories:

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Performance products for existing electric vehicles. These products will allow consumers to personalize or increase the performance and functionality of vehicles that came from the factory with an electric drivetrain.

•	Electric drivetrain conversion products. These products will enable consumers to retrofit an electric drivetrain into a vehicle that came from the factory with an internal combustion engine.

Accelerate Growth Through Continued M&A

We maintain a robust M&A pipeline and we believe that our scalable business platform, relationships with our distribution and channel partners, strong loyalty of our growing consumer base, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value- enhancing acquisitions. Our strong existing platform in the enthusiast performance automotive aftermarket creates a large and highly fragmented addressable market with a broad set of potential acquisition targets. We believe our scale, management team and board’s experience with integration, together with access to capital, will allow us pursue both small and large future acquisitions and create value through integration.

Engage with Our Consumers and Expand DTC Sales

We are focused on deepening our engagement with our enthusiast consumers. We have multiple touch points in our consumer ecosystem, ranging from social media to our website, to our knowledgeable phone technical sales advisors, to our in-person enthusiast events. Our focus is to reach and engage consumers both online and in person. We have a strong digital focus that is complemented by an experiential strategy. Our consumer comes first in everything we do and we expect to continue the meaningful investment we have made in our community.

DTC represents our fastest-growing sales channel, with annual gross sales increasing from $10 million in 2014 to $84 million in 2020 on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed as if each had occurred on January 1, 2020, representing a 43% CAGR. We intend to continue to drive direct sales to our enthusiast consumers primarily through our Holley.com website, our primary hub for consumer engagement. Engagement on our website has increased meaningfully, with 17.6 million web sessions during the first ten months of 2020, up 45% from 2019 and 85% from 2017. We recently launched a new content marketing initiative called MotorLife within Holley.com. MotorLife is a digital publication and since its launch, we have seen an improvement in web traffic as well as improvement in crucial search rankings for high priority keywords. As our online presence expands, we will continue to focus on increasingly building personalized experiences for our consumers, which will both deepen our consumer engagement and drive additional sales.

Our in-person events include multiple fests that we hold for our consumers. These are action-packed events that drive authentic connections with enthusiasts designed to create brand ambassadors and drive loyalty. We host four annual fests (LS Fest East, LS Fest West, Ford Fest and MoParty) throughout the year, that are rooted in popular engine and car platforms and plan to add a fifth in 2021. These events drive extensive media coverage including substantial impressions on YouTube, Instagram and other social media platforms.

Recent Acquisitions

We operate in a large, fragmented industry and see M&A as a powerful component of our growth strategy.

On April 14, 2021, we acquired substantially all assets of AEM, a developer and supplier of electronic control and monitoring systems for performance automotive applications. We believe this acquisition will increase our penetration into the import and other sport compact cars submarket.

On December 18, 2020, we completed the acquisition of Detroit Speed, a designer and producer of high performance automotive aftermarket chassis, suspension, and driveline components, primarily for classic American muscle cars. Detroit Speed has a strong DTC sales presence and allows enthusiasts to improve the performance of their vehicles by upgrading the aforementioned components.

On November 16, 2020, we completed the acquisition of Simpson, a designer and seller of motorsport safety products including helmets, head and neck restraints, seat belts and firesuits. Simpson has a strong share across key categories where demand is driven by brand recognition, consumable nature of products and a predictable certification refresh cycle. Simpson adds a scalable platform of safety products to our platform while diversifying our product categories and adding non-engine component products to our portfolio. Additionally, Simpson augments our DTC sales, enhances our existing DTC offerings and expands our acquisition opportunity landscape.

On November 11, 2020, we completed the acquisition of Drake, a designer and seller of automotive aftermarket appearance parts, wheels, chassis and suspension products as well as automotive accessories. Drake is a collection of well-known enthusiast brands with a product offering for an array of vehicles. Sales are driven by strong brands, consistent new product development and a diverse product offering. Drake increases our penetration within for Ford Mustang platform and offers strong cost-savings opportunities. Additionally, Drake diversifies our product categories by adding non-engine components and provides a compelling opportunity to drive DTC sales with Drake brands which have not historically been sold DTC.

Brands

We have a strong portfolio of brands covering various product categories. Our portfolio consists of 60 brands spanning across 21 product categories.

Our top five brands generated 68% of our sales in 2020, representing a 34% CAGR compared to our top five brands in 2019.

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Holley EFI: Currently our largest brand and represented 17% of our sales for 2020. Our Holley EFI brand focuses on electronic fuel injection technology and showcases our new product development engine as this was our fastest growing category in 2020 based on annual sales.

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Holley: Currently our second largest brand and represented 17% of our sales for 2020. The Holley brand resonates with consumers as approximately 75% of enthusiast consumers recognize the Holley brand, according to the Study. Holley offers a variety of products across multiple categories but traces its roots back to carburetors which originally made the brand famous with automotive enthusiasts.

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MSD: Currently our third leading brand and represented 13% of our sales for 2020. MSD was acquired in 2015 and has historically been focused on production of ignition products but today has been more focused on developing electronics for the powertrain category.

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Powerteq: Currently our fourth leading brand and represented 11% of our sales for 2020. Powerteq was acquired in the MSD acquisition in 2015 and has focused on exhaust, intakes, drivetrain and engine tuning products and accessories.

•	Flowmaster: Currently our fifth largest brand that contributed 10% of our sales in 2020 and mainly develops exhaust products. Flowmaster was acquired in 2018 through the Driven transaction.

Products

We produce a broad range of performance automotive aftermarket parts for passenger vehicles. Our product categories include EFI, ignition, software and electronic tuning, exhaust, carburetors, drivetrain, fuel pumps, accessories, intakes, plumbing, chemicals, cooling, NOS, forced induction, other, wheels, cold air intake, suspension, safety solutions and off-road.

We are able to offer a broad suite of products and act as a one-stop shop for our resellers and consumers, which we believe gives us a competitive advantage compared to our industry peers. We have thoughtfully grown our product portfolio and will continue to expand our product offerings that aim to provide solutions for all enthusiasts’ needs. The below chart below compares, by product category, gross sales for 2010 on an actual basis to gross sales in 2020 on a pro forma basis after giving effect to the Drake, Simpson and Detroit Speed acquisitions as if each had occurred on January 1, 2020.

Marketing

We reach and engage our consumers where they participate in the performance automotive aftermarket – online and in person. Our marketing strategy is centered around strong brand equity, leading new product innovation capabilities and delivering consistently high-quality products. In 2020, we spent approximately $7 million (or approximately 1% of our 2020 annual gross sales) on marketing and advertising. Going forward, consistent with our value creation strategies and in collaboration with the Empower team, we intend to meaningfully increase investments in direct consumer marketing and advertising as well as refocus our current mix of spending towards activities believed to generate the highest return on investment. We believe these strategies will have a meaningfully positive impact across our brand portfolio and will result in the continuation of net sales growth.

In recent years, we have shifted our marketing efforts towards digital advertising and have increased investments in consumer engagement directly via digital and social media platforms and campaigns. In mid-2020, Sean Crawford joined our team as Chief Marketing Officer to focus on expanding our e-commerce and digital platforms. These efforts have included increased focus on turning Holley.com into a destination for automotive enthusiasts and launching MotorLife, our internal digital publication that is available to the public on our website. As a result, we experienced a significant increase in social media and online engagement during 2020 that has sustained into 2021. Continued expansion of and investment in digital and social media are expected in the future, including focusing on strategies to grow the high margin DTC channel.

We have also spent significant time and effort in creating engaging in-person events. These events focus on creating memorable experiences for enthusiast consumers and encourage consumers to be among other enthusiasts, celebrate car culture, build community and enjoy their vehicles. Since 2015, our events have grown in total annual attendance from 14,000 to 77,000 in 2020. We currently host four annual self-funding events (LS Fest East, LS Fest West, Ford Fest and MoParty) and plan to add a fifth in 2021.

Resellers

We have historically sold the majority of our products through resellers who purchase our products and resell them through various channels. These resellers consist of performance e-tailers, warehouse distributors, traditional retailers, and jobber/installers with (i) performance e-tailers and warehouse distributors accounting for

63% of our sales in 2020, (ii) our top ten resellers accounting for 48% of our sales in 2020, with our largest reseller making up 22% of our sales in 2020, and (iii) all top ten accounts growing from 2019 to 2020 at an overall combined CAGR of 37%.

We have established mutually beneficial and long-term relationships with our resellers. We believe resellers benefit from our broad suite of product offerings that they can leverage to meet consumer demand across multiple product categories. Based on the value that we offer to our resellers, we are able to operating with pricing discipline that supports the value of our products in the marketplace and buttresses our profit margins. We believe our approach to pricing allows us to better understand consumer demand and identify what our end consumers are buying.

Competition

The performance automotive aftermarket parts industry in the United States is large and highly fragmented. Based on the Study, we estimate the performance automotive aftermarket parts industry to be $34 billion. In addition, we have seen consistent growth within the automotive aftermarket parts industry over the last two decades. Products in the performance automotive aftermarket parts industry range from functional products that enhance vehicle performance to products that improve safety, stability, handling and appearance.

Our core competitive set is comprised of four primary types of competitors with fragmentation across the majority of our major product categories:

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Multi-product category providers: legacy brands with coverage across multiple performance aftermarket products with multiple brands often under one banner and built through acquisition. We are one of the largest multi-product category brands in the performance automotive aftermarket based on gross sales.

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Single-product category providers: established companies focused on one product category in the market primarily selling via resellers. Single-product category providers generally offer either lower priced products or higher-quality products focused within one product category.

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E-Tailer Private Labels: traditional online resellers sell other manufactured products and offer private label products, often at a lower price point. E-tailer private labels generally occupy the value end of the market and have a greater presence in less engineered categories with less product-specific brand strength.

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Niche custom manufacturers: while not our core competitors, smaller shops typically focus on fully customizing specific make or model vehicles. Niche custom manufacturers are typically local or regionally focused, and some also may resell customized products from other manufactured brands.

We believe the following factors distinguish Holley from its competitors:

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Brand that resonates with enthusiasts: we actively engage enthusiasts at the platform level across multiple channels (e.g. events, digital media, online communities, etc.), creating reference networks for potential consumers.

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Innovative, product development: we invest heavily in product research, innovation and development, and introduce products that meet latest platform and use case-specific needs of our enthusiast consumers.

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Operational ability that enables efficient order execution: we make significant investments in sourcing, manufacturing and distribution excellence, enabling management of multiple product lines while maintaining scale and attractive relative pricing.

•	Differentiated go-to-market strategy: we offer a mix of single product and platform-oriented solutions across DTC and reseller channels, delivering a strong overall consumer experience.

Employees

As of December 31, 2020, we employed 1,358 full-time employees and 132 temporary employees. Our employees are not involved in any labor unions. Approximately 27% of our full-time employees are based primarily in our Bowling Green, KY headquarters.

Many of our employees are automotive enthusiasts themselves. We pride ourselves on having a platform built for enthusiasts by enthusiasts. As of December 2020, we have 135 enthusiast-focused engineers, many of whom are passionate about cars themselves. We continue to seek out top level talent that will help accomplish our mission and vision moving forward. Our goal is to create an inclusive and safe environment for our employees that keeps them engaged in their work.

Properties

Our corporate headquarters is located at 1801 Russellville Rd, Bowling Green, Kentucky 42101. We own the property and building where our headquarters is located. Our facility is approximately 200,000 square feet and includes approximately 68,500 square feet for corporate office space, 88,300 square feet for manufacturing and approximately 42,100 square feet for product shipment and delivery acceptance.

We have a number of locations that serve multiple functions including distribution, engineering, manufacturing, office space, R&D, and retail sales. We have 13 facilities that perform manufacturing of our products. We operate 14 distribution locations across the United States and Canada. We also have 15 R&D/Engineering facilities designed to grow our new product innovations.

The table below sets forth certain information regarding our material owned and leased properties. We believe these properties are suitable and adequate for our business:

#	Property Location	Approximate Size	Function	Owned/ Leased
1	Bowling Green, KY	200,000	HQ Manufacturing, Assembly, Engineering	Owned
2	Bowling Green, KY CSD	300,000	Distribution	Leased
3	Bowling Green, KY Century St	187,500	Manufacturing, Assembly	Leased
4	El Paso, TX	102,000	Electronic Manufacturing, Distribution, Engineering	Leased
5	Opelika, AL	78,000	Electronic Manufacturing, Distribution, Engineering	Leased
6	New Braunfels, TX	80,000	HQ, Manufacturing, Assembly, Engineering, Distribution, Retail Sales	Leased
7	Harbor City, CA	52,000	Manufacturing, Warehouse, Distribution, R&D, Retail Sales	Leased
8	Perdrengo, Italy	21,200	Manufacturing, Warehouse, Distribution, R&D	Leased
9	Mooresville, NC	26,191	Manufacturing, Engineering	Leased

Regulation

We are subject to a variety of federal, state, local and foreign laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution. These permits are subject to modification, renewal and revocation by issuing authorities. We believe we are in substantial compliance with all material environmental laws and regulations applicable to our plants and operations. Historically, our annual costs of achieving and maintaining compliance with environmental, health and safety requirements have not been material to our financial results.

Increasing global efforts to control emissions of carbon dioxide, methane, ozone, nitrogen oxide and other greenhouse gases and pollutants, as well as the shifting focus of regulatory efforts towards total emissions output, have the potential to impact our facilities, costs, products and customers. The U.S. Environmental Protection Agency (“EPA”) has taken action to control greenhouse gases from certain stationary and mobile sources. In addition, several states have taken steps, such as adoption of cap and trade programs or other regulatory systems, to address greenhouse gases. There have also been international efforts seeking legally binding reductions in emissions of greenhouse gases. These developments and further actions that may be taken in the U.S. and in other countries, states or provinces could affect our operations both positively and negatively (e.g., by affecting the demand for or suitability of some of our products).

We also may be subject to liability as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act and similar state or foreign laws for contaminated properties that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. Such liability may be joint and several so that we may be liable for more than our share of any contamination, and any such liability may be determined without regard to causation or knowledge of contamination. We or our predecessors have been named potentially responsible parties at contaminated sites from time to time. We do not anticipate any potential liability relating to contaminated sites to be material to our financial results.

Intellectual Property

Patents, trademarks, and other proprietary rights are important to the continued success of our business. We own and have licensing arrangements for a number of U.S. and foreign patents, trademarks, and other proprietary rights related to our products and business. We also rely upon continuing technological innovation and licensing opportunities to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including the use of confidentiality and other similar agreements. We do not consider our business to be dependent on any single patent, nor will the expiration of any patent materially affect our business. Our current patents will expire over various periods and we continue to file new patent applications on newly- developed technology. We from time to time become aware of potential infringement of our patent, trademark, or other proprietary rights and we investigate instances of alleged infringement where we believe it is merited and take appropriate actions under applicable intellectual property laws in response to such infringements where we determine it is valuable to do so. Similarly, from time to time we are the subject of intellectual property and other proprietary rights related suits and other litigation.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We have been and continue to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

The following table sets forth, as of July 21, 2021, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Matthew Rubel	63	Chairman
Tom Tomlinson	61	Director and Chief Executive Officer
James D. Coady	51	Director
Owen M. Basham	35	Director
Gina Bianchini .	49	Director
Ginger M. Jones	56	Director
Michelle Gloeckler.	55	Director
Dominic Bardos	56	Chief Financial Officer
Sean Crawford	38	Chief Marketing Officer
Vinod Nimmagadda	28	Executive Vice President, Corporate Development & New Ventures
Terrill M. Rutledge	53	Chief Information Officer
Stephen Trussell	53	Vice President, Finance
Jason Richard Bruce	50	Vice President, Business Development

Executive Officers and Directors

Matthew Rubel. Mr. Rubel is Chairman of our board of directors. Prior to the Business Combination, Mr. Rubel served as Empower’s Chief Executive Officer and Chairman since August 2020. Mr. Rubel serves as the Chairman of MidOcean Partners’ Executive Board since joining the firm in 2018, where he leads the Executive Board’s efforts to provide industry insights to MidOcean Partners’ investment teams and portfolio companies.

Mr. Rubel is a renowned retail and brand Chief Executive Officer, having led many successful global brands and businesses. Most recently, Mr. Rubel served as Chief Executive Officer, President, and Board Member of Varsity Brands, a leader in sport, spirit and achievement products, which he strategically focused and integrated. Previously, Mr. Rubel served as Chairman, Chief Executive Officer and President of Collective Brands, Inc., which included Payless ShoeSource, Sperry Topsider, Saucony, Stride Rite and Keds. Prior to Collective Brands, Mr. Rubel was Chairman, Chief Executive Officer and President of Cole Haan LLC, from 1999 to 2005. Prior to Cole Haan, he served in senior management roles at J. Crew Group, Revlon and Murjani International Ltd.

Mr. Rubel has been a director of numerous multinational retail and consumer branded companies. He currently serves as Executive Chairman of MidOcean’s portfolio company KidKraft, and also on the Boards of TreeHouse Foods, The Joint Chiropractic and MidOcean’s portfolio company Image Skincare. He previously was an Independent Director at Hudson’s Bay Company (“HBC”), where he served on the Special Committee for HBC’s going private transaction. Mr. Rubel also served as an Independent Director of HSNi, the holding company of HSN and Cornerstone Brands. In addition, Mr. Rubel served as an Independent Director at SUPERVALU, ELF Cosmetics and Furniture Brands and as an advisor to early stage technology and retail companies, including Celect, Inc., Retail Next, First Insight and AfterPay.

Mr. Rubel has also worked closely as a Senior Advisor with TPG Capital, TPG Growth and Roark Capital. He was a presidential appointee to the White House Advisory Committee for Trade Policy Negotiation from 2010 to 2018. Mr. Rubel holds a Bachelor of Science from Ohio University and an MBA from the University of Miami. Mr. Rubel’s qualifications to serve on our board of directors include his extensive business and management experience, along with his extensive private and public company board and committee experience.

Tom Tomlinson. Mr. Tomlinson has served as President and Chief Executive Officer of Holley and as a member of our Board of Directors since July 2021 and, prior to the Business Combination, previously served as President and Chief Executive Officer of Holley Intermediate since December 2009. Since that time, he and his team have driven significant growth in revenues and earnings by focusing the business on its passionate automotive enthusiast consumers and by developing innovative new products for the cars and trucks they love. Mr. Tomlinson and his team have completed a series of strategic acquisitions which have contributed meaningful sales and earnings growth, added new product categories and brands and have increased Holley’s market position in the otherwise highly fragmented performance automotive aftermarket industry. Prior to assuming the role of President and Chief Executive Officer, Mr. Tomlinson served as Chief Financial Officer since March 2003, during which time he and his team put the initial building blocks in place that have supported the business’s transformation into a profitable and growing business. Mr. Tomlinson is a passionate automotive enthusiast and has been immersed in car culture since childhood. He began his professional career in public accounting where he served a wide variety of businesses with PricewaterhouseCoopers. Mr. Tomlinson holds a bachelor’s degree in accounting and finance from Liberty University. Mr. Tomlinson’s qualifications to serve on our board include his extensive experience operating the Company.

Gina Bianchini. Ms. Bianchini has served as a member of our Board of Directors since October 2020. She currently serves as the Founder and Chief Executive Officer of Mighty Networks, a SaaS platform that helps businesses sell digital memberships, experiences, relationships, and expertise to their members via community, content, online courses, and subscription commerce. Before Mighty Networks, Ms. Bianchini co-founded Ning, a pioneering global platform for creating niche social networks. Under her leadership, Ning grew to approximately 100 million people in 300,000 active social networks across subcultures, professional networks, entertainment, politics, and education, before being acquired in 2010. In addition to Mighty Networks, Ms. Bianchini serves as a member of the Board of Directors for TEGNA, a broadcast and digital media company. She previously served as a member of the Board of Directors for Scripps Networks Interactive Inc., from 2012 until they were acquired in 2018 by Discovery Communications. Ms. Bianchini holds a B.A. degree in Political Science from Stanford University and an MBA from Stanford Graduate School of Business. Ms. Bianchini’s qualifications to serve on our board include her in-depth knowledge and experience in building and operating companies in the digital media and technology sector.

Owen M. Basham. Mr. Basham has served as a member of our Board of Directors since July 2021 and, prior to the Business Combination, previously served as a director of Holley Intermediate since 2018. Mr. Basham is a principal of Sentinel Capital Partners. Prior to joining Sentinel in 2012, he spent two years in the restructuring and special situations group of Macquarie Capital and two years at Nancy Creek Capital, a lower middle market private equity and mezzanine debt firm. Mr. Basham holds a BS in Commerce from the University of Virginia’s McIntire School. He currently serves as a director of Sentinel portfolio companies Altima Dental and Fazoli’s. He previously served as a director of GSM Outdoors, MB2 Dental, and SONNY’S Enterprises prior to Sentinel’s sale of these businesses. Mr. Basham’s qualifications to serve on our board include his strong strategic leadership, business development and financial skills.

James D. Coady. Mr. Coady has served as a member of our Board of Directors since July 2021 and, prior to the Business Combination, previously served as a director of Holley Intermediate since 2018. Mr. Coady is a partner of Sentinel Capital Partners. Prior to joining Sentinel in 1998, Mr. Coady spent three years as an associate at First Chicago Equity Capital, the private equity division of First Chicago NBD and two years as an analyst at Alex. Brown & Sons. Mr. Coady holds an MBA from Northwestern University’s J.L. Kellogg Graduate School of Business and an AB from Harvard University. He currently serves as a director of Sentinel portfolio companies Cabi, Holley, and Newk’s Eatery. He also served as a director of Chase Doors, Checkers, Colson, Cottman, Engineered Controls, Falcon Holdings, Fasloc, Huddle House, Interim Healthcare, Massage Envy, Metro Dentalcare, Midwest Wholesale, Nivel, NorSun Food Group, Pet Supplies Plus, Quick Weight Loss Centers, RotoMetrics, Southern California Pizza, and Vintage Parts prior to Sentinel’s sale of these businesses. Mr. Coady’s qualifications to serve on our board include his experience related to private equity and transactional matters and post-acquisition oversight of operational performance at portfolio companies.

Ginger M. Jones. Ms. Jones has served as a member of our Board of Directors since July 2021. Ms. Jones has been a member of the board of directors of Tronox Holdings plc (NYSE: TROX) since April 4, 2018, and currently serves as its audit committee chair and member of the human resources and compensation committee. Since December 2019, Ms. Jones has served as a member of the board of directors of Nordson Corporation (NASDAQ: NDSN), and currently serves on the audit committee. From October 2013 to October 2020, Ms. Jones was a member of the board of directors of Libbey Inc. (NYSE: LBY), where she chaired its audit committee. Prior to her retirement in December 2018, Ms. Jones served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company (NYSE: CTB) beginning in December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. At Cooper, Ms. Jones was responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Prior to joining Cooper, Ms. Jones served as Senior Vice President and Chief Financial Officer of Plexus Corp. (NASDAQ: PLXS) from 2007 to 2014, and Vice President and Corporate Controller of Banta Corporation from 2002 to 2007 (formerly NYSE: BN). A certified public accountant, Ms. Jones began her career with Deloitte & Touche. Ms. Jones holds a Master of Business Administration from The Ohio State University and a bachelor’s degree in Accounting from the University of Utah. Ms. Jones’ qualifications to serve on our board include her substantial experience in accounting and finance, along with her extensive experience in senior management.

Michelle Gloeckler. Ms. Gloeckler has served as a member of our Board of Directors since July 2021. Michelle Gloeckler has been a member of the board of directors of BJ’s Wholesale Club (NYSE: BJ) since September 2019, where she serves on the nominating and governance committee. In mid-May 2021, Ms. Gloeckler was appointed as a member of the board of directors of The Duckhorn Portfolio, Inc. (NYSE: NAPA), where she serves on the audit committee and nominating and corporate governance committee. Ms. Gloeckler is a former retail executive with more than thirty years of experience in retail, consumer-packaged goods, merchandising, sourcing, manufacturing and strategy. Ms. Gloeckler served as an independent director on Benson Hill Biosystems, Inc.’s board and audit committee from 2019 to 2021, and was the Chief Merchant & President International for Academy Sports & Outdoors, a sporting goods retailer, from August 2016 to January 2019. Ms. Gloeckler served as Executive Vice President, Consumables, Health and Wellness at Walmart Inc. (NYSE: WMT), from February 2009 to August 2016, where she led Walmart’s health and wellness unit and US manufacturing initiative. Prior to that, Ms. Gloeckler held leadership roles at The Hershey Company, a global confectionary manufacturer. Ms. Gloeckler is an advisor for Blendid, PEEP Performance – GO2 Devices and The University of Michigan Dean’s Advisory Counsel. She holds a bachelor’s degree in Communication and Psychology from the University of Michigan. Ms. Gloeckler’s qualifications to serve on our board of directors include her extensive business and management experience, along with her extensive private and public company board and committee experience.

Dominic Bardos. Dominic Bardos currently serves as Chief Financial Officer, and prior to the Business Combination, previously served as Chief Financial Officer of Holley Intermediate since July 2021. Mr. Bardos has over 30 years of global finance and accounting experience across multiple industries, including retail, restaurant, consumer services, entertainment and hospitality. Most recently, he served as Vice President of Finance for Tractor Supply Company (Nasdaq: TSCO), the largest publicly traded rural lifestyle retailer from 2018 to 2021. Previously, he served as Chief Financial Officer for Cambridge Franchise Holdings, an operator of quick service restaurants across the southeast from 2017 to 2018. Additionally, he held several leadership positions at ServiceMaster (NYSE: SERV) including three years from 2014 to 2017 as the divisional Chief Financial Officer for Terminix, their largest international division. His experience also includes leadership positions in financial planning & analysis, strategic sourcing, supply chain, and customer service operations in large organizations such as Caesars Entertainment (Nasdaq: CZR), Hilton Hotels, and Harrah’s Entertainment. Dominic earned a Master of Business Administration in Finance and a Bachelor’s degree in Management from the University of Memphis, Fogelman College of Business & Economics.

Vinod Nimmagadda. Vinod Nimmagadda currently serves as Executive Vice President of Corporate Development & New Ventures, and prior to the Business Combination, previously served as Executive Vice President of Corporate Development & New Ventures of Holley Intermediate since July 2021. Mr. Nimmagadda has over 8 years of finance and investment banking experience within the automotive aftermarket. Most recently, he served as a Vice President within Jefferies Group LLC from 2019 to 2021, and served in various other investment banking roles at Jefferies Group LLC since 2015. Previously, he served as an investment banking analyst within BB&T’s investment banking division from 2014 to 2015. Vinod earned a Bachelor’s degree in Financial Economics from Columbia University.

Sean Crawford. Sean Crawford currently serves as Chief Marketing Officer, and prior to the Business Combination, previously served as Chief Marketing Officer of Holley Intermediate since May 2020. Mr. Crawford brings nearly 20 years of automotive aftermarket industry experience. During his career, Mr. Crawford has led various marketing organizations for automotive aftermarket brand portfolios under both public and private equity ownership. Most recently, he served as President of JE Pistons, a leading manufacturer of high-performance engine parts from 2019 to 2020. Previously, Mr. Crawford held several leadership positions at Race Winning Brands, a portfolio of high-performance automotive aftermarket brands, including Vice President of Marketing and Business Development from 2017 to 2019, and Director of Marketing and Business Development from 2016 to 2017. Prior to that, Mr. Crawford led the automotive performance brands marketing organization at Performance Motorsports International from 2013 to 2017 as Director of Marketing and Business Development. His experience also includes leadership positions directing product and engineering organizations. Mr. Crawford is an active and passionate automotive enthusiast, and enjoys vehicles of all types and vintages. He holds a Bachelor’s Degree in Business Administration with an emphasis in Marketing and Management and a Master of Business Administration (MBA) degree from Concordia University Irvine.

Terrill M. Rutledge. Terrill Rutledge currently serves as Chief Information Officer, and prior to the Business Combination, previously served as Chief Information Officer of Holley Intermediate since 2019. Mr. Rutledge has over 31 years of information systems and business operations experience across multiple industries, including manufacturing, retail, software development, automotive, print media and advertising. Most recently, he served as Senior Vice President of Operations for Holley Performance from 2009 to 2019 prior to being promoted to CIO. Terrill also served as Vice President of Materials and Director of Information Technology for Holley between 2003 and 2009. Previously, he worked for Accuride Corporation as Director of Supply Chain Management, a tier 1 supplier to the heavy duty automotive industry. Additionally, he held several leadership positions at Accuride, including five years as the Director of Business Systems. Prior to Accuride, he worked for ZML, a software development company, Helig Meyers, a furniture retail corporation, and R.R. Donnelley & Sons, a print media corporation. Mr. Rutledge earned a Master’s Degree in Management and Bachelor’s Degree in Business Management from Brescia University.

Stephen Trussell. Stephen Trussell currently serves as Vice President of Finance, and prior to the Business Combination, previously served as Vice President of Finance of Holley Intermediate since January 2009. Mr. Trussell previously served as Corporate Controller for Holley Intermediate from 2003 and 2009. He has over 30 years of accounting experience across multiple industries, including retail, restaurant, manufacturing and financial services. Prior to joining Holley, he was a senior manager at KPMG, where he spent 12 years with KPMG in its audit group. Mr. Trussell earned a Bachelor’s degree in Accounting from Virginia Tech University.

Jason Richard Bruce. Jason Bruce currently serves as Vice President of Business Development, and prior to the Business Combination, previously served various capacities since joining Holley Intermediate in 1999. He has over 30 year of experience in the performance automotive aftermarket and has held leadership positions at Hooker Headers, Street Scene Equipment and Advanced Flow Engineering. Mr. Bruce is responsible for overseeing sales initiatives and relationships throughout the distribution channel partners that includes E-Retailers, National Retailers, Performance Distributors and Direct-To-Consumer. His experiences also includes marketing, advertising, product/brand management, merchandising, event planning and forecasting. Mr. Bruce graduated Platt College of Graphic Design in Ontario, California.

Board Composition

Our business and affairs is organized under the direction of our board of directors, which consists of seven members. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling and direction to our management. The board of directors meet on a regular basis and additionally as required.

At the Closing, the Company, the Sponsor, the Sponsor Investors, the Holley Stockholder and the Sentinel Investors entered into the Stockholders’ Agreement, providing for on-going director nomination rights subject to certain ownership requirements with respect to Holley. See “—Director Nominations” for more information.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Class I directors, which consists of Mses. Bianchini and Gloeckler, will initially serve for a term expiring at the 2022 annual meeting of stockholders. Class II, which consists of Ms. Jones and Mr. Coady, and Class III, which consists of Messrs. Rubel, Tomlinson and Basham, will initially serve for a term expiring at the 2023 and 2024 annual meeting of stockholders, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors.

Role of Board in Risk Oversight

The board of directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the board of directors by the audit committee. The audit committee represents the board of directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for the board of directors all areas of risk and the appropriate mitigating factors. In addition, our board of directors receives periodic detailed operating performance reviews from management.

Director Independence

The board of directors has determined that each of Messrs. Rubel, Basham, and Coady and Mses. Bianchini, Jones and Gloeckler are independent as defined under the NYSE listing standards. In making these determinations, the board of directors considered Messrs. Basham’s and Coady’s affiliation with Sentinel Capital Partners, which beneficially owns 57.35% of the Company’s Common Stock. With respect to Mr. Rubel, the board of directors considered that Mr. Rubel serves as Chairman of MidOcean Partners’ Executive Board, an advisory board that provides industry insights to MidOcean Partners’ investment teams and portfolio companies. MidOcean beneficially owns 10.47% of the Company’s Common Stock. In each case, the board of directors determined that such relationships did not impair such directors’ independence.

Committees of the Board of Directors

The Company’s board of directors has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation and Talent Committee. Each committee operates under a charter that has been approved by our board of directors and is available on our website at https://investor.holley.com/governance/governance-documents/. The committees have the composition and responsibilities described below.

Audit Committee

Our board of directors has established an Audit Committee. The Audit Committee consists of Ms. Jones, who serves as the chair and member of the Audit Committee, along with and Mr. Rubel and Ms. Bianchini as members. Each member of the Audit Committee qualifies as an independent director under the NYSE listing standards and SEC rules applicable to audit committee members.

Each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards and our board of directors has determined that each of Ms. Jones and Mr. Rubel is an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee is governed by a charter that complies with the NYSE listing standards. Our Audit Committee, among other things, has responsibility for:

•

assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence, and our accounting and financial reporting processes of and the audits of our financial statements;

•	preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•	approving audit and non-audit services to be performed by the independent accountants; and

•	performing such other functions as our board of directors may from time to time assign to the audit committee.

Compensation and Talent Committee

Our board of directors has established a Compensation and Talent Committee (the “Compensation Committee”). The Compensation Committee consists of Ms. Gloeckler, who serves as the chair and member of the Compensation Committee, along with Mr. Basham and Mr. Coady as members. Each member of the Compensation Committee qualifies as an independent director under the NYSE listing standards and SEC rules applicable to compensation committee members.

The Compensation Committee is governed by a charter that complies with NYSE listing standards. Our Compensation Committee, among other things, has responsibility for:

•

reviewing the compensation and benefits of our Chief Executive Officer and other executive officers and recommending such compensation for approval by the independent directors of the board or the board, as applicable;

•	recommending the amount and form of non-employee director compensation;

•	appointing and overseeing any compensation consultant; and

•	performing such other functions as our board of directors may from time to time assign to the compensation committee.

Nominating and Governance Committee

Our board of directors has established a Nominating and Governance Committee. The Nominating and Governance Committee consists of Ms. Gloeckler, who serves as the chair and member of the Nominating and Governance Committee, along with Mr. Basham and Mr. Coady as members. Each member of the Nominating and Governance Committee qualifies as an independent director under NYSE listing standards.

The Nominating and Governance Committee is governed by a charter that complies with NYSE listing standards. Our Nominating and Governance Committee, among other things, has responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Director Nominations

At the Closing, the Company, the Sponsor, the Sponsor Investors, the Holley Stockholder and the Sentinel Investors entered into the Stockholders’ Agreement, pursuant to which the Holley Stockholder and the Sponsor have the right to designate nominees for election to the Company’s board of directors. For so long as the Sentinel Investors beneficially own, in the aggregate, a number of shares of Common Stock equal to or greater than approximately 43,491,429 shares, 26,634,286 shares, and 9,777,143 shares (36.9%, 22.6% and 8.3% of the number of shares of Common Stock issued and outstanding at the Closing), respectively, the Holley Stockholder will have the right to nominate three, two or one director(s), respectively. For so long as the Sponsor Investors beneficially own, in the aggregate, a number of shares of Common Stock equal to or greater than 3,050,000 shares or 1,525,000 shares (50% and 25% of the number of shares of Common Stock beneficially owned by the Sponsor at the Closing), respectively, the Sponsor will have the right to nominate two or one director(s), respectively. In addition, the Holley Stockholder, on the one hand, and the Sponsor, on the other hand, have the right to designate the replacement for any of their respective designees whose board service has terminated prior to the end of such director nominee’s term. The Holley Stockholder, on the one hand, and the Sponsor, on the other hand, also have the right to have their respective designees participate on committees of the board of directors, subject to compliance with applicable law and stock exchange listing rules. Pursuant to the Stockholders’ Agreement, the Holley Stockholder has nominated Messrs. Coady and Basham and Ms. Gloeckler and the Sponsor has nominated Mr. Rubel and Ms. Bianchini.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Ms. Gloeckler, who serves as the chair, along with Mr. Basham and Mr. Coady. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of our board of directors or Compensation Committee. Mr. Coady is a partner of Sentinel Capital Partners, which was a party to that certain Management Services Agreement, dated October 26, 2018, by and among the Holley Stockholder, Holley and Holley Purchaser, Inc. (the “Holley MSA Parties”) and Sentinel Capital Partners (the “Management Services Agreement”). Such agreement terminated prior to the Closing. See the section entitled “Certain Relationships and Related Party Transactions” for additional information regarding this agreement.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Copies of the Code of Business Conduct and Ethics is available on our website at https://investor.holley.com/governance/governance-documents/ by following the link to the dropdown menu “Governance,” selecting “Governance Documents” and selecting “Code of Business Conduct Policy.” In the event the Company makes any amendments to, or grants any waiver from, a provision of the code that applies to our principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver and reasons therefore on its website at www.holley.com within the time period required by such rules. Our website is not part of this prospectus.

Corporate Governance Guidelines

Our board of directors has adopted a corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at https://investor.holley.com/governance/governance-documents/ by following the link to the dropdown menu “Governance,” selecting “Governance Documents” and selecting “Corporate Governance Guidelines.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Empower

None of Empower’s executive officers or directors have received any cash compensation for services rendered to us. The Sponsor and Empower’s executive officers and directors, or their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on Empower’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Empower’s audit committee reviewed on a quarterly basis all payments that were made by Empower to the Sponsor and Empower’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination were made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Empower did not have any additional controls in place governing Empower’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on Empower’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, were paid by Empower to the Sponsor or Empower officers, or their respective affiliates, prior to completion of our initial business combination.

Empower was not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of Holley

As an emerging growth company, Holley has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of Holley’s executives, as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of Holley and the two next most highly compensated executive officers of Holley. These individuals are referred to as Holley’s “Named Executive Officers” or “NEOs.” For 2020, the Company’s named executive officers and the positions each held as of December 31, 2020 were:

•	Thomas W. Thomlinson, Chief Executive Officer;

•	Sean C. Crawford, Chief Marketing Officer; and

•	Brian Applegate, V.P. Mergers and Acquisitions.

The Company’s executive compensation program will continue to evolve to reflect its status as a newly publicly-traded company, while still supporting the Company’s overall business and compensation objectives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas W. Tomlinson	2020	452,379	—	—	489,015	37,574	978,968
President and Chief Executive Officer
Sean C. Crawford	2020	144,616	83,750	844,080	76,375	67,422	1,216,243
Chief Marketing Officer
Brian Appelgate	2020	404,713	—	—	—	85,038	489,751
V.P. Mergers and Acquisitions

(1)

Base salaries reflect two additional payroll periods in 2020. Mr. Crawford joined Holley in May 2020 and his base salary reflects such partial year of employment. Mr. Crawford’s annual base salary is $235,000.

(2)	The amounts reported as earned for Mr. Crawford include the payment of a sign-on bonus in the amount of $25,000 and a $58,750 minimum guaranteed bonus for 2020.
(3)

The amounts reported in this column represent the aggregate grant date fair value of the Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units of the Holley Stockholder granted to Mr. Crawford during the fiscal year ended December 31, 2020, in accordance with FASB ASC 718. The determination with respect to the value of the Class D-1 Units, Class D-2 Units and Class D-3 Units assumes that the Class D-1 Units, Class D-2 Units and Class D-3 Units will be earned at target performance levels, which is also the highest level of performance for such awards, and is consistent with the estimated aggregate compensation cost to be recognized over the performance period determined as of the grant date. See note 10 to Holley’s consolidated financial statements for the fiscal year ended December 31, 2020 for a discussion of the assumptions used to calculate these values.

(4)

The amounts reported as earned in this column represent the bonuses earned with respect to 2020 by each executive pursuant to our executive bonus program. These amounts were paid in the first quarter of 2021. For additional information, please see “— Executive and Director Compensation of Holley — Narrative to Summary Compensation Table — Annual Bonuses” below.

(5)

The amounts reported as earned by each named executive officer in this column represent (i) for Mr. Tomlinson, $12,453 in employer matching contributions made under the 401(k) plan and $25,121 paid for life and disability insurance premiums, (ii) for Mr. Crawford, $1,808 in employer matching contributions made under the 401(k) plan, $42,616 paid in relocation expenses incurred in connection with his relocation to Bowling Green, Kentucky, and $22,998 paid as a tax gross up for such amounts, and (iii) for Mr. Appelgate, the employer matching contributions made under the 401(k) plan and a $73,489 cost of living allowance.

Narrative Disclosure to the Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to Messrs. Tomlinson and Crawford reflected in the summary compensation table was provided pursuant to employment agreements with Holley’s predecessor, which are summarized below. Mr. Appelgate was not a party to an employment agreement with Holley’s predecessor. For a discussion of the severance pay and other benefits to be provided to Holley’s named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of Holley’s named executive officers, please see “— Potential Payments Upon Termination or Change In Control” below.

Thomas W. Tomlinson. Mr. Tomlinson served as the President and Chief Executive Officer of Holley pursuant to an employment agreement with Holley’s subsidiary, Holley Purchaser, Inc. dated September 14, 2018, which provided for an initial term of five years with automatic one-year renewal periods thereafter unless terminated earlier. Under Mr. Tomlinson’s employment agreement, Mr. Tomlinson was entitled to receive a base salary, $437,987, which was subject to annual review and increase (but not decrease) as determined by the Board of Directors of the Holley Stockholder. Pursuant to Mr. Tomlinson’s employment agreement, Mr. Tomlinson was also eligible to receive a target annual incentive bonus equal to 100% of his base salary, based upon the achievement of pre-established performance objectives set by the Board of Directors of the Holley Stockholder, subject to continued employment through the applicable payment date.

Sean C. Crawford. Mr. Crawford served as the Chief Marketing Officer of Holley pursuant to an employment agreement with a subsidiary of Holley’s predecessor, Holley Performance Products, Inc. dated May 1, 2020, which provided for an initial term of five years with automatic one-year renewal periods thereafter unless terminated earlier. Under Mr. Crawford’s employment agreement, Mr. Crawford was entitled to receive a base salary, $235,000 annually, which was subject to annual review and increase (but not decrease) as determined by the Board of Directors of the Holley Stockholder. Pursuant to Mr. Crawford’s employment agreement, Mr. Crawford was also eligible to receive a target annual incentive bonus equal to 50% of his base salary, based upon the achievement of pre-established performance objectives set by the Board of Directors of the Holley Stockholder, subject to continued employment through the applicable payment date. For 2020, Mr. Crawford was guaranteed a minimum annual bonus of $58,750 so long as he remained employed with Holley. Pursuant to Mr. Crawford’s employment agreement, Mr. Crawford was also eligible to receive a one-time signing bonus equal to $25,000 paid on Holley’s first normally scheduled payroll date following Mr. Crawford’s first date of employment. During 2020, Mr. Crawford was also entitled to reimbursement for expenses related to his relocation to Bowling Green, Kentucky, which totaled $42,616, plus a gross-up for such reimbursement, which totaled $22,998.

Annual Bonuses

Bonuses payable to Messrs. Tomlinson and Crawford in respect of service during the fiscal year ended December 31, 2020 were paid in the first quarter of 2021 and were determined based on the achievement of the following performance criteria: EBITDA and unlevered free cash flow, each given a weighting of 90% and 10%, respectively. Executive bonus payments are generally subject to the executive remaining employed with Holley through the payment date. For the fiscal year ended December 31, 2020, based on the actual level of achievement of the performance objectives, the bonus for each executive was funded at 115%, resulting in a payout to each of Messrs. Tomlinson and Crawford of $489,015, $143,750 and $135,125, respectively. Mr. Appelgate did not participate in the executive bonus plan.

Incentive Units

The Holley Stockholder granted Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units (collectively, the “Incentive Units”) pursuant to the amended and restated limited liability company agreement of the Holley Stockholder (the “Holley Stockholder LLCA”) and those certain equity grant agreements of the Holley Stockholder (collectively, the “Equity Grant Agreements”) to certain executive officers, including its named executive officers. The Incentive Units were intended to qualify as profits interests for federal income tax purposes, and as a result, each named executive officer was a member of the Holley Stockholder and bound by all the terms and conditions stated in the Holley Stockholder LLCA.

On May 8, 2020, the Holley Stockholder granted Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units to certain executive officers, including Mr. Crawford. Mr. Crawford’s Class C Units vest 20% on the first anniversary of the grant date and then in equal monthly installments thereafter for the following 48 months, provided that he remain employed with Holley through each vesting date. Class C Units fully vested in connection with a sale of the Holley Stockholder, provided that the named executive officer remains employed with Holley through such date. The Class D-1 Units, Class D-2 Units and Class D-3 Units vested at such time that the Sentinel Investors achieved a return on their investment of 2.0 times, 2.5 times and 3 times, respectively.

Each of the Incentive Units held by Holley’s named executive officers as of the last day of fiscal year ended December 31, 2020 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below. The Incentive Units remain subject to the same vesting terms and conditions as were applicable to the Incentive Units, immediately prior to the Closing.

Health and Welfare Plans. Holley’s named executive officers were eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees. Mr. Tomlinson was also entitled to additional life and disability insurance paid for by Holley.

Retirement Plans. Holley sponsored a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that was intended to meet the requirements of Section 401(k) of the Code, for the benefit of its employees, including the named executive officers. Participants could make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who were 50 years of age or older could contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions were allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions were generally not taxable to participants until withdrawn, and, participant contributions were held in trust as required by law. No minimum benefit was provided under the plan. An employee was 100% vested in his or her pre-tax deferrals when contributed.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by each of Holley’s named executive officers as of December 31, 2020.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable(2)	Number of Securities Underlying Unexercised Options (#) unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date
Thomas W. Tomlinson	December 31, 2018	1,107,324.36	1,660,986.54	8,753,686.25	N/A	N/A
Sean C. Crawford	May 18, 2020	—	750,728.38	2,373,881.02	N/A	N/A
Brian Appelgate	December 31, 2018	150,145.67	225,218.51	1,186,940.52	N/A	N/A

(1)

The Incentive Units are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options due to the fact that they only have value as the value of the underlying security appreciates. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.”

(2)

Represents grant of Class C Units that vest 20% on the first anniversary of the grant date and then in equal monthly installments thereafter for the following 48 months, provided that the named executive officer remains employed with Holley through each vesting date. Class C Units fully vest in connection with a sale of the Holley Stockholder, provided that the named executive officer remains employed with Holley through such date.

(3)

Represents, (i) for Mr. Tomlinson, the grant of 2,975,101.58 Class D-1 Units, 3,205,961.92 Class D-2 Units and 2,572,622.75 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively, (ii) for Mr. Crawford, the grant of 806,807.21 Class D-1 Units, 869,413.40 Class D-2 Units and 697,660.41 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively, and (iii) for Mr. Appelgate, the grant of 403,403.61 Class D-1 Units, 434,706.70 Class D-2 Units and 348,830.21 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively.

(4)	These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

Potential Payments Upon Termination or Change in Control

Severance Benefits. Other than as set forth below, Holley did not offer or have in place for its named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2020. Mr. Appelgate was not a party to an employment agreement in 2020.

Thomas W. Tomlinson. Pursuant to Mr. Tomlinson’s employment agreement, if Mr. Tomlinson’s employment was terminated by Holley without cause or by Mr. Tomlinson for good reason (each, as defined in his employment agreement), subject to Mr. Tomlinson’s execution and non-revocation of a general release of claims in favor of Holley and its officers, directors and agents, Mr. Tomlinson was entitled to (i) continued payment of his base salary as in effect on the date of such termination for twelve months following the date of such termination, (ii) a monthly reimbursement for the costs of continued health benefits for himself and his covered dependents under COBRA for twelve months following the date of such termination or such earlier date on which COBRA coverage terminates, provided that Mr. Tomlinson was eligible for continued coverage under COBRA and (iii) a pro-rated annual bonus for the year in which the termination of employment occurs based on Mr. Tomlinson’s and Holley’s actual performance, payable at the same time as such bonus would have otherwise been paid had his employment not terminated. Mr. Tomlinson was subject to certain restrictive covenants under his employment agreement, including a one-year post-termination non-compete and non-solicit of customers and suppliers of Holley and its subsidiaries, each with an option that Holley extend the restrictions for up to one additional year upon nine months’ written notice and the continued payment of base salary through the extension period, the continued payment of COBRA premiums through the extension period, but not to exceed 18 months from the termination date, and a payment of 50% of the target bonus for the year in which the termination of employment occurred, and a two-year post-termination non-solicit of the employees and consultants of Holley and its subsidiaries.

Sean C. Crawford. Pursuant to Mr. Crawford’s employment agreement, if Mr. Crawford’s employment was terminated by Holley without cause (as defined in his employment agreement), subject to Mr. Crawford’s execution and non-revocation of a general release of claims in favor of Holley and its officers, directors and agents, Mr. Crawford was entitled to (i) continued payment of his base salary as in effect on the date of such termination for six months following the date of such termination, and (ii) a pro-rated annual bonus for the year in which the termination of employment occurs based on Mr. Crawford’s and Holley’s actual performance, payable at the same time as such bonus would have otherwise been paid had his employment not terminated. Mr. Crawford was subject to certain restrictive covenants under his employment agreement, including a one-year post-termination non-compete and non-solicit of customers and suppliers of Holley and its subsidiaries, each with an option that Holley extend the restrictions for up to one additional year upon nine months’ written notice and the continued payment of base salary through the extension period, and a two-year post-termination non-solicit of the employees and consultants of Holley and its subsidiaries.

Change in Control

Incentive Units. Incentive Units that are “Class C Units” fully vested in connection with a sale of the Holley Stockholder, provided that the named executive officer remains employed with Holley through such date. All Incentive Units that are “Class D-1 Units,” “Class D-2 Units,” and “Class D-3” Units were automatically forfeited upon any termination of the award holder’s employment with Holley, and will participate in their pro-rata share of any distributions made by Holley only if the Sentinel investors have achieved a 2.0x, 2.5x or 3.0x return, respectively.

Director Compensation

For 2020, members of the Holley board of directors received no compensation for services rendered. Holley currently has no other formal arrangements under which its directors receive compensation for service to its board of directors or its committee.

The following summary compensation table sets forth the compensation awarded to, earned by, or paid to the board of directors of Holley during the fiscal year ended December 31, 2021.

	Matt Rubel	Giana Bianchini	Michelle Gloeckler		Ginger M. Jones		Owen Basham	James Coady	Tom Tomlinson(1)
Cash Retainer	$70,000	$70,000	$70,000		$70,000		$70,000	$70,000	—
Restricted Stock Units(2)	$85,000	$85,000	$85,000		$85,000		$85,000	$85,000	—
Board Chair	$40,000	—	—		—		—	—	—
Audit Committee Member	$10,000	$10,000	—		$25,000	(4)	—	—	—
Nominating and Governance Committee Member	—	—	$10,000	(3)	—		$10,000	$10,000	—
Compensation and Talent Committee Member	—	—	$15,000	(5)	—		$10,000	$10,000	—

Total	$205,000	$165,000	$180,000		$180,000		$175,000	$175,000	—

(1)	Employee directors will not receive compensation for their service on the board of directors of Holley.
(2)	RSUs, and their terms and conditions, will be approved and issued pursuant to the Incentive Plan upon registration of a Form S-8.
(3)	Ms. Gloeckler will not receive additional compensation for her services as chair of the Nominations Committee.
(4)	Ms. Jones will receive $25,000 for her services as chair of the Audit Committee.
(5)	Ms. Gloeckler will receive $15,000 for her services as chair of the Compensation Committee.

Executive Compensation

Overview

Following the Closing, Holley developed an executive compensation program that is consistent with Holley’s prior compensation policies and philosophies, which are designed to align compensation with Holley’s business objectives and the creation of stockholder value, while enabling Holley to attract, motivate and retain individuals who contribute to the long-term success of Holley.

Decisions regarding executive compensation reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Compensation Committee seeks to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards. Compensation for our executive officers have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of restricted stock unit awards and options.

Base Salary

It has been Holley’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Holley’s cost structure. Following the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

Holley may use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Annual cash bonuses will be administered by the Compensation Committee and at beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

Holley intends to use restricted stock unit awards and stock options to reward long-term performance of the executive officers. Holley believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan.

On July 16, 2021, concurrent with the Closing and each executive’s appointment as an executive officer of Holley, the board of directors of Holley approved the grant to each of Thomas Tomlinson, Dominic Bardos, Vinod Nimmagadda, Sean Crawford, Terrill Rutledge, Stephen Trussell and Jason Bruce of options to purchase 584,622, 179,711, 142,502, 124,963, 99,916, 64,080 and 58,612 shares of Common Stock (the “Option Awards”), respectively, under the Incentive Plan. Each Option Award will vest in three equal installments on each of the first three anniversaries of the Closing, subject to the executive’s continued employment through the applicable vesting date.

In connection with Holley’s executive compensation program, Holley expects to grant restricted stock units (“RSUs”) and additional Option Awards to its executives, contingent upon stockholder approval and filing of a registration statement on Form S-8, and approval by the Compensation Committee or board of directors. Any RSU and Option Award would represent a contingent right to receive or acquire a share of Common Stock upon vesting and settlement or exercise.

Other Compensation

Holley expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

New Employment Agreement

Each of Messrs. Thomas W. Tomlinson, Sean Crawford, Terrill M. Rutledge, Vinod Nimmagadda, and Dominic Bardos (each an “Officer”) entered into an executive employment agreement with Holley in connection with the Business Combination (each a “New Employment Agreement”). The New Employment Agreements were effective as of the Closing Date.

Term. The New Employment Agreements provide for an initial term commencing on the Closing Date and continuing for an initial term of 60 months, which will automatically renew for successive one-year terms thereafter unless either party gives written notice of non-extension to the other party at least 90 days prior to such renewal date.

Compensation. Each New Employment Agreement provides for an annual base salary and eligibility to participate in the annual bonus plan, and eligibility to participate in benefit plans.

Termination (For Cause). In the event that an Officer is terminated for cause (as defined in the New Employment Agreements) or resigns for any reason, or for Mr. Tomlinson, resigns without good reason (as defined in the New Employment Agreement), then such Officer shall be entitled to, among other benefits, any unpaid base salary through the date of termination, reimbursement for any unreimbursed business expenses incurred through the date of termination, any accrued but unused vacation time in accordance with Holley policy, and all accrued benefits (e.g., benefits plans, equity awards, grants, in each case in accordance with their terms) (collectively, the “Accrued Benefits”).

Termination (Without Cause) or Resignation for Good Reason. Additionally, in the event that an Officer is terminated without cause, or, for Mr. Tomlinson only, resigns for good reason, then such Officer shall be entitled to, among other benefits, the Accrued Benefits, six months’ salary (12 months’ for each of Messrs. Tomlinson and Bardos) paid in regular installments in accordance with Holley Inc.’s general payroll practice (as specified in the Officer’s New Employment Agreement), and an annual bonus, if any, that such Officer would have been entitled to for the year in which termination occurs (on a pro-rated basis for any partial year) based on actual financial results for such year and on an assumed target-level achievement by the executive of any personal performance objectives for such annual bonus, and, for Mr. Tomlinson only, reimbursement of COBRA benefits under Holley’s group health plan for 12 months.

Non-Competition; Non-Interference; Customer Non-Solicit. Each Officer agreed during the term of the New Employment Agreement and for one year thereafter (i) to not directly or indirectly compete with the business in which Holley or any of its subsidiaries is engaged on the date of termination or in which they have actively planned, on or prior to such date of termination, to be engaged in on or after such date, in any country in which Holley conducts business or actively plans to conduct business, (ii) to not solicit any individual or entity that was a customer during the twelve-month period immediately prior to such Officer’s termination of employment, and (iii) to not interfere or induce any other person or entity in interfering, with the relationship between Holley or any of its subsidiaries and any of their respective vendors or licensors. Additionally, Holley may extend the term of these non-competition provisions for up to an additional year by providing notice to the Officer at least nine months before the end of the one-year period following such Officer’s employment with Holley, provided that Holley pay to such Officer his annual base salary and, for Mr. Tomlinson only, reimbursements for expenses related to COBRA benefits not to exceed 18 months following the date of such Officer’s termination, and 50% of the applicable target bonus amount for the year in which such Officer’s employment was terminated.

Employee Non-Solicit. Additionally, during the employment term and for two years thereafter, each Officer agreed to (i) not solicit any employee of Holley or any of its subsidiaries to leave such employment or hire such employee or materially assist any other person in hiring any such employee and (ii) not interfere or induce any other person or entity in interfering, with the relationship between Holley or any of its subsidiaries and any of their joint ventures.

Base salary for each of Messrs. Tomlinson, Crawford, Rutledge, Nimmagadda and Bardos is equal to $500,000, $285,000, $227,875, $325,000, and $410,000, respectively), and each Officer is eligible to earn a target annual bonus based on performance (such target bonus equal to 100% of base salary for Mr. Tomlinson, 65% of base salary for Mr. Bardos, 60% of base salary for Mr. Nimmagadda, and 50% of base salary for each of the other Officers).

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to Holley regarding beneficial ownership of shares of Common Stock as of July 21, 2021 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

•	each of our named executive officers and directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each securityholder identified in the table possesses sole voting and investment power over all securities shown as beneficially owned thereby. Shares of Common Stock subject to options and Warrants that are exercisable or will be exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the option or Warrant for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The beneficial ownership percentages set forth in the table below are based on 117,993,139 shares of Common Stock issued and outstanding as of July 20, 2021.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Holley Parent Holdings, LLC(2)	67,673,884	57.35%
MidOcean(3)	12,350,000	10.47%
Wasatch Advisors, Inc.(4)	8,626,811	7.31%

Named Executive Officers and Directors:
Matthew Rubel(5)	—	—%
Gina Bianchini(5)	—	—%
Thomas W. Tomlinson(6)	—	—%
Owen M. Basham(6)	—	—%
James D. Coady(6)	—	—%
Ginger M. Jones	—	—%
Michelle Gloeckler	—	—%
Dominic Bardos(6)	—	—%
Vinod Nimmagadda(6)	—	—%
Sean Crawford(6)	—	—%
Terrill M. Rutledge(6)	—	—%
Brian Appelgate(6)	—	—%

All directors and executive officers as a group (13 individuals)	—	—%

(1)	Unless otherwise noted, the business address of each of the named executive officers and directors of Holley is c/o Holley Inc., 1801 Russellville Rd, Bowling Green, Kentucky 42101.
(2)

Consists of shares of Common Stock that is held by the Holley Stockholder. The Holley Stockholder is governed by the Holley Stockholder LLCA among the Sentinel Investors and the other members party thereto. By virtue of (a) the ability of the Sentinel Investors under the Holley Stockholder LLCA to appoint and remove a majority of the members of the board of directors of the Holley Stockholder and (b) the ability of a majority of the board of directors of the Holley Stockholder to control investment and voting power over the shares of Common Stock held by the Holley Stockholder, the Sentinel Investors may be deemed to have beneficial ownership over the shares of Common Stock held of record by the Holley Stockholder. The Sentinel Investors are controlled by Sentinel Partners V, L.P. (“Sentinel Partners V”), their general partner, which is controlled by Sentinel Managing Company V, Inc. (“Sentinel Managing Company”), its general partner, which is controlled by David S. Lobel, its president and sole shareholder. Accordingly, each of Sentinel Partners V, Sentinel Managing Company and Mr. Lobel may be deemed to have beneficial ownership over the shares of Common Stock held by the Holley Stockholder. Each of the Sentinel Investors, Sentinel Partners V, Sentinel Managing Company and Mr. Lobel disclaims beneficial ownership of the shares of Common Stock held by the Holley Stockholder other than to the extent of their pecuniary interest therein. The address for each of the foregoing is c/o Sentinel Capital Partners, L.L.C., 330 Madison Avenue, 27th Floor, New York, NY 10017.
(3)

Amount excludes 6,333,333 shares of Common Stock underlying Warrants that are not exercisable within 60 days of the date hereof. The managing member of the Sponsor is MidOcean Associates V, L.P., a Delaware limited partnership (“Associates”). The general partner of MidOcean Partners V, L.P., a Delaware limited partnership (“Partners”) and MidOcean Partners Executive V, L.P., a Delaware limited partnership (“Executive”) is Associates. The general partner of Associates is Ultramar Capital, Ltd, a Cayman Islands company (“Ultramar”), which is controlled by James Edward Virtue (“Virtue”). Accordingly, (i) each of Partners, Associates, Ultramar, and Virtue may be deemed to have beneficial ownership of the shares held by Sponsor, and (ii) each of Associates, Ultramar, and Virtue may be deemed to have beneficial ownership of the shares held by Partners and Executive, and in each case, each of Sponsor, Partners, Executive, Associates, Ultramar and Virtue disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein. The business address of each of Sponsor, Executive, Partners, Associates, Ultramar and Virtue is 245 Park Avenue, 38th Floor, New York, NY 10167.

(4)	See footnote 4 to the table in the section entitled “Selling Securityholders.”
(5)

Does not include any shares indirectly owned by this individual as a result of the individual’s membership interest in the Sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

(6)

Does not include any shares indirectly owned by this individual as a result of the individual’s securities interest in the Holley Stockholder. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

SELLING SECURITYHOLDERS

The following table sets forth information known to Holley regarding ownership of shares of Common Stock and Warrants as of July 21, 2021 that may be offered from time to time by the Selling Securityholders. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or the Warrants after the date of this prospectus.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock or Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock and Warrants does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock or Warrants. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock and Warrants that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

		Common Stock				Warrants
Name of Selling Securityholder		Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering		Beneficial Ownership Before the Offering	Warrants to be Sold in the Offering	Beneficial Ownership After the Offering
		Number of Shares	Number of Shares	Number of Shares	% **	Number of Warrants	Number of Warrants	Number of Warrants	%
Holley Parent Holdings, LLC	(1)	67,673,884	67,673,884	—	—	—	—	—	—
Empower Sponsor Holdings LLC	(2)	6,250,000	6,250,000	—	—	4,666,667	4,666,667	—	—
MidOcean Partners Executive V, LP	(2)	25,000	25,000	—	—	8,333	8,333	—	—
MidOcean Partners V, LP	(2)	6,075,000	6,075,000	—	—	1,658,333	1,658,333	—	—
Wells Fargo Special Small Cap Value Fund, A series of Wells Fargo Funds Trust	(3)	5,500,000	5,500,000	—	—	—	—	—	—
Wasatch Microcap Fund	(4)	1,600,000	1,600,000	—	—	—	—	—	—
Wasatch Core Growth Fund	(4)	3,500,000	3,500,000	—	—	—	—	—	—
Clearlake Flagship Plus Partners Master Fund, L.P.	(5)	2,750,000	2,750,000	—	—	—	—	—	—
Baron Small Cap Fund	(6)	4,000,000	2,500,000	1,500,000	1.3%	—	—	—	—
CVI Investments, Inc.	(7)	1,200,000	1,200,000	—	—	—	—	—	—
Polar Long/Short Master Fund	(8)	1,171,354	1,171,354	—	—	—	—	—	—

		Common Stock				Warrants
Name of Selling Securityholder		Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering		Beneficial Ownership Before the Offering	Warrants to be Sold in the Offering	Beneficial Ownership After the Offering
		Number of Shares	Number of Shares	Number of Shares	% **	Number of Warrants	Number of Warrants	Number of Warrants	%
Polar Multi-Strategy Master Fund	(8)	981,177	828,646	152,531	*	—	—	—	—
Wellwater LLC	(9)	500,000	500,000	—	—	—	—	—	—
Glenn J. Krevlin Revocable Trust dated July 25, 2007	(10)	450,000	450,000	—	—	—	—	—	—
Nina P. Krevlin Irrevocable Trust FBO Michael Krevlin dated October 22, 2007	(10)	50,000	50,000	—	—	—	—	—	—
Stewart J. Rahr Revocable Trust	(11)	400,000	400,000	—	—	—	—	—	—
CaaS Capital Master Fund LP	(12)	353,686	250,000	103,686	*	—	—	—	—
Indaba Capital Management, L.P.	(13)	2,300,000	250,000	2,050,000	1.7%	—	—	—	—
Kepos Alpha Master Fund L.P.	(14)	250,000	250,000	—	—	—	—	—	—
Kornitzer Capital Management, Inc. FBO Buffalo Funds	(15)	150,000	150,000	—	—	—	—	—	—
Shotfut Menayot Chul—Phoenix Amitim (The Phoenix Insurance Company Ltd.)	(16)	425,000	425,000	425,000	*	—	—	—	—
The Phoenix Insurance Company Ltd	(16)	75,000	75,000	75,000	*	—	—	—	—
Chelt Trading Limited	(17)	100,000	100,000	—	—	—	—	—	—
John R. Muse		50,000	50,000	—	—	—	—	—	—
FMAB Partners, LP	(18)	50,000	50,000		—	—	—	—	—
DS Liquid Div RVA MON LLC	(19)	45,764	45,764	—	—	—	—	—	—
BEMAP Master Fund Ltd	(19)	38,320	38,320	—	—	—	—	—	—
Monashee Solitario Fund LP	(19)	29,783	29,783	—	—	—	—	—	—
Monashee Pure Alpha SPV I LP	(19)	23,834	23,834	—	—	—	—	—	—
SFL SPV I LLC	(19)	6,644	6,644	—	—	—	—	—	—
Bespoke Alpha MAC MIM LP	(19)	5,655	5,655	—	—	—	—	—	—
Americo Life, Inc.	(20)	300,000	300,000	—	—	—	—	—	—
The Maddox Family Trust	(21)	100,000	100,000	—	—	—	—	—	—
Staysail 16 LLC	(22)	200,000	200,000	—	—	—	—	—	—
Morris & Arlene Goldfarb JTWROS	(23)	100,000	100,000	—	—	—	—	—	—

*	Less than 1%.

**	Based upon 117,993,139 shares of Common Stock outstanding as of July 20, 2021.
(1)

The Holley Stockholder is governed by the Holley Stockholder LLCA among the Sentinel Investors and the other members party thereto. By virtue of (a) the ability of the Sentinel Investors under the Holley Stockholder LLCA to appoint and remove a majority of the members of the board of directors of the Holley Stockholder and (b) the ability of a majority of the board of directors of the Holley Stockholder to control investment and voting power over the shares of our Common Stock held by the Holley Stockholder, the Sentinel Investors may be deemed to have beneficial ownership over the shares of Common Stock held of record by the Holley Stockholder. The Sentinel Investors are controlled by Sentinel Partners V, their general partner, which is controlled by Sentinel Managing Company, its general partner, which is controlled by David S. Lobel, its president and sole shareholder. Accordingly, each of Sentinel Partners V, Sentinel Managing Company and Mr. Lobel may be deemed to have beneficial ownership over the shares of Common Stock held by the Holley Stockholder. Each of the Sentinel Investors, Sentinel Partners V, Sentinel Managing Company and Mr. Lobel disclaims beneficial ownership of the shares of Common Stock held by the Holley Stockholder other than to the extent of their pecuniary interest therein. The address for each of the foregoing is c/o Sentinel Capital Partners, L.L.C., 330 Madison Avenue, 27th Floor, New York, NY 10017. For information regarding certain transactions between the Holley Stockholder, and its affiliates, and the Company, see the sections entitled “Management,” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

(2)

The managing member of the Sponsor is Associates. The general partner of Partners and Executive is Associates. The general partner of Associates is Ultramar, which is controlled by Virtue. Accordingly, (i) each of Partners, Associates, Ultramar, and Virtue may be deemed to have beneficial ownership of the securities held by Sponsor, and (ii) each of Associates, Ultramar, and Virtue may be deemed to have beneficial ownership of the securities held by Partners and Executive, and in each case, each of Sponsor, Partners, Executive, Associates, Ultramar and Virtue disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein. The business address of each of Sponsor, Executive, Partners, Associates, Ultramar and Virtue is 245 Park Avenue, 38th Floor, New York, NY 10167. For information regarding certain transactions between the Sponsor, and its affiliates, and the Company, see the sections entitled “Management,” “Certain Relationships and Related Party Transactions” and “Executive Compensation.”

(3)	Wells Fargo Special Small Cap Value Fund, A series of Wells Fargo Funds Trust, is a registered investment company under the Investment Company Act of 1940.
(4)

Each of Wasatch Micro Cap Fund and Wasatch Core Growth Fund is a registered investment company under the Investment Company Act of 1940 (the “Wasatch Funds”). Each of the Wasatch Funds is advised by Wasatch Advisors, Inc., a registered investment advisor, which has voting power over an additional 3,526,811 shares of Common Stock not reflected in the above table. The business address of Wasatch Advisors, Inc. and the Wasatch Funds is 505 Wakara Way, Salt Lake City, UT 84108.

(5)	Clearlake Flagship Plus Partners Master Fund, L.P. is a registered investment company under the Investment Company Act of 1940.
(6)

Baron Small Cap Fund is a registered investment company under the Investment Company Act of 1940. BAMCO, Inc., a registered investor advisor, is the investment advisor of Baron Small Cap Fund. Mr. Ronald Baron has voting and/or investment control over the shares of our Common Stock held by Baron Small Cap Fund and, accordingly, may be deemed to have beneficial ownership of such shares. Mr. Baron disclaims beneficial ownership of the shares held by Baron Small Cap Fund.

(7)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares of our Common Stock held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(8)

Each of Polar Long/Short Master Fund (“PLSMF”) and Polar Multi-Strategy Master Fund is managed by Polar Asset Management Partners Inc. (“Polar Management”). Polar Management is an investment advisor to PLSMF and PMSMF. Paul Sabourin, in his capacity as Chief Investment Officer of Polar Management, has voting and investment control over the shares of our Common Stock held by PLSMF and PMSMF and, accordingly, may be deemed to have beneficial ownership of such shares.
(9)

Wellwater LLC is managed by Ralph Finerman. Mr. Finerman has voting and investment control over the shares of our Common Stock held by Wellwater LLC and, accordingly, may be deemed to have beneficial ownership of such shares.

(10)

Each of the Glenn J Krevlin Revocable Trust dated July 25, 2007 (“G. Krevlin Trust”) and Nina P. Krevlin Irrevocable Trust FBO Michael Krevlin (“N. Krevlin Trust”) is managed by Glenn J. Krevlin, as trustee. Mr. Krevlin has voting and investment control over the shares of our Common Stock held by the G. Krevlin Trust and N. Krevlin Trust and, accordingly, may be deemed to have beneficial ownership of such shares.

(11)

The Stewart J. Rahr Revocable Trust (“S. Rahr Trust”) is managed by Stewart Rahr, as grantor and trustee and Steven Burns, as trustee. Each of Mr. Rahr and Mr. Burns has voting and investment control over the shares of our Common Stock held by the S. Rahr Trust and, accordingly, may be deemed to have beneficial ownership of such shares.

(12)

CaaS Capital Master Fund (“CCMF”) is managed by CaaS Capital Management LP (“CaaS Management”). Siufu Frank Fu has voting and investment control over CaaS Management and, accordingly, may be deemed to have beneficial ownership of the shares of our Common Stock held by CCMF.

(13)

The shares of our Common Stock are held directly by Indaba Capital Fund, L.P. (“Indaba Fund”). Indaba Capital Management, L.P. (“Indaba Management”) is Indaba Fund’s investment manager. Pursuant to an Investment Management Agreement, Indaba Fund and its general partner have delegated all voting and investment power over securities held by Indaba Fund to Indaba Management and, accordingly, Indaba Management may be deemed to have beneficial ownership of such securities. IC GP, LLC, as the general partner of Indaba Management, and Derek Schrier, as Managing Member of IC GP, LLC, may be deemed to exercise voting and investment power over and have beneficial ownership of the securities held by Indaba Fund. Indaba Fund specifically disclaims beneficial ownership of the securities that are directly held by it by virtue of its inability to vote or dispose of such securities as a result of the delegation of voting and investment power to Indaba Management.

(14)

Kepos Capital LP is the investment manager of Kepos Alpha Master Fund L.P. and Kepos Partners LLC is the General Partner of Kepos Alpha Master Fund L.P. and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares of our Common Stock held by Kepos Alpha Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the shares held by Kepos Alpha Master Fund L.P.

(15)

Kornitzer Capital Management, Inc. (“KCM”) is the investment adviser to and acting for the benefit of the Buffalo Funds. KCM may be deemed to have voting and dispositive power with respect to the shares of our Common Stock and, accordingly, may be deemed to have beneficial ownership of such shares. Craig Richard and Doug Cartwright are employees of KCM and manage the Buffalo Early Stage Growth Fund. Mr. Richard and Mr. Cartwright may be deemed to have voting and dispositive power with respect to the shares; however, Mr. Richard and Mr. Cartwright disclaim beneficial ownership of the shares held by the Buffalo Funds.

(16)

Shotfut Menayot Chul – Amitim (“Amitim”) and The Phoenix Insurance Company Ltd. – Nostro (“Nostro”) are managed and controlled by The Phoenix Holdings Ltd. (“Phoenix”) as its subsidiaries. Haggai Schreiber, Chief Investment Officer of Phoenix and Deputy Chief Executive Officer of The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and David Niewood, Senior Portfolio Manager of Amitim, may be deemed to have voting and dispositive power with respect to the shares of our Common Stock. Gilad Shamir, Chief Investment Officer of Amitim and Phoenix Insurance Company, may be deemed to have voting and dispositive power with respect to the shares held by Amitim. Dan Kerner, Head of Nostro Investments of Phoenix Insurance, may be deemed to have voting and dispositive power with respect to the shares held by Nostro.

(17)

Chelt Trading Limited (“Chelt”) is managed by Jaime Javier Montealegre Lacayo. Mr. Montealegre has voting and investment control over the shares of our Common Stock held by Chelt and, accordingly, may be deemed to have beneficial ownership of such shares.

(18)

FMAB Partners LP (“FMAB”) is managed by JAJO, LLC (“JAJO”). Each of Jack D. Furst, John S. Furst and Robert S. Furst have voting and investment control over the shares of our Common Stock held by FMAB and, accordingly, may be deemed to have beneficial ownership of such shares.

(19)

Each of DS Liquid Div RVA MON LLC (“DS”), BEMAP Master Fund Ltd. (“BEMAP”), Monashee Solitario Fund LP (“Solitario”), Monashee Pure Alpha SVP I LLP (“Pure Alpha”), SFL SPV I LLC (“SFL”) and Bespoke Alpha MAC MIM LP (“Bespoke”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares of our Common Stock held by DS, BEMAP, Solitario, Pure Alpha, SFL, and Bespoke. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities.

(20)

Michael A Merriman and Mary Beth Sotos each have voting or investment control over the shares of our Common Stock held by Americo Life, Inc. and, accordingly, may be deemed to have beneficial ownership of such shares.

(21)

Matthew Maddox and Katherine Maddox each have voting or investment control over the shares of our Common Stock held by The Maddox Family Trust (“Maddox Trust”) and, accordingly, may be deemed to have beneficial ownership of such shares.

(22)

Staysail 16 LLC (“Staysail”) is managed by Spinnaker Capital 2018 GP LLC. Anastasios Parafestas has voting and investment control over the shares of our Common Stock held by Staysail and, accordingly, may be deemed to have beneficial ownership of such shares.

(23)	Morris Goldfarb and Arlene Goldfarb hold the shares of our Common Stock in a joint tenancy with rights of survivorship.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Holley

Management Services Agreement

On October 26, 2018, the Holley MSA Parties entered into the Management Services Agreement with Sentinel Capital Partners. In connection with, and prior to, the Closing, the Management Services Agreement was terminated. Pursuant to the Management Services Agreement, the Holley MSA Parties were collectively obligated to pay Sentinel Capital Partners an annual $3.5 million management fee for certain consulting services, payable in four quarterly installments. Pursuant to the Management Services Agreement, the management fee would have increased to $4.0 million and $5.0 million upon the achievement of certain preset benchmarks with respect to EBITDA. In addition to the annual payment, the Holley MSA Parties paid a fee of $11.8 million to Sentinel in connection with the acquisition by the Sentinel Investors of Holley. The Holley MSA Parties also reimbursed Sentinel Capital Partners for reasonable out-of-pocket fees and expenses incurred in connection with providing the consulting services. The Master Services Agreement terminated prior to the Closing. Mr. Coady, a member of the Company’s board of directors, is a partner at Sentinel.

Holley Parent LLC Grants

The Holley Stockholder previously made grants of Incentive Units from time to time pursuant to the Holley Stockholder LLCA and the Equity Grant Agreements to certain of its employees and other service providers, including certain executive officers of Holley as described in the section entitled “Executive and Director Compensation—Narrative Disclosure to the Summary Compensation Table—Incentive Units.”

On May 8, 2020, the Holley Stockholder granted Incentive Units to certain employees, including Mr. Crawford. A description of the Incentive Units granted to Mr. Crawford on May 8, 2020 is included in section entitled “Executive and Director Compensation—Narrative Disclosure to the Summary Compensation Table—Incentive Units.”

On July 13, 2021, the Holley Stockholder made certain grants of Incentive Units to each of Messrs. Tomlinson, Bardos, Crawford, Rutledge, Trussell and Bruce, which will vest on the earlier to occur of (i) July 16, 2022 (the second anniversary of the Closing Date) and (ii) the date the Holley Stockholder is liquidated. The aggregate value of the Incentive Unit grants made to each of Tomlinson, Bardos, Crawford, Rutledge, Trussell and Bruce on July 13, 2021 is set forth below. All of the Incentive Units are generally subject to the terms and conditions of the Holley Stockholder LLCA, with the Class D-1 Units, Class D-2 Units and Class D-3 Units only participating in proceeds at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively.

Executive Officers:	Title	Grant Date Fair Value of Grant	Number of C Units	Number of D-1 Units	Number of D-2 Units	Number of D-3 Units
Tom Tomlinson	Chief Executive Officer	$5,955,441.09	688,476.90	811,834.33	874,830.61	702,007.45
Dominic Bardos	Chief Financial Officer	$100,000.01	11,560.47	13,631.81	14,689.60	11,787.67
Vinod Nimmagadda	Executive Vice President of Corporate Development & New Ventures	$100,000.00	11,560.47	13,631.81	14,689.60	11,787.67
Sean Crawford	Chief Marketing Officer	$1,765,507.57	204,100.95	-240,670.61	259,346.04	208,112.12
Terrill M. Rutledge	Chief Information Officer	$1,182,310.56	136,680.64	161,170.31	173,676.72	139,366.81
Stephen Trussell	VP Finance	$1,328,304.41	153,558.21	181,071.91	195,122.64	156,576.08
Jason Richard Bruce	VP Business Development	$1,280,097.31	147,985.25	174,500.41	188,041.21	150,893.58

Empower

Founder Shares

On August 21, 2020, the Sponsor purchased 7,187,500 Founder Shares for an aggregate price of $25,000. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of Empower’s issued and outstanding shares after the initial public offering. The underwriters declined to exercised their 45-day over-allotment option in connection with our initial public offering; thus, the 937,500 Founder Shares were forfeited by the Sponsor.

Pursuant to the Sponsor Agreement, the Sponsor agreed to (i) waive certain of its anti-dilution and conversion rights with respect to the Founder Shares and (ii) an earn-out in respect of 2,187,500 Earn-Out Shares vesting in two equal tranches. 1,093,750 of the Earn-Out Shares will vest the earlier of (x) the closing price of the Common Stock equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty-trading day period or (y) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Common Stock at a price per share equal to or exceeding $13.00 per share. The other 1,093,750 of Earn-Out Shares will be subject to the same conditions but will vest at a target price that equals or exceeds $15.00 per share. The Earn-Out Shares will be forfeited by the Sponsor if the applicable conditions are not satisfied before July 16, 2028 (seven years after the Closing Date).

The Founder Shares are subject to restrictions pursuant to the agreements described in the section entitled “Securities Eligible for Resale—Lock-Up Agreements.”

Private Warrants

Simultaneously with the closing of the initial public offering, Empower sold 4,666,667 Private Warrants to the Sponsor at a price of $1.50 per Private Warrant, generating gross proceeds of $7,000,000. Each Private Warrant is exercisable for one share of Common Stock at a price of $11.50 per share. A portion of the net proceeds from the private placement was added to the proceeds from the initial public offering held in the trust account that became available following the Closing. The Private Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and Empower’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until August 15, 2021.

Registration Rights

At Closing, the Sponsor, the Company and the Holley Stockholder, amended and restated that certain Registration and Shareholder Rights Agreement, dated as of October 6, 2020. Under the A&R Registration Rights Agreement, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of the Company that are held by the Sponsor and the Holley Stockholder from time to time. Under the A&R Registration Rights Agreement, the Holley Stockholder and Sponsor are entitled within any twelve-month period to make four written shelf takedown requests that the Company register the resale of any or all of their Common Stock on Form S-3 (or Form S-1 if the Company is ineligible to use Form S-3), so long as such demand is for at least $30,000,000 in shares of Common Stock of all stockholders participating in such shelf takedown, or all registrable securities held by the requesting party. Subject to certain customary exceptions, if the Company proposes to file a registration statement under the Securities Act with respect to its securities, the Company will give notice to the relevant security holders party to the A&R Registration Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the resale of such number of their Common Stock as requested by such stockholders, subject to customary cutbacks in an underwritten offering. Any other stockholders of the

Company with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. The registration statement of which this prospectus forms a part registers all of the shares of Common Stock and Warrants held by the Holley Stockholder and the Sponsor. The Holley Stockholder and the Sponsor also each acknowledged it is subject to the lock-up restrictions under the Seller Lock-Up Agreement and the Letter Agreement, respectively.

The registration statement of which this prospectus forms a part registers 6,250,000 shares of Common Stock and 4,666,667 Warrants held by the Sponsor and 67,673,884 shares of Common Stock held by the Holley Stockholder subject to these registration rights.

Stockholders’ Agreement

At the Closing, the Company, the Sponsor, the Sponsor Investors, the Holley Stockholder and the Sentinel Investors entered into the Stockholders’ Agreement, pursuant to which the Holley Stockholder and the Sponsor have the right to designate nominees for election to the Company’s board of directors subject to certain beneficial ownership requirements. See “Management—Director Nominations” for more information.

A&R FPA

Concurrent with the execution of the Merger Agreement, Empower and the A&R FPA Investor entered into the A&R FPA, pursuant to which the A&R FPA Investor agreed to purchase an aggregate of 5,000,000 Empower Units, or $50,000,000 in the aggregate. On July 9, 2021, Empower and A&R FPA Investor entered into that certain Assignment and Assumption Agreement with the New FPA Purchasers, pursuant to which A&R FPA Investor assigned its right to purchase 4,975,000 Empower Units to MidOcean Partners V, L.P. and 25,000 Empower Units to MidOcean Partners V Executive, L.P., in each case pursuant to the A&R FPA. Immediately prior to the Domestication, the New FPA Purchasers were issued 5,000,000 Empower Units for an aggregate purchase price of $50,000,000. Following the Domestication, each Empower Unit was subsequently separated into one share of Common Stock and one-third of one Public Warrant. Pursuant to the A&R FPA, the New FPA Purchasers agreed that they will not exercise the underlying Warrants until October 9, 2021 (the one year anniversary of Empower’s initial public offering). The A&R FPA also removed the requirement that the MidOcean investment committee approve the initial business combination prior to the sale and issuance of Empower Units.

PIPE Subscription Agreements

MidOcean Partners V, LP, an affiliate of the Sponsor, entered into a PIPE Subscription Agreement with the Company on March 11, 2021 to purchase up to 1,950,000 shares of Common Stock in connection with the Business Combination for an aggregate purchase price of $19.5 million. The terms of the PIPE Subscription Agreement entered into with MidOcean Partners V, LP are the same as other PIPE Investors. With the consent of Empower, MidOcean Partners V, LP assigned (i) 50,000 shares under its PIPE Subscription Agreement to a new PIPE Investor on March 17, 2021 and (ii) 100,000 shares under its PIPE Subscription Agreement to another new PIPE Investor on May 11, 2021.

Policies and Procedures for Related-Party Transactions

Our board of directors adopted a written policy regarding the review and approval or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which one or more of such related persons has a direct or indirect interest. In approving or rejecting any such transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval or disapproval of the transaction.

DESCRIPTION OF SECURITIES

The following sets forth a summary of the material terms of our securities, including certain provisions of Delaware law and of the certificate of incorporation and the bylaws. This summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified entirely by reference to the certificate of incorporation, bylaws and the Warrant Agreement. You should refer to our certificate of incorporation, bylaws and the Warrant Agreement, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, for a complete description of the rights and preferences of our securities. The summary below is also qualified by reference to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

The certificate of incorporation authorizes the issuance of 555,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of common stock, par value $0.0001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of July 20, 2021, there were outstanding 117,993,139 shares of Common Stock, no shares of preferred stock outstanding.

Common Stock

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the certificate of incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or to one vote per share on matters to be voted on by stockholders and are not entitled to cumulative voting in the election of directors. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the certificate of incorporation. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our Common Stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

The certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company’s board of directors is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Company’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

Under the certificate of incorporation, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our board of directors out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Preemptive or Other Rights

The certificate of incorporation does not provide for any preemptive or other similar rights.

Election of Directors

The board of directors consists of seven directors. Under the terms of the certificate of incorporation, the board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the 2022 annual meeting of stockholders. Class II and Class III directors will initially serve for a term expiring at the 2023 and 2024 annual meeting of stockholders, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors of the Company.

Under the certificate of incorporation, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

The bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the board of directors. To the extent permitted under applicable law, the Company may conduct meetings by remote communications.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The certificate of incorporation and bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, we purchased a tail policy with respect to liability coverage for the benefit of our officers and directors prior to the Closing on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, we are required to maintain such tail policy for a period of no less than six years following the Closing.

These provisions may discourage current stockholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders and stockholders. Furthermore, a stockholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Exclusive Forum

The certificate of incorporation provides that, unless the Company selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Common Stock will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any FSC Enforcement Action, and (ii) having service of process made upon such holder of Common Stock in any such FSC Enforcement Action by service upon such holder of Common Stock’s counsel in such action as agent for such holder of Common Stock.

Certain Anti-Takeover Provisions of Delaware Law; Certificate of Incorporation and Bylaws

The certificate of incorporation, bylaws and DGCL contain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Advanced Notice Requirements for Stockholder Meetings, Nominations and Proposals

The bylaws provide that special meetings of the stockholders may be called only by or at the direction of the chairman of our board of directors, the chief executive officer, the secretary, or the board of directors pursuant to a resolution adopted by a majority of the board. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

The bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, including the nomination of a director candidate. The bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of Common Stock) both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the bylaws as to such business. To be timely for the Company’s annual meeting of stockholders, the Company’s secretary must receive the written notice at the Company’s principal executive offices not earlier than the 120th day and not later than the 90th day before the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other procedural and information requirements set forth in the bylaws. The Chairperson of the board of directors of the Company may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. Class I, II and III directors shall initially serve until our 2022, 2023 and 2024 annual meetings of stockholders, respectively. Commencing with the 2024 annual meeting of stockholders, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed only for cause and only upon the affirmative vote of holders of a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation provides that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Supermajority Vote Requirement to Amend the Bylaws and Certificate of Incorporation

The affirmative vote of at least (i) 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required for stockholders to adopt, amend or repeal Article VI of the bylaws, (ii) 66.7% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors is required for stockholders, voting as a single class, to adopt, amend or repeal Section 4.2 and Articles V, VII, VIII, X, XI and XII of the certificate of incorporation and (iii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors is required for stockholders, voting as a single class, to adopt, amend or repeal Article IX of the certificate of incorporation.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the NYSE require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of Common Stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Warrants

As of July 20, 2021, there were 14,666,667 Warrants outstanding, consisting of 10,000,000 Public Warrants and 4,666,667 Private Warrants.

Public Warrants

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on October 9, 2021 (the one year anniversary of Empower’s initial public offering), except as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire on July 16, 2026, the date that is five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. The registration statement of which this prospectus forms a part registers all of the Public Warrants issued pursuant to the A&R FPA and all of the Private Warrants. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the share of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. The registration statement of which this prospectus forms a part registers all of the Public Warrants issued pursuant to the A&R FPA and all of the Private Warrants pursuant to this requirement. However, if our shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the Closing, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the fair market value less the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00. Once the Warrants become exercisable on October 9, 2021, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants) in whole and not in part, at a price of $0.01 per Warrant, upon a minimum of 30 day’s prior written notice of redemption to each Warrant holder, if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—— Anti-dilution Adjustments”) as well as the $11.50 per share of Common Stock exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00. Once the Warrants become exercisable on October 9, 2021, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants) in whole and not in part, at a price of $0.10 per Warrant, upon a minimum of 30 days’ prior written notice of redemption if, and only if, the closing price of our shares of Common Stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the redemption fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant immediately so adjusted. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the share prices immediately prior to the adjustment less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of share of Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361

12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

For example, if the volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. However, the exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature differs from the typical Warrant redemption features used by many other blank check companies, which typically only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the shares of Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Common Stock is below the exercise price of the Warrants. This redemption feature was established to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold discussed above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of the initial public offering prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Maximum Percentage Procedures. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. If the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For these purposes, “historical fair market value” means the volume weighted average price of a share of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares of Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or (c) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our certificate of incorporation or bylaws with respect to any other provision relating to the rights of holders of Common Stock, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock issuable upon exercise thereof, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock.

Private Placement Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the shares of Common Stock issuable upon exercise of the Private Warrants) are not transferable, assignable or salable until August 15, 2021, the date that is 30 days after the Closing Date (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Warrants), and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Warrants or any provision of the Warrant Agreement with respect to the Private Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Warrants.

If a holder of the Private Warrants elects to exercise a Private Warrant on a cashless basis, the holder would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant agent. The reason these Warrants permit a cashless exercise so long as they are held by our Sponsor and its permitted transferees is because it was not known at time of issuance whether they would be affiliated with us following the Business Combination, which would significantly limit their ability to sell our securities in the open market. We have policies in place that restrict insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public investors who could exercise their Warrants and sell the shares of Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders are significantly restricted from selling such securities.

Listing of Securities

Our Common Stock and Warrants are listed on the NYSE under the symbols “HLLY” and “HLLY WS,” respectively.

Transfer Agent

The Transfer Agent and Registrar for the Common Stock and the Warrant agent for the Warrants is Computershare Trust Company, N.A.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of July 20, 2021, we had 117,993,139 outstanding shares of Common Stock and 14,666,667 Warrants, all of which are freely tradable without restriction or further registration under the Securities Act, subject to the expiration or, if earlier, the waiver of the lock-up periods and transfer restrictions provided for in the agreements described below in respect of resales by the parties thereto. Any shares of Common Stock issued upon exercise of outstanding Warrants have also been registered and are or will be, as applicable, freely tradeable without restriction or further registration under the Securities Act. Certain of our stockholders may be considered affiliates, which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Common Stock or Warrants from time to time or the availability of shares of our Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock or Warrants then outstanding (117,993,139 shares or 14,666,667 Warrants as of July 20, 2021); or

•

the average weekly reported trading volume of our Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale (117,993,139 shares or 14,666,667 Warrants as of July 20, 2021).

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing on July 16, 2021, we were no longer a shell company. As a result, with respect to any securities they may hold which are restricted, (i) Sponsor and any other holder of Founder Shares or Private Warrants, as applicable, (ii) the New FPA Purchasers, and (iii) PIPE Investors would be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after the Closing Date, assuming the Company otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, the Holley Stockholder and the Sponsor and their permitted transferees are subject to certain transfer restrictions described below.

Lock-Up Agreements

Letter Agreement

Pursuant to the terms of the Letter Agreement entered into with Empower, the Sponsor and Empower directors and executive officers have agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) July 16, 2022 (one year after the Closing Date), (B) if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing December 13, 2021 (at least 150 days after the Closing Date), or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all holders of Common Stock having the right to exchange their shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Sponsor and Empower’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until August 15, 2021 (30 days after the Closing Date).

Seller Lock-up Letter

Pursuant to the terms of the Seller Lock-up Letter, entered into with Empower and the Holley Stockholder, the Holley Stockholder agreed to certain restrictions on transfer with respect to the shares of Common Stock held by the Holley Stockholder immediately following the Closing, including a lock-up of (i) 50,750,000 shares of Common Stock until the earlier to occur of: (A) July 16, 2022 (one year after the Closing Date), (B) if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing December 13, 2021 (at least 150 days after the Closing Date), or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all holders of Common Stock having the right to exchange their shares for cash, securities or other property and (ii) 16,923,884 shares of Common Stock until January 16, 2022 (six months following the Closing Date).

Registration Rights

At the Closing, the Company entered into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and the Holley Stockholder specified rights to require the Company to register all or a portion of their shares of Common Stock, Private Warrants and the Common Stock underlying the Private Warrants under the Securities Act. The PIPE Investors and A&R FPA Investor also have certain customary registration rights pursuant to the PIPE Financing and A&R FPA. See the sections entitled “Certain Relationships and Related Party Transactions—Empower—Registration Rights” and “—A&R FPA.”

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 8,850,000 shares of Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

We are registering (i) up to 109,257,218 shares of Common Stock for possible sale by the Selling Securityholders from time to time (which includes up to 6,333,334 shares of Common Stock that are issuable upon the exercise of the Warrants by the holders thereof) and (ii) up to 6,333,334 Warrants for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. See “Securities Eligible for Future Sale.”

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Common Stock or Warrants or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Warrants in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock or Warrants short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock or Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Common Stock or Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Common Stock or Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares of Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Common Stock or Warrants offered by this prospectus.

Restrictions to Sell

The Sponsor, the Empower directors and executive officers and the Holley Stockholder agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Resale — Lock-Up Agreements.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences of the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are purchasing our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	controlled foreign corporations and passive foreign investment companies; and

•	tax-exempt entities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the United States Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its position may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of our Common Stock or Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that would be subject to tax at the maximum tax rate applicable to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants. Upon a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock or Warrants. A U.S. holder’s adjusted tax basis in its Common Stock or Warrants generally will equal the U.S. holder’s acquisition cost for the Common Stock or Warrant less, in the case of a share of Common Stock, any prior distributions treated as a return of capital.

Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or Warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Redemption or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of a Warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Common Stock received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered Warrants equal to the number of shares of Common Stock having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the fair market value of the Common Stock received in respect of the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants exercised. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Public Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to a U.S. holder, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares of Common Stock or to such exercise price increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our shares of Common Stock and Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock or Warrants who or that is not a U.S. holder or a partnership.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders—Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

We are or have been a “U.S. real property holding corporation” (or “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock or our Warrants are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock or Warrants (as applicable) at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock or Warrants (as applicable). Our Common Stock and Warrants are currently traded on the NYSE, but there can be no assurance that either will continue to be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates and, in addition, a purchaser of our Common Stock or Warrants may be required to withhold tax with respect to that obligation. We believe that we are not currently a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Public Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S.

holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code (commonly known as “FATCA”), generally will impose a withholding tax of 30% on dividend income from our Common Stock paid to (i) a “foreign financial institution” (as such term is defined in Section 1471(d)(4) of the Code) (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person as defined under the Code who directly or indirectly owns more than 10% of the entity. These rules do not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules, including pursuant to or in compliance with an intergovernmental agreement entered into between the United States and the beneficial owner’s home jurisdiction.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of Holley Inc. (formerly, Empower Ltd.) as of December 31, 2020 and for the period from August 19, 2020 (inception) to December 31, 2020, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report which is incorporated herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of Holley Intermediate and Subsidiaries included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including exhibits, with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement and the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.holley.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Empower Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Empower Ltd. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 19, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 19, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 19, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, Texas

March 5, 2021, except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 18, 2021

EMPOWER LTD.

BALANCE SHEET

DECEMBER 31, 2020 (As Restated)

ASSETS
Current Assets
Cash	$1,080,629
Prepaid expenses	379,166

Total Current Assets	1,459,795

Cash and marketable securities held in trust account	250,052,906

Total Assets	$251,512,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities - accrued expenses	$173,873
Warrant liability	15,090,000
Forward purchase agreement liability	2,050,000
Deferred underwriting fee payable	8,750,000

Total Liabilities	26,063,873

Commitments

Class A ordinary shares subject to possible redemption, 22,040,218 shares at redemption value	220,448,820

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,959,782 shares issued and outstanding (excluding 22,040,218 shares subject to possible redemption)	296
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	9,442,981
Accumulated deficit	(4,443,894)

Total Shareholders’ Equity	5,000,008

Total Liabilities and Shareholders’ Equity	$251,512,701

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

Formation and operating costs	$273,915

Loss from operations	(273,915)

Other income (expenses):
Interest earned on marketable securities held in trust account	49,118
Unrealized gain on marketable securities held in trust account	3,788
Change in fair value of warrant liability	(1,690,000)
Change in fair value of forward purchase agreement liability	(2,050,000)
Transaction costs	(482,885)

Other expenses, net	(4,169,979)

Net loss	$(4,443,894)

Weighted average common stock subject to possible redemption	22,435,483

Basic and diluted net loss per common stock subject to possible redemption	0.00

Weighted average shares outstanding, basic and diluted	7,850,413

Basic and diluted net loss per ordinary share	$(0.58)

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 19, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to sponsor	—	—	7,187,500	719	24,281	—	25,000

Sale of 25,000,000 units, net of underwriting discounts and offering costs	25,000,000	2,500	—	—	227,765,222	—	227,767,722

Sale of 4,666,667 private placement warrants (proceeds received in excess of fair value)	—	—	—	—	2,100,000	—	2,100,000

Forfeiture of founder shares	—	—	(937,500)	(94)	94	—	—

Class A ordinary shares subject to possible redemption	(22,040,218)	(2,204)	—	—	(220,446,616)	—	(220,448,820)

Net loss	—	—	—	—	—	(4,443,894)	(4,443,894)

Balance – December 31, 2020	2,959,782	$296	6,250,000	$625	$9,442,981	$(4,443,894)	$5,000,008

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH

DECEMBER 31, 2020 (As Restated)

Cash Flows from Operating Activities:
Net loss	$(4,443,894)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in trust account	(49,118)
Unrealized gain on marketable securities held in trust account	(3,788)
Change in fair value of warrant liability	1,690,000
Change in fair value of forward purchase agreement liability	2,050,000
Transaction costs	482,885
Changes in operating assets and liabilities:
Prepaid expenses	(379,166)
Accrued expenses	173,873

Net cash used in operating activities	(474,208)

Cash Flows from Investing Activities:
Investment of cash in trust account	(250,000,000)

Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of private placement warrants	7,000,000
Proceeds from promissory note – related party	150,295
Repayment of promissory note – related party	(150,295)
Payment of offering costs	(445,163)

Net cash provided by financing activities	251,554,837

Net Change in Cash	1,080,629
Cash – Beginning	—

Cash – Ending	$1,080,629

Non-Cash Investing and Financing Activities:
Offering costs paid by sponsor in exchange for the issuance of Class B ordinary shares	20,000

Initial classification of Class A ordinary shares subject to possible redemption	$224,354,830

Change in value of Class A ordinary shares subject to possible redemption	$(3,906,010)

Deferred underwriting fee payable	$8,750,000

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Empower Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 19, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing an initial business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 19, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of an initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on October 6, 2020. On October 9, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units sold, the “public shares”), at $10.00 per unit, generating gross proceeds of $250,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “private placement warrants”) at a price of $1.50 per private placement warrant in a private placement to Empower Sponsor Holdings LLC (the “sponsor”), generating gross proceeds of $7,000,000, which is described in Note 5.

Transaction costs amounted to $14,215,163, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $465,163 of other offering costs.

Following the closing of the Initial Public Offering on October 9, 2020, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the private placement warrants was placed in a trust account (the “trust account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the funds in the trust account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward completing an initial business combination. The Company must complete its initial business combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding any deferred underwriting commissions held in the trust account) at the time of the agreement to enter into an initial business combination. The Company will only complete an initial business combination if the post-initial business combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an initial business combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the trust account (initially $10.00 per share), calculated as of two business days prior to the completion of an initial business combination, including any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of an initial business combination with respect to the Company’s warrants.

If the Company seeks shareholder approval in connection with an initial business combination, it receives an ordinary resolution under Cayman Islands law approving an initial business combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing an initial business combination. If the Company seeks shareholder approval in connection with an initial business combination, the sponsor has agreed to vote its founder shares (as defined in Note 6) and any public shares purchased in or after the Initial Public Offering in favor of approving an initial business combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its public shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed an initial business combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares without the Company’s prior written consent.

The sponsor has agreed (a) to waive its redemption rights with respect to any founder shares and public shares held by it in connection with the completion of an initial business combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete an initial business combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their public shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the trust account with respect to the founder shares if the Company fails to complete an initial business combination.

The Company will have until October 9, 2022 (the “Combination Period”) to complete an initial business combination. If the Company is unable to complete an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The sponsor has agreed to waive its liquidation rights with respect to the founder shares if the Company fails to complete an initial business combination within the Combination Period. However, if the sponsor acquires public shares in or after the Initial Public Offering, such public shares will be entitled to liquidating distributions from the trust account if the Company fails to complete an initial business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the trust account in the event the Company does not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per unit ($10.00).

The sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering and the FPA (as defined in Note 7) as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants and the FPA under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants and the FPA are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants and the FPA as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants and the FPA at the end of each reporting period as well as re-evaluate the treatment of the Warrants and the FPA and recognize changes in the fair value of each from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust, revenue, operating expenses, cash flows or cash.

The following table summarizes the effect of the restatement on each financial statement line item impacted by the restatement and on the number of Class A ordinary shares subject to redemption.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 9, 2020
Warrant liability	—	13,400,000	13,400,000
Forward purchase agreement liability	—	50,000	50,000
Total Liabilities	$8,755,508	$13,450,000	$22,205,508
Class A Ordinary Shares Subject to Possible Redemption	237,804,830	(13,450,000)	224,354,830
Class A Ordinary Shares	122	134	256
Additional Paid-in Capital	5,004,166	532,751	5,536,917
Accumulated Deficit	(5,003)	(532,885)	(537,888)
Total Shareholders’ Equity	5,000,004	—	5,000,004

Number of Class A ordinary shares subject to redemption	23,780,483	(1,345,000)	22,435,483
Balance sheet as of December 31, 2020
Warrant liability	—	15,090,000	15,090,000
Forward purchase agreement liability	—	2,050,000	2,050,000
Total Liabilities	$8,923,873	$17,140,000	$26,063,873
Ordinary Shares Subject to Possible Redemption	237,588,818	(17,139,998)	220,448,820
Class A Ordinary Shares	125	171	296
Additional Paid-in Capital	5,220,269	4,222,712	9,442,981
Accumulated Deficit	(221,009)	(4,222,885)	(4,443,894)
Shareholders’ Equity	5,000,010	(2)	5,000,008

Number of Class A ordinary shares subject to redemption	23,753,855	(1,713,637)	22,040,218

	As Previously Reported	Adjustments	As Restated
Statement of Operations
Period from August 19, 2020 (inception) to December 31, 2020
Net loss	$(221,009)	$(4,222,885)	$(4,443,894)
Weighted average shares subject to possible redemption	23,780,483	(1,740,265)	22,040,218
Weighted average shares outstanding of basic and diluted shares	7,011,052	839,361	7,850,413
Basic and diluted net loss per ordinary share	(0.04)		(0.58)

Cash Flow Statement for the Period from August 19, 2020 (inception) to December 31, 2020
Net loss	$(221,009)	$(4,222,885)	$(4,443,894)
Change in warrant liability	—	3,740,000	3,740,000
Allocation of initial public offering costs	—	482,885	482,885
Initial classification of warrant liability	—	13,450,000	13,450,000
Initial classification of common stock subject to possible redemption	237,804,830	(13,450,000)	224,354,830
Change in value of common stock subject to possible redemption	(216,012)	(3,690,000)	(3,906,012)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the trust account were held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Warrant and FPA Liabilities

The Company accounts for the Warrants and the FPA as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and the FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and the FPA are indexed to the Company’s own ordinary shares and whether the holders of the warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and the FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and the FPA that do not meet all the criteria for equity classification, liability-classified warrants and the FPA are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants and the FPA are recognized as a non-cash gain or loss on the statements of operations.

We account for the Warrants and FPA in accordance with ASC 815-40 under which the Warrants and the FPA do not meet the criteria for equity classification and must be required as liabilities. At December 31, 2020, the fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued using a Modified Black Scholes Option Pricing Model. The fair value of the FPA has been estimated using an adjusted net assets method (see Note 10).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 13,000,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share of common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Year ended December 31, 2020
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption Interest earned on marketable securities held in Trust Account	$46,642
Less: Income taxes and franchise fees	—
Net income allocable to shares subject to possible redemption	$46,642
Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	22,435,483
Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(4,443,894)
Net loss allocable to Common stock subject to possible redemption	46,642

Non-Redeemable Net Loss Denominator: Weighted Average Non-Redeemable Common Stock	$(4,490,536)

Basic and weighted average shares outstanding	7,850,413

Basic and diluted net loss per share	$(0.58)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 units, at a purchase price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant (“public warrant”). Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $7,000,000. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the private placement warrants were added to the net proceeds from the Initial Public Offering held in the trust account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended August 21, 2020, the sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 shares of Class B ordinary shares (the “founder shares”). The founder shares include an aggregate of up to 937,500 shares subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of founder shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 937,500 shares. Accordingly, as of November 23, 2020, there are 6,250,000 founder shares issued and outstanding.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its founder shares until the earlier to occur of: (A) one year after the completion of an initial business combination; and (B) subsequent to an initial business combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a an initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On August 21, 2020, the Company issued an unsecured promissory note to the sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Note of $150,295 was repaid at the closing of the Initial Public Offering on October 9, 2020.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the sponsor or an affiliate of the sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-initial business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants.

NOTE 7. COMMITMENTS

Registration and Shareholders Rights

Pursuant to a registration and shareholder rights agreement entered into on October 9, 2020, the holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of an initial business combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholders rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company agreed that it will use its commercially reasonable efforts to (i) within 30 days after the closing of the an initial business combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investors’ forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investors’ forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes an initial business combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of an initial business combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the cost of registering these securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “FPA”) pursuant to which Empower Funding LLC (“Empower Funding”), a newly formed Delaware limited liability company which has received commitments from one or more funds affiliated with MidOcean Partners (“MidOcean”), and is an affiliate of the sponsor, will purchase an aggregate of up to 5,000,000 forward purchase units, consisting of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share for $10.00 per unit, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by the MidOcean investment committee. The allocation of the forward purchase securities among the ultimate MidOcean funds that will be funding the forward purchase will be determined by MidOcean, in its sole discretion, at the time of an initial business combination. If the sale of the forward purchase units fails to close, for any reason, the Company may lack sufficient funds to consummate an initial business combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares included in the units sold in the Initial Public Offering, except that they will be subject to certain registration rights.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 2,959,782 Class A ordinary shares issued and outstanding, excluding 22,040,218 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial business combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9. WARRANT LIABILITY

Warrants — Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination and (b) one year from the closing of the Initial Public Offering. The public warrants will expire five years from the completion of an initial business combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of an initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with

Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of ordinary shares issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants. If the Company is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of public warrants will not receive any of such funds with respect to their public warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such public warrants. Accordingly, the public warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any founder shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

The private placement warrants are identical to the public warrants underlying the units sold in the Initial Public Offering, except that the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Cash and marketable securities held in trust account	1	$250,052,906
Liabilities:
Warrant liability – public warrants	1	9,583,333
Warrant liability – private placement warrants	3	5,506,667
Forward purchase agreement liability	3	2,050,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Public Warrants were valued at the initial measurement date using a Monte Carlo simulation model, and the Private Placement Warrants were valued at all dates using a Modified Black Scholes model, both of which are considered to be a Level 3 fair value measurement. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the public warrants was used as the fair value on the relevant date.

Under each of the Modified Black Scholes model and the Monte Carlo simulation model, the primary unobservable input utilized in determining the fair value of the warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of the subsequent valuation date was implied from the volatility of Company’s public warrants.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 19, 2020	$—	$—	$—
Initial measurement on October 9, 2020	4,900,000	8,500,000	13,400,000
Change in valuation inputs or other assumptions	606,667	1,083,333	1,690,000

Fair value as of December 31, 2020	$5,506,667	$9,583,333	$15,090,000

The liability for the FPA was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $50 million pursuant to the FPA is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPA. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $50 million fixed commitment is recorded on the financial statements. The primary unobservable input utilized in determining the fair value of the FPAs is the continuous risk free rate commensurate with the remaining term to the initial business combination.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, October 6, 2020	$50,000
Recognized loss on change in fair value (1)	2,000,000

Fair value, December 31, 2020	$2,050,000

(1)	Represents the non-cash loss on change in valuation of the FPA liability and is included in Recognized loss on change in fair value of FPA liability on the statement of operations.

The key inputs into the models for the Private Placement Warrants, Public Warrants and FPA at initial measurement and for the Private Placement Warrants and FPA at December 31, 2020 were as follows:

Input	October 9, 2020	December 31, 2020
Risk-free interest rate	0.45%	0.51%
Trading days per year	252	252
Expected volatility	17.5%	16.5%
Exercise price	$11.50	$11.50
Stock price	$9.54	$10.01

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

EMPOWER LTD.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)	Restated
ASSETS
Current Assets
Cash	$1,026,938	$1,080,629
Prepaid expenses	319,334	379,166

Total Current Assets	1,346,272	1,459,795
Cash and marketable securities held in trust account	250,109,441	250,052,906

Total Assets	$251,455,713	$251,512,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities—accrued expenses	$2,997,706	$173,873
Warrant liability	15,526,667	15,090,000
Forward purchase agreement liability	1,750,000	2,050,000
Deferred underwriting fee payable	8,750,000	8,750,000

Total Liabilities	29,024,373	26,063,873

Commitments
Class A ordinary shares subject to possible redemption, 21,733,619 and 22,040,218 shares, respectively, at redemption value	217,431,332	220,448,820
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,266,381 and 2,959,782 shares issued and outstanding, respectively (excluding 21,733,619 and 22,040,218 shares, respectively, subject to possible redemption)	$327	$296
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625	625
Additional paid-in capital	12,460,438	9,442,981
Accumulated deficit	(7,461,382)	(4,443,894)

Total Shareholders’ Equity	5,000,008	$5,000,008

Total Liabilities and Shareholders’ Equity	$251,455,713	$251,512,701

The accompanying notes are an integral part of the unaudited condensed financial statements.

EMPOWER LTD.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

Three months ended March 31, 2021
Formation and operating costs	$2,937,356

Loss from operations	(2,937,356)
Other income (expenses):
Interest earned on marketable securities held in trust account	52,169
Unrealized gain on marketable securities held in trust account	4,366
Change in fair value of warrant liability	(436,667)
Change in fair value of forward purchase agreement liability	300,000

(80,312)

Net loss	$(3,017,488)

Weighted average common stock subject to possible redemption	22,040,218

Basic and diluted net loss per common stock subject to possible redemption	—

Weighted average shares outstanding, basic and diluted (1)	9,209,782

Basic and diluted net loss per ordinary share (2)	$(0.33)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EMPOWER LTD.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2020 (Restated)	2,959,782	$296	6,250,000	$625	$9,442,981	$(4,443,894)	$5,000,008
Class A ordinary shares subject to possible redemption	306,599	31	—	—	3,017,457	—	3,017,488
Net loss	—	—	—	—	—	(3,017,488)	(3,017,488)

Balance – March 31, 2021	3,266,381	$327	6,250,000	$625	$12,460,438	$(7,461,382)	$5,000,008

The accompanying notes are an integral part of the unaudited condensed financial statements.

EMPOWER LTD.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

Three months ended March 31, 2021
Cash Flows from Operating Activities:
Net loss	$(3,017,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in trust account	(52,169)
Unrealized gain on marketable securities held in trust account	(4,366)
Change in fair value of warrant liability	436,667
Change in fair value of forward purchase agreement liability	(300,000)
Changes in operating assets and liabilities:
Prepaid expenses	59,832
Accrued expenses	2,823,833

Net cash used in operating activities	$(53,691)

Net Change in Cash	(53,691)
Cash – Beginning	1,080,629

Cash – Ending	$1,026,938

Non-Cash Investing and Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$(3,017,488)

The accompanying notes are an integral part of the unaudited condensed financial statements.

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Empower Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 19, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing an initial business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 19, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below and looking for a business combination. The Company will not generate any operating revenues until after the completion of an initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. On March 11, 2021, the Company entered into an Agreement and Plan of Merger with Empower Merger Sub I Inc., Empower Merger Sub II LLC, and Holley Intermediate Holdings, Inc. as further described in Note 8.

The registration statement for the Company’s Initial Public Offering became effective on October 6, 2020. On October 9, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units sold, the “public shares”), at $10.00 per unit, generating gross proceeds of $250,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “private placement warrants”) at a price of $1.50 per private placement warrant in a private placement to Empower Sponsor Holdings LLC (the “sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Transaction costs amounted to $14,215,163, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $465,163 of other offering costs.

Following the closing of the Initial Public Offering on October 9, 2020, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the private placement warrants was placed in a trust account (the “trust account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the funds in the trust account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward completing an initial business combination. The Company must complete its initial business combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding any deferred underwriting commissions held in the trust account) at the time of the agreement to enter into an initial business

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

combination. The Company will only complete an initial business combination if the post-initial business combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an initial business combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the trust account (initially $10.00 per share), calculated as of two business days prior to the completion of an initial business combination, including any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of an initial business combination with respect to the Company’s warrants.

If the Company seeks shareholder approval in connection with an initial business combination, it receives an ordinary resolution under Cayman Islands law approving an initial business combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing an initial business combination. If the Company seeks shareholder approval in connection with an initial business combination, the sponsor has agreed to vote its founder shares (as defined in Note 5) and any public shares purchased in or after the Initial Public Offering in favor of approving an initial business combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its public shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed an initial business combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares without the Company’s prior written consent.

The sponsor has agreed (a) to waive its redemption rights with respect to any founder shares and public shares held by it in connection with the completion of an initial business combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete an initial business combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their public shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the trust account with respect to the founder shares if the Company fails to complete an initial business combination.

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The Company will have until October 9, 2022 (the “Combination Period”) to complete an initial business combination. If the Company is unable to complete an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The sponsor has agreed to waive its liquidation rights with respect to the founder shares if the Company fails to complete an initial business combination within the Combination Period. However, if the sponsor acquires public shares in or after the Initial Public Offering, such public shares will be entitled to liquidating distributions from the trust account if the Company fails to complete an initial business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the trust account in the event the Company does not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per unit ($10.00).

The sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Going Concern

At March 31, 2021, the Company had $1,026,938 in cash and a working capital deficit of $1,651,434. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. While we expect these expenses to be paid in connection with the Business Combination described in Note 8, there is no assurance that the Company’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent

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assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 or December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, respectively, substantially all of the assets held in the trust account were held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Warrant and Forward Purchase Agreement Liabilities

The Company accounts for the public warrants (as defined in Note 3), the private placement warrants (as defined in Note 4) (collectively, the “Warrants”) and the FPA (as defined in Note 6) as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and the FPA and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and the FPA are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and the FPA are indexed to the Company’s own ordinary shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPA and as of each subsequent quarterly period end date while the

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warrants and the FPA are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants and the FPA are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants and the FPA are recognized as a non-cash gain or loss on the statements of operations.

We account for the Warrants and FPA in accordance with ASC 815-40 under which the Warrants and the FPA do not meet the criteria for equity classification and must be recorded as liabilities. At March 31, 2021 and December 31, 2020, the fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The Private Placement Warrants are valued at both dates using a Modified Black Scholes Option Pricing Model. The fair value of the FPA at each date has been estimated using an adjusted net assets method (see Note 9).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 13,000,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Common stock subject to possible redemption is calculated by

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dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes founder shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

Three months March 31, 2021
Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$49,146
Less: Income taxes and franchise fees	(—)

Net income allocable to shares subject to possible redemption	$49,146

Denominator: Weighted Average Common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	22,040,218

Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(3,017.488)
Net loss allocable to Common stock subject to possible redemption	49,146

Non-Redeemable Net Loss	$(3,066,634)

Denominator: Weighted Average Non-Redeemable Common Stock
Basic and diluted weighted average shares outstanding	9,209,782

Basic and diluted net loss per share	$(0.33)

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed financial statements, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

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NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 units, at a purchase price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant (“public warrant”). Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $7,000,000. Each private placement warrant (“private placement warrant”) is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the private placement warrants were added to the net proceeds from the Initial Public Offering held in the trust account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended August 21, 2020, the sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 shares of Class B ordinary shares (the “founder shares”). The founder shares include an aggregate of up to 937,500 shares subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of founder shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 937,500 shares. Accordingly, as of November 23, 2020, there are 6,250,000 founder shares issued and outstanding.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its founder shares until the earlier to occur of: (A) one year after the completion of an initial business combination; and (B) subsequent to an initial business combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a an initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On March 11, 2021, the Company, sponsor and Holley Stockholder entered into the Sponsor Agreement, whereby the sponsor has agreed to (i) waive certain of its anti-dilution and conversion rights with respect to the founder shares and (ii) an earn-out in respect of the Earn-Out Shares. For more information, see the description of the Sponsor Agreement in Note 8 below.

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Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the sponsor or an affiliate of the sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-initial business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants.

PIPE Financing

MidOean Partners V, LP, an affiliate of the sponsor, is a PIPE Investor (as defined in Note 8 below), whereby MidOcean Partners V, LP agreed to purchase 1,950,000 shares of Domesticated Company Common Stock (as defined in Note 8 below) at a per share price of $10.00. With the consent of the Company, MidOcean Partners V, LP assigned 50,000 shares under its Subscription Agreement to a new PIPE Investor (as defined in Note 8 below) on March 17, 2021; provided that MidOcean Partners V, LP agreed to remain responsible for such assigned amount should the assignee fail to fund in accordance with its PIPE Subscription Agreement that the assignee entered into concurrently with the assignment. The Subscription Agreement entered into by the assignee was on terms identical to other PIPE Investors.

NOTE 6. COMMITMENTS

Registration and Shareholders Rights

Pursuant to a registration and shareholder rights agreement entered into on October 9, 2020, the holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of an initial business combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholders rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the FPA (as defined below), as amended and restated on March 11, 2021 (the “A&R FPA”), the Company agreed that it will use its commercially reasonable efforts to (i) within 30 days after the closing of the an initial business combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investors’ forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of

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the forward purchase investors’ forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes an initial business combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of an initial business combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the A&R FPA. The Company will bear the cost of registering these securities.

The PIPE Investors have certain customary registration rights pursuant to the Subscription Agreements. In particular, the Company has committed to file for registration with the SEC such Domesticated Company Common Stock issued pursuant to the PIPE Subscription Agreement.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “FPA”), dated as of October 6, 2020, pursuant to which Empower Funding LLC (“Empower Funding”), a newly formed Delaware limited liability company which has received commitments from one or more funds affiliated with MidOcean Partners (“MidOcean”), and is an affiliate of the sponsor, will purchase an aggregate of up to 5,000,000 forward purchase units, consisting of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share for $10.00 per unit, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by the MidOcean investment committee. Concurrent with the execution of the Merger Agreement, the Company amended and restated the FPA (the “A&R FPA”), whereby the parties agreed to remove the requirement that the MidOcean investment committee approve the initial business combination. The allocation of the forward purchase securities among the ultimate MidOcean funds that will be funding the forward purchase will be determined by MidOcean, in its sole discretion, at the time of an initial business combination. If the sale of the forward purchase units fails to close, for any reason, the Company may lack sufficient funds to consummate an initial business combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares included in the units sold in the Initial Public Offering, except that they will be subject to certain registration rights.

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NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At each of March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 3,266,381 Class A ordinary shares issued and outstanding, excluding 21,733,619 Class A ordinary shares subject to possible redemption. At December 31, 2020, there were 2,959,782 Class A ordinary shares issued and outstanding, excluding 22,040,218 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At each of March 31, 2021 and December 31, 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial business combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 8. PROPOSED BUSINESS COMBINATION

On March 11, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Empower Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub I”), Empower Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub II”), and Holley Intermediate Holdings, Inc., a Delaware corporation (“Holley”). The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.

The Merger Agreement provides for, among other things, the following transactions: (i) the Company will change its jurisdiction of incorporation by transferring by way of continuation from the Cayman Islands and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), and, in connection with the Domestication, (A) each outstanding Class A ordinary share will convert automatically into a share of common stock, par value $0.0001 per share (the “Domesticated Company Common Stock”) and (B) each outstanding Class B ordinary share will convert automatically into one share of Domesticated Company Common Stock; and (ii) following the Domestication, (A) Merger Sub I will merge with and into Holley, with

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Holley surviving as a wholly owned subsidiary of the Company (“Merger I”), (B) immediately following Merger I, Holley will merge with and into Merger Sub II, with Merger Sub II surviving as a limited liability company and a wholly owned subsidiary of the Company (“Merger II” and, together with Merger I, the “Mergers”).

Subject to certain adjustments as set forth in the Merger Agreement, in consideration of Merger I, the sole stockholder of Holley, Holley Parent Holdings, LLC, a Delaware limited liability company (“Holley Stockholder”), will receive cash consideration in an amount of up to $387.5 million and at least $577.5 million of stock consideration, consisting of 57.75 million newly issued shares of Domesticated Company Common Stock, with a deemed value of $10.00 per share solely for purposes of determining the aggregate number of shares payable to the Holley Stockholder.

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, formation and authority, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial statements, (g) real property, (h) material contracts, (i) title to assets, (j) absence of changes, (k) employee matters, (l) compliance with laws, (m) litigation, (n) transactions with affiliates and (o) regulatory matters. The representations and warranties of the parties do not survive the consummation of the Business Combination.

Consummation of the transactions contemplated by the Merger Agreement is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including, among others: (i) approval by the Company’s shareholders of certain proposals set forth in the Registration Statement / Proxy Statement; (ii) approval by the Holley Stockholder; (iii) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (iv) the waiting period applicable to the Mergers under HSR, having expired (or early termination having been granted); (v) the shares of the Domesticated Company Common Stock and Domesticated Company Public Warrants to be issued in connection with the Mergers and the consummation of the Business Combination shall have been approved for listing on NYSE; and (vi) the Company having at least $5,000,001 in net tangible assets. Holley has a separate closing condition that the amount in the Company’s trust account, (calculated net of any stockholder redemptions), plus the proceeds from the purchase of securities under the A&R FPA and the proceeds from the PIPE Financing, equals or exceeds $350 million.

Concurrent with the execution of the Merger Agreement, the Company entered into that certain Sponsor Agreement (the “Sponsor Agreement”) with Empower Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”), and the Holley Stockholder whereby the Sponsor has agreed to (i) waive certain of its anti-dilution and conversion rights with respect to the issued and outstanding Class B ordinary shares of the Company (the “founder shares”) and (ii) an earn-out in respect of 2,187,500 founder shares (the “Earn-Out Shares”) vesting in two equal tranches. 1,093,750 of the Earn-Out Shares will vest if (x) the closing price of the Domesticated Company Common Stock equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty-trading day period or (y) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Domesticated Company Common Stock at a price per share equal to or exceeding $13.00 per share. The other 1,093,750 of Earn-Out Shares will be subject to the same conditions but will vest at a target price that equals or exceeds $15.00 per share. The Earn-Out Shares will be forfeited by the Sponsor if they fail to satisfy the above conditions within seven years after the consummation of the Business Combination.

Concurrent with the execution of the Merger Agreement, the Company amended and restated that certain FPA (the “A&R FPA”), whereby the parties have agreed to modify certain conditions thereto with respect to the review and approval rights of certain affiliates of Empower Funding. As described further in Note 6

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pursuant to the A&R FPA, Empower Funding will purchase 5,000,000 units of the Company at a per unit price of $10.00 substantially concurrent with the consummation of the Business Combination. The obligations of Empower Funding under the A&R FPA are subject to the fulfillment of certain conditions therein, including the consummation of the Mergers.

Concurrent with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors an aggregate of 24 million shares of Domesticated Company Common Stock, at a per share price of $10.00 for an aggregate purchase price of $240,000,000, concurrent with the consummation of the Business Combination, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Each Subscription Agreement provides that the Company will grant the PIPE Investors certain customary registration rights

NOTE 9. WARRANT LIABILITY

Warrants — Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination and (b) one year from the closing of the Initial Public Offering. The public warrants will expire five years from the completion of an initial business combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of an initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of ordinary shares issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants. If the Company is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of public warrants will not receive any of such funds with respect to their public warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such public warrants. Accordingly, the public warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any founder shares held by the sponsor or such affiliates, as

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

The private placement warrants are identical to the public warrants underlying the units sold in the Initial Public Offering, except that the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at each of March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in trust account	1	$250,109,441	$250,052,906
Liabilities:
Warrant liability – public warrants	1	9,833,333	9,583,333
Warrant liability – private placement warrants	3	5,693,334	5,506,667
Forward purchase agreement liability	3	1,750,000	2,050,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Public Warrants were valued at the closing price on the relevant date. The Private Placement Warrants were valued using a Modified Black Scholes model which is considered to be a Level 3 fair value measurement.

Under each of the Modified Black Scholes model and the Monte Carlo simulation model, the primary unobservable input utilized in determining the fair value of the warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of the subsequent valuation date was implied from the volatility of Company’s public warrants.

The key inputs into the models for the Private Placement Warrants at March 31, 2021 and December 31, 2020 were as follows:

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$5,506,667	$9,583,333	$15,090,000
Change in valuation inputs or other assumptions	186,667	250,000	436,667

Fair value as of March 31, 2021	$5,693,334	$9,833,333	$15,526,667

The liability for the FPA was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $50 million pursuant to the FPA is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPA. The fair value of the common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $50 million fixed commitment is recorded on the financial statements. The primary unobservable input utilized in determining the fair value of the FPA is the continuous risk free rate commensurate with the remaining term to the initial business combination.

EMPOWER LTD.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2021

(Unaudited)

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value, December 31, 2020	$2,050,000
Recognized gain on change in fair value (1)	(300,000)

Fair value, March 31, 2021	$1,750,000

(1)	Represents the non-cash gain on change in valuation of the FPA liability and is included in Recognized gain on change in fair value of FPA liability on the statement of operations.

The key inputs into the models for the Private Placement Warrants and FPA at March 31, 2021 and December 31, 2020 were as follows:

Input	March 31, 2021	December 31, 2020
Risk-free interest rate	0.98%	0.51%
Trading days per year	252	252
Expected volatility	17.4%	16.5%
Exercise price	$11.50	$11.50
Stock Price	$9.98	$10.01

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Holley Intermediate Holdings, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Holley Intermediate Holdings, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Cincinnati, Ohio

April 8, 2021

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

(in thousands, except share data)

	December 31,
ASSETS	2020	2019
Cash and cash equivalents	$71,674	$8,335
Accounts receivable, less allowance for credit losses of $1,240 and $450, respectively	47,341	29,330
Inventory	133,928	121,996
Prepaids and other current assets	5,037	4,904

Total current assets	257,980	164,565

Property, plant, and equipment, net	43,729	33,535
Goodwill	359,099	297,607
Other intangibles assets, net	404,522	333,506

Total assets	$1,065,330	$829,213

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$34,601	$20,527
Accrued interest	6,588	5,851
Accrued liabilities	26,092	17,119
Acquisition contingent consideration payable	9,200	—
Current portion of long-term debt	5,528	3,800

Total current liabilities	82,009	47,297

Long-term debt, net of current portion	649,458	502,835
Long-term debt due to related party	20,000	20,000
Deferred taxes	71,336	51,412
Other noncurrent liabilities	2,146	2,255

Total liabilities	824,949	623,799

Commitments and contingencies (Refer to Note 14 — Commitments and Contingencies)

Common stock, $1.00 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	238,890	236,503
Accumulated other comprehensive loss	(674)	(397)
Retained earnings (accumulated deficit)	2,165	(30,692)

Total stockholder’s equity	240,381	205,414

Total liabilities and stockholder’s equity	$1,065,330	$829,213

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands)

	2020	2019	2018
Net sales	$504,179	$368,663	$137,911
Cost of goods sold	295,935	219,884	86,405

Gross profit	208,244	148,779	51,506
Selling, general, and administrative	70,875	62,371	33,231
Research and development costs	23,483	20,630	6,802
Amortization of intangibles	11,082	10,456	4,434
Acquisition and restructuring costs	9,743	4,942	9,153
Related party acquisition and management fee costs	6,089	3,662	12,869
Other expense	1,517	644	1,209

Total operating expenses	122,789	102,705	67,698
Operating income (loss)	85,455	46,074	(16,192)
Interest expense	43,772	50,386	18,996

Income (loss) before income taxes	41,683	(4,312)	(35,188)
Income tax expense (benefit)	8,826	(4,873)	(4,575)

Net income (loss)	$32,857	$561	$(30,613)

Comprehensive income (loss):
Foreign currency translation adjustment	16	—	—
Pension liability loss	(293)	(123)	(274)

Total comprehensive income (loss)	$32,580	$438	$(30,887)

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance at January 1, 2018	100	$—	$41,969	$—	$(640)	$41,329
Net loss	—	—	—	—	(30,613)	(30,613)
Pension liability adjustment	—	—	—	(274)	—	(274)
Capital contribution	—	—	194,364	—	—	194,364

Balance at December 31, 2018	100	$—	$236,333	$(274)	$(31,253)	$204,806
Net income	—	—	—	—	561	561
Equity compensation	—	—	437	—	—	437
Pension liability adjustment	—	—	—	(123)	—	(123)
Capital distributions, net	—	—	(267)	—	—	(267)

Balance at December 31, 2019	100	$—	$236,503	$(397)	$(30,692)	$205,414
Net income	—	—	—	—	32,857	32,857
Equity compensation	—	—	487	—	—	487
Pension liability adjustment	—	—	—	(293)	—	(293)
Foreign currency translation adjustment	—	—	—	16	—	16
Capital contributions, net	—	—	1,900	—	—	1,900

Balance at December 31, 2020	100	$—	$238,890	$(674)	$2,165	$240,381

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands)

	2020	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$32,857	$561	$(30,613)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	7,886	8,827	3,654
Amortization of intangible assets	11,082	10,456	4,434
Amortization of debt issuance costs	3,092	3,097	3,797
Equity compensation	487	437	—
Change in deferred taxes	6,750	(11,489)	(5,771)
Loss (gain) on disposal of property, plant and equipment	943	833	(10)
Allowance for credit losses	1,597	103	101
Changes in certain assets and liabilities:
Accounts receivable	(11,349)	2,110	(3,344)
Inventory	25,009	(4,185)	4,469
Prepaids and other current assets	1,884	(378)	1,231
Accounts payable	8,399	181	4,369
Accrued interest	737	(2,489)	8,340
Accrued liabilities	(961)	1,354	(4,480)

Net cash from (used in) operating activities	88,413	9,418	(13,823)

INVESTING ACTIVITIES
Capital expenditures	(9,433)	(7,421)	(2,676)
Proceeds from the disposal of fixed assets	698	—	—
Trademark acquisition	(50)	(1,121)	(175)
Business purchase transactions, less cash acquired	(156,833)	(5,937)	(587,404)

Net cash used in investing activities	(165,618)	(14,479)	(590,255)

FINANCING ACTIVITIES
Net change under revolving credit agreement	(20,500)	6,500	14,000
Proceeds from long-term debt	170,000	—	525,000
Principal payments on long-term debt	(4,146)	(3,800)	(99,547)
Debt issuance costs	(4,710)	—	(18,701)
Capital contributions	—	150	188,810
Capital distributions	(100)	(417)	—

Net cash from financing activities	140,544	2,433	609,562

Net change in cash and cash equivalents	63,339	(2,628)	5,484
Cash and cash equivalents:
Beginning of period	8,335	10,963	5,479

End of period	$71,674	$8,335	$10,963

Supplemental disclosures of cash flow information:
Cash paid for interest	$39,945	$49,778	$6,656

Cash paid for income taxes	$3,239	$4,434	$1,338
Noncash investing and financing activities:
Units exchanged in Detroit Speed transaction	$2,000	$—	$—
Rollover units on business transaction	$—	$—	$5,554

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019, and 2018

(in thousands, except share data)

1.	ORGANIZATION

Holley Intermediate Holdings, Inc. and Subsidiaries (“Holdings” or the “Company”), a Delaware corporation was incorporated on October 25, 2018 to effect the merger of Driven Performance Brands, Inc. (“Driven”) and the purchase of High Performance Industries, Inc. (“HPI”). The Company is a 100% owned subsidiary of Holley Parent Holdings, LLC (“Parent”). Investment funds managed by Sentinel Capital Partners hold a controlling interest in Parent and held a controlling interest in Driven prior to the October 25, 2018 merger. As such, the 2018 financial statements include twelve months of financial results for Driven and financial results for HPI for the period of October 25, 2018 to December 31, 2018. The Company designs, manufactures and distributes performance automotive products to customers primarily in the United States, Canada and Europe. The Company is a leading manufacturer of a diversified line of performance automotive products, including carburetors, fuel pumps, fuel injection systems, nitrous oxide injection systems, superchargers, exhaust headers, mufflers, distributors, ignition components, engine tuners and automotive performance plumbing products that are produced through its two major subsidiaries, Holley Performance Products Inc. (“Holley”) and Hot Rod Brands Holdings LLC. (“Hot Rod Brands”). The Company is also a leading manufacturer of exhaust products as well as shifters, converters, transmission kits, transmissions, tuners and automotive software. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance through increased horsepower, torque and drivability. The Company has locations in North America, Canada, Italy and China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and deposits with financial institutions with original maturities less than 90 days. The Federal Deposit Insurance Corporation insures financial institution deposits up to $250. The Company maintains deposits exceeding $250 in certain accounts at financial institutions. At December 31, 2020 and 2019, the Company had cash in foreign bank accounts of $4,607 and $206, respectively.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

Accounts receivable represent amounts due from customers in the ordinary course of business. The receivables are stated at the amount management expects to collect. The Company is subject to risk of loss from uncollectible receivables in excess of its allowance. The Company maintains an allowance for credit losses for estimated losses from customers’ inability to make required payments. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit worthiness, current economic trends and changes in customer payment patterns. Accounts are written off when management determines the account is uncollectable. Interest is not charged on past due accounts.

INVENTORY VALUATION

The Company’s inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.

GOODWILL

Goodwill represents the excess of purchase price over the fair value of the net assets of businesses acquired. On an annual basis or whenever events or changes in circumstances indicate the carrying value of goodwill may have been impaired, the Company may perform a qualitative assessment to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If the Company determines that the fair value of the reporting unit is less than its carrying amount or elects not to perform a qualitative assessment, it will perform a quantitative analysis; otherwise, no further evaluation is necessary. For the quantitative impairment assessment, the Company compares the fair value of the reporting unit to its carrying value, including goodwill. The Company determines the fair value of the reporting unit based on a weighting of income and market approaches. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further testing is performed. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company will recognize a loss equal to the excess, limited to the total amount of goodwill allocated to that reporting unit. Impairments, if any, are charged directly to earnings. No impairment charges have been incurred during 2020, 2019, or 2018.

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Beginning balance	$297,607	$296,618
HPI transaction	—	(1,082)
Range transaction	—	2,071
Drake transaction	7,551	—
Simpson transaction	51,305	—
Detroit Speed transaction	2,636	—

Ending balance	$359,099	$297,607

INTANGIBLE ASSETS OTHER THAN GOODWILL

Tradenames acquired in certain business combinations were determined to have indefinite useful lives and are not amortized, but instead are tested for impairment on an annual basis and when facts and circumstances indicate that the carrying values of the assets may be impaired. If such review indicates an asset’s carrying value may not be recoverable, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset.

As part of separate business acquisitions, the Company’s customer relationships, technology and certain tradenames were identified as definite-lived intangible assets. The customer relationship intangible assets are being amortized over a ten to twenty-five year life based on the attrition rate of customers. The technology intangible assets are being amortized over a five to fourteen year life based on the lifecycle of previous technology. The tradenames are being amortized over a fifteen to twenty year life based on the estimated life of the tradename. The changes in the carrying amount of intangible assets for the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$245,274	$(21,819)	$223,455
Tradenames	13,775	(3,369)	10,406
Technology	24,595	(6,674)	17,921

Total finite-lived intangible assets	$283,644	$(31,862)	$251,782
Indefinite-lived intangible assets:
Tradenames	$152,740	$—	$152,740

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$198,768	$(13,581)	$185,187
Tradenames	13,775	(2,656)	11,119
Technology	21,875	(4,543)	17,332

Total finite-lived intangible assets	$234,418	$(20,780)	$213,638
Indefinite-lived intangible assets:
Tradenames	$119,868	$—	$119,868

Amortization expense for finite-lived intangible assets was $11,082, $10,456, and $4,434 in 2020, 2019, and 2018, respectively. Amortization expense over the next five years is estimated to be $13,421 in 2021, $13,421 in 2022, $13,258 in 2023, $12,444 in 2024, and $12,444 in 2025, respectively.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment acquired in various acquisitions have been recorded at fair value. All other property, plant and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for new property, plant and equipment additions are ten years to twenty-five years for buildings and improvements and three to ten years for machinery and equipment. Maintenance, repairs, and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

DEBT ISSUANCE COSTS

Debt issuance costs are being amortized using the effective interest method over the term of the related debt. As of December 31, 2020 and 2019 debt issuance costs were $16,684 and $15,065, respectively, and included as a reduction of debt. Amortization expense for debt issuance costs was $3,092, $3,097, and $3,797 in 2020, 2019 and 2018, respectively, which is included in interest expense in the accompanying consolidated statements of comprehensive income (loss).

SELF-INSURANCE

The Company is self-insured for employee medical and prescription drug benefits up to certain stop loss coverage amounts. The Company accrues an estimate for unpaid claims, as well as incurred but not reported claims, based upon the Company’s claim experience and expectations of future claim activity. The resulting liability and expense are reflected as a component of accrued expenses, cost of sales and selling, general and administrative expenses in the accompanying consolidated balance sheets and consolidated statements of comprehensive income (loss), respectively.

REVENUE RECOGNITION

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in selling, general and administrative costs.

For more information about the Company’s revenue from contracts with customers, refer to Note 7 Revenue.

CUSTOMER SALES INCENTIVES

Sales incentives provided take the form of either sales discounts or rebates and are treated as a reduction of net sales. The Company also maintains a cooperative advertising program with its customers and provides sales incentives to the extent of the estimated value of advertising provided by the customer on behalf of the Company. The costs incurred under the cooperative advertising program are included as a reduction of net sales.

SALES RETURNS

Estimated sales returns and allowances are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. The Company allows customers to return products when certain Company-established criteria are met. The Company estimates sales returns based primarily upon actual historical returns, planned product discontinuances, and promotional sales. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes income tax positions only if those positions are “more likely than not” of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense (benefit). The Company has no amounts accrued for such interest or penalties as of December 31, 2020 and 2019. The Company files income tax returns in the U.S. federal jurisdiction and various foreign and state jurisdictions.

As of December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits. The statute of limitations remains open for U.S. and certain state income tax examinations for years ended December 31, 2018 through December 31, 2020. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

The Company accounts for long-lived assets, including intangible assets subject to amortization, in accordance with the provisions that require long-lived assets, such as property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the sum of undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

ADVERTISING

Advertising production costs are expensed the first time the advertising takes place. Total advertising expenses were $4,379, $3,921, and $997 for the years ended December 31, 2020, 2019, and 2018, respectively. Advertising costs are classified as a component of selling, general and administrative costs in the accompanying consolidated statements of comprehensive income (loss).

RESEARCH AND DEVELOPMENT COSTS

Research, development, pre-production and start-up costs related to both present and future products are expensed as incurred. Such costs amount to $23,483, $20,630, and $6,802 for the years ended December 31, 2020, 2019, and 2018, respectively.

OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive loss encompasses all changes in stockholder’s equity and includes net income, change in the foreign currency translation adjustment and minimum pension liability. The Company’s accumulated other comprehensive loss shown on the consolidated balance sheets as of December 31, 2020 and 2019 consists of minimum pension loss of $690 and $397, respectively, and the foreign currency translation adjustment of $16 as of December 31, 2020

FAIR VALUE

The Company has accounts receivable, accounts payable and accrued expenses for which the carrying value approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the rates used approximate the market rates currently available to the Company at December 31, 2020 and 2019. Fair value measurements used in the impairment reviews of goodwill and intangible assets are Level 3 measurements.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

FOREIGN CURRENCIES

The functional currency of the Company’s Italian subsidiary is the Euro. Assets and liabilities of foreign operations are translated using period end exchange rates. Revenue and expenses are translated using average exchange rates during each period reported. Translation gains are reported in accumulated other comprehensive loss as a component of shareholders equity and were $16 as of December 31, 2020. There was no translation adjustment as of December 31, 2019. The Company recognizes foreign currency transaction gains (losses) on certain assets and liabilities. These transaction (gains) losses are reported in other expense in the consolidated statements of comprehensive income (loss) and were ($284), ($27) and $590 for the years ended December 31, 2020, 2019 and 2018, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for items such as warranties, allowance for credit losses, estimated lives of property, plant and equipment, reserve for excess and obsolete inventories, recoverability of goodwill, intangible assets and other long-lived assets, customer co-operative advertising, sales returns and allowances, tax positions, deferred tax assets, pension obligations and employee medical and prescription drug benefits self-insurance accrual.

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Recently Adopted

Financial Accounting Standards Board (“FASB”) issued new guidance that created Topic 606, Revenue from Contracts with Customers, in the Accounting Standards Codification (“ASC”). Topic 606 superseded the revenue recognition required in FASB ASC 605, Revenue Recognition, and required the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Prior to January 1, 2019, the Company accounted for revenue recognition under ASC 605 in which revenue is recognized at the point title and risk of loss are transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed and determinable.

The Company adopted the requirements of the new guidance as of January 1, 2019, utilizing the modified retrospective method of transition. This approach was applied to contracts that were not completed as of December 31, 2018.

Adoption of Topic 606 resulted in immaterial changes to the Company’s accounting policies for revenue and cost recognition. As a result, at the date of adoption, no adjustment to beginning accumulated deficit was deemed necessary.

The FASB issued 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company early adopted the standard in 2020. There was no material impact of adopting this guidance on its financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation — Retirements Benefits — Defined Benefit Plans — General (Subtopic 715-20). The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will update disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) which is intended to simplify various aspects related to accounting for income taxes. The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

SEGMENTS

The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), the Company’s chief operating decision maker, on a consolidated basis. The CEO assesses performance and allocates resources based on the consolidated results of operations. Under this organizational and reporting structure, the Company has one reportable segment.

RISKS AND UNCERTAINTIES

COVID-19 and the measures taken by many countries in response have contributed to a general slowdown in the global economy and adversely affected, and could in the future adversely affect, the Company’s business and operations. The Company has experienced disruptions and higher costs in manufacturing, supply chain, logistical operations and outsourced services, and shortages of the Company’s products in distribution channels. The full extent of the impact of the COVID-19 pandemic on the Company’s business and operational and financial performance and condition is currently uncertain and will depend on many factors outside the Company’s control, including but not limited to the timing, extent, duration and effects of the virus and any of its mutations, the development and availability of effective treatments and vaccines, the imposition of effective public safety and other protective measures, the impact of COVID-19 on the global economy and demand for the Company’s products and services. Should the COVID-19 pandemic not improve or worsen, or if the Company’s attempt to mitigate its impact on its operations and costs is not successful, the Company’s business, results of operations, financial condition and prospects may be adversely affected.

3.	ACQUISITIONS

On November 11, 2020, the Company acquired Drake Automotive Group LLC (“Drake”). The purchase price was $49,104. The Company acquired 100% of the outstanding member units of Drake. The Company purchased Drake in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $47,104 plus an earn out value of $2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $32,441. The goodwill arising from the acquisition is primarily due to Drake’s strong market position. The goodwill and intangibles generated as a result of this acquisition are deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021.

The purchase agreement included a potential contingent payment based on 2020 performance. The seller could earn up to an additional $2,000. The fair value of this contingent payment was determined to be $2,000 based on the likelihood of achieving the required financial performance at the time of the valuation.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$205
Accounts receivable	3,947
Inventory	14,198
Property, plant and equipment	1,296
Other assets	189
Tradenames	7,715
Customer relationships	17,175
Goodwill	7,551
Accounts payable	(2,524)
Accrued liabilities	(648)

$49,104

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $4,155.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $4,651 of net sales and $744 of net income related to the acquisition. The Company incurred transaction costs in the amount of $1,408 which were expensed in the year ended December 31, 2020.

On November 16, 2020, the Company acquired Simpson Performance Products, Inc. (“Simpson”). The purchase price was $117,336. The Company acquired 100% of the outstanding common stock of Simpson. The Company purchased Simpson in order to acquire strong brands in the automotive safety solutions market. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $110,136 and an earn out valued at $7,200. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $106,775. The goodwill arising from the acquisition is primarily due to Simpson’s strong market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may change in future periods as the fair value estimate of inventory is completed.

The purchase agreement included a potential contingent payment based on the performance for the twelve months ended October 3, 2021. The seller could earn up to an additional $25,000. The fair value of this contingent payment was determined to be $7,200 using the “Bull Call” option strategy utilizing the option values from the Black-Scholes Option Pricing Model.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$7,715
Accounts receivable	3,894
Inventory	19,265
Property, plant and equipment	5,952
Other assets	1,613
Tradenames	23,980
Customer relationships	28,770
Patents	2,720
Goodwill	51,305
Accounts payable	(2,483)
Accrued liabilities	(7,787)
Deferred tax liability	(12,993)
Debt	(4,615)

$117,336

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames and patents intangible assets were estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life. The patents are being amortized over 10 years based on the weighted average remaining life of the patent portfolio.

The contractual value of the accounts receivable acquired was $3,894.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $7,195 million of net sales and $1,572 of net income related to the acquisition. The Company incurred transaction costs in the amount of $2,747 which were expensed in the year ended December 31, 2020.

On December 18, 2020, the Company acquired Detroit Speed, Inc. (“Detroit Speed”). The purchase price was $11,297. The Company acquired substantially all of the assets and liabilities of Detroit Speed. The Company purchased Detroit Speed in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $9,297 and Class A Units of Parent of $2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $4,323. The goodwill arising from the acquisition is primarily due to Detroit Speed’s strong market position. The goodwill and intangibles generated as a result of this acquisition are partially deductible for income tax purposes. The purchase price was funded from cash on hand and distribution of Class A Units of Parent. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$1,784
Accounts receivable	418
Inventory	3,478
Property, plant and equipment	3,040
Other assets	215
Tradenames	1,127
Customer relationships	560
Goodwill	2,636
Accounts payable	(668)
Accrued liabilities	(1,019)
Deferred tax liability	(274)

$11,297

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 10 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $418.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $281 of net sales and $90 of net loss related to the acquisition. The Company incurred transaction costs in the amount of $459 which were expensed in the year ended December 31, 2020.

On October 18, 2019, the Company acquired Range Technologies Inc. (“Range”). The purchase price was $7,239. The Company acquired 100% of the issued and outstanding common stock of Range. The Company purchased Range in order to acquire tuning products. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $7,239. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $8,277. The goodwill arising from the acquisition is primarily due to Range’s market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was cash funded.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$218
Accounts receivable	94
Inventory	231
Property, plant and equipment	7
Other assets	60
Tradename	510
Technology intangible	5,695
Goodwill	2,072
Accounts payable	(64)
Accrued liabilities	(4)
Deferred taxes	(1,580)

$7,239

The fair value of the acquired technology intangible asset was estimated using the relief from royalty method, a form of the income approach. The technology intangible asset is being amortized over the estimated lifecycle of the technology which was determined to be 14 years. The fair value of the acquired tradename intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradename was determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $94.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The 2019 consolidated statements of comprehensive income (loss) include $702 of net sales and $386 of net income related to the acquisition. The Company incurred transaction costs in the amount of $149 which were expensed in the year ended December 31, 2019.

On October 26, 2018, the Company acquired HPI. The purchase price was $599,857. The Company acquired 100% of the issued and outstanding common stock of HPI. The Company purchased HPI in order to acquire strong automotive brands in the carburetor, fuel injection, exhaust, automotive plumbing, distributor, ignition and tuning markets. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $594,303 and Class A and B units of Parent of $5,554. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $513,460. The goodwill arising from the acquisition is primarily due to HPI’s strong market position and assembled workforce. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of cash and debt.

The purchase agreement included a potential contingent payment based on the 2018 performance. The seller could earn up to an additional $20 million. The fair value of this contingent payment was determined to be zero based on the remote likelihood of achieving the required financial performance at the time of the valuation. There were no payments made for this contingent consideration.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$7,981
Accounts receivable	24,740
Inventory	109,507
Property, plant and equipment	29,313
Other assets	2,987
Tradenames	118,235
Customer relationship	157,255
Technology intangible	4,880
Goodwill	233,090
Accounts payable	(14,098)
Accrued liabilities	(17,148)
Deferred taxes	(56,885)

$599,857

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 25 years. The fair value of the acquired technology intangible asset was estimated using the relief from royalty method, a form of the income approach. The technology intangible asset is being amortized over the estimated lifecycle of the technology which was determined to be 5 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $25,242.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The 2018 consolidated statements of comprehensive income (loss) include $52.2 million of net sales and $30.9 million of net loss related to the acquisition. The Company incurred transaction costs in the amount of $19,417 which were expensed in the year ended December 31, 2018.

The following table presents the supplemental and unaudited pro forma results as if HPI and Range had been acquired as of January 1, 2018:

	2019	2018
Pro forma net sales	$373,459	$378,287
Pro forma net income (loss)	7,032	(30,225)

The following table presents the supplemental and unaudited pro forma results as if Range, Drake, Simpson and Detroit Speed had been acquired as of January 1, 2019:

	2020	2019
Pro forma net sales	$584,270	$461,418
Pro forma net income (loss)	37,304	(8,799)

The pro forma results include the effects of the amortization of purchased intangible assets and acquired inventory step-up. The pro forma adjustments are based upon unaudited financial information of the acquired entities and is presented for informational purposes only and does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisitions taken place in the periods noted.

4.	INVENTORY

Inventories of the Company consisted of the following:

	2020	2019
Raw materials	$44,474	$44,146
Work-in-process	12,946	14,164
Finished goods	76,508	63,686

	$133,928	$121,996

5.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment of the Company consisted of the following:

	2020	2019
Land	$1,330	$1,330
Buildings and improvements	8,594	7,222
Machinery and equipment	44,690	37,083
Construction in process	8,088	3,290

Total property, plant and equipment	62,702	48,925
Less: accumulated depreciation	18,973	15,390

Property, plant and equipment, net	$43,729	$33,535

The Company’s long-lived assets by geographic locations are as follows:

	2020	2019
United States	$42,264	$32,977
International	1,465	558

Total long-lived assets	$43,729	$33,535

6.	DEBT

Debt of the Company consisted of the following:

	2020	2019
Revolver	$—	$20,500
First lien note	541,969	376,200
Second lien note	145,000	145,000
Other	4,701	—
Less unamortized debt issuance costs	(16,684)	(15,065)

	674,986	526,635
Less current portion of long-term debt	(5,528)	(3,800)

	$669,458	$522,835

The first lien note totals $600,000, comprising of two parts: a revolving component with maximum borrowings of $50,000, and a $550,000 term loan. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rates for the first lien note LIBOR rate loans were 5.2% and 6.9% at December 31, 2020 and 2019, respectively. There were no prime rate loans as of December 31, 2020. The interest rate for the prime rate loans was 8.0% at December 31, 2019. Principal payments of $1,382 are due on a quarterly basis. The note is secured by the assets of the Company and the revolving credit facility matures in October 2023, while the term loan matures in October 2025. The note requires that the Company maintain a certain fixed charge coverage ratio. At December 31, 2020, the Company was in compliance with all financial covenants. In addition, the Company had outstanding letters of credit under the note, which totaled $1.2 million at December 31, 2020 and 2019.

The second lien note totals $145,000. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rate for the second lien note LIBOR rate loan was 8.7% and 10.4% at December 31, 2020 and 2019, respectively. There were no prime rate loans as of December 31, 2020 and 2019. The note is secured by a second lien on the assets of the Company and matures in October 2026. The note requires that the Company maintain a certain fixed charge coverage ratio. At December 31, 2020, the Company was in compliance with all financial covenants. Sentinel Capital Partners Junior Fund I, a related party, holds a portion of the second lien note and the outstanding balance at December 31, 2020 and 2019 was $20,000.

Future maturities of long-term debt and amortization of debt issuance costs for the years following December 31, 2020 are as follows:

	Debt	Debt Issuance Costs
2021	$5,528	$3,911
2022	5,528	3,618
2023	5,528	3,344
2024	5,528	3,092
2025	519,857	2,450
Thereafter	149,701	269

	$691,670	$16,684

7.	REVENUE

The principal activity from which the Company generates its revenue is the manufacturing and distribution of after-market automotive parts for its customers, comprised of resellers and end users. The Company recognizes revenue at a point in time, rather than over time, as the performance obligation is satisfied when the customer obtains control of the product upon title transfer and not as the product is manufactured or developed. The amount of revenue recognized is based on the purchase order price and adjusted for revenue allocated to variable consideration (i.e. estimated rebates, co-op advertising, etc.).

The Company collects sales tax and other taxes concurrent with revenue-producing activities which are excluded from revenue. Shipping and handling costs incurred after control of the product is transferred to our customers are treated as fulfillment costs and not a separate performance obligation.

The Company allows customers to return products when certain Company-established criteria are met. These sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value. The Company also estimates expected sales returns and records the necessary adjustment as a charge against gross sales.

The Company’s payment terms with customers are customary and vary by customer and geography but typically range from 30 to 365 days. We elected the practical expedient to disregard the possible existence of a significant financing component related to payment on contracts, as we expect that customers will pay for the products within one year. We have evaluated the terms of our arrangements and determined that they do not contain significant financing components. Additionally, as all contracts with customers have an expected duration of one year or less, the Company has elected the practical expedient to exclude disclosure of information regarding the aggregate amount and future timing of performance obligations that are unsatisfied or partially satisfied as of the end of the reporting period. The Company provides limited warranties on most of its products against certain manufacturing and other defects. Provisions for estimated expenses related to product warranty are made at the time products are sold. Refer to Note 14 for more information.

The following table summarizes total revenue by product category:

	2020	2019	2018
Electronic systems	$266,742	$199,295	$47,110
Mechanical systems	$119,784	92,498	41,024
Exhaust	71,915	51,802	43,644
Accessories	38,543	25,068	6,133
Safety	7,195	—	—

Total sales	$504,179	$368,663	$137,911

The following table summarizes total revenue based on the geographic location from which the product is shipped for the years ended December 31:

	2020	2019	2018
United States	$502,661	$368,663	$137,911
Italy	1,518	—	—

Total sales	$504,179	$368,663	$137,911

8.	INCOME TAXES

Income tax expense (benefit) of the Company consisted of:

	2020	2019	2018
Current income tax expense (benefit)
Federal	$(530)	$4,420	$1,220
State	1,174	302	145
Foreign	1,668	1,894	(169)

	2,312	6,616	1,196
Deferred income tax expense (benefit)
Federal	7,136	(9,663)	(4,063)
State	(622)	(1,826)	(1,708)

	6,514	(11,489)	(5,771)

Total income tax expense (benefit)	$8,826	$(4,873)	$(4,575)

Reported income tax expense (benefit) for the year ended December 31, 2020, 2019 and 2018 differs from the “expected” tax expense (benefit), computed by applying the U.S. Federal statutory income tax rate of 21% to income before income taxes as follows:

	2020	2019	2018
“Expected” tax expense (benefit)	$8,753	$(906)	$(7,389)
State income tax expense (benefit)	335	(1,005)	(1,115)
Permanent tax differences	167	494	4,207
Foreign tax rate	389	369	7
Tax credit	(646)	(750)	(120)
Other differences, net	(172)	(3,075)	(165)

Reported income tax expense (benefit)	$8,826	$(4,873)	$(4,575)

The Company’s income before income taxes was subject to taxes in the following jurisdictions:

	2020	2019	2018
United States	$37,548	$(7,879)	$(34,459)
Foreign	4,135	3,567	(729)

	$41,683	$(4,312)	$(35,188)

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and deferred tax liabilities consisted of the following:

	2020	2019
Deferred tax assets:
Reserves on assets	$6,435	$5,603
Liabilities not yet deductible	3,786	3,565
Interest expense limitation	5,491	12,965
Other	2,332	1,645

Total gross deferred tax assets	18,044	23,778

Deferred tax liabilities:
Tradename	31,962	25,810
Intangible assets	45,956	41,002
Goodwill	5,743	3,858
Inventory	832	—
Property, plant and equipment	5,125	4,633

Total gross deferred tax liabilities	89,618	75,303

Net deferred tax liabilities	$71,574	$51,525

Based on the Company’s projected pretax earnings, reversal of deferred tax liabilities and other relevant factors, management believes that it is more likely than not that the Company’s deferred tax assets at December 31, 2020 and 2019 will be realized.

As more fully discussed in Note 1, Summary of Significant Accounting Policies, COVID-19 was declared a pandemic in March 2020. In response to the pandemic, various stimulus legislation was enacted in 2020 including the Coronavirus Aid, Relief and Economic Security Act (CARES Act), signed into law on March 27, 2020 and the Consolidated Appropriations Act, 2021 (CAA Act), signed into law on December 27, 2020. The Cares Act resulted in the Company being able to deduct additional interest expense due to the increase in interest expense limitation. The Company was also able to carryback its net operating loss. We have evaluated the CAA Act and believe any impact to our financial statements, as a result of such legislation, will be immaterial.

9.	BENEFIT PLANS

Defined	Benefit Plan

The Company has a defined benefit pension plan (the “Plan”) for its employees. The Projected Unit Credit Actuarial Cost Method is used to determine the normal cost of the Plan and estimated pension benefit obligation. During 2002, the Plan was amended to curtail accrual of future benefits under the Plan. The pension plan assets are managed to maximize total return over the long term while providing sufficient liquidity and current return to satisfy the cash flow requirements of the plan. The plan’s day-to-day investment decisions are managed by our outside investment manager; however, overall investment strategies are discussed with our employee benefits committee. Our investment strategy is to weight our portfolio towards large-cap, high-quality, dividend-growing equities that we have historically favored. As our plan matures and interest rates normalize, we expect a greater allocation to fixed-income securities to better align asset and liability market risks. Our fixed-maturity bond portfolio is investment grade. The plan does not engage in derivative transactions. The benefit obligation, accumulated benefit obligation, fair value of Plan assets, funded status of the Plan and benefits paid as of and for the year ended December 31, 2020 and 2019 are as follows:

	2020	2019
Change in Benefit Obligations

Beginning benefit obligation	$5,993	$5,627
Service cost	159	142
Interest cost	190	231
Benefits paid	(339)	(346)
Expenses paid	(142)	(158)
Actuarial loss	690	497

Ending benefit obligation	6,551	5,993

Change in Plan Assets

Beginning fair value of plan assets	4,089	3,740
Actual return on plan assets	559	568
Employer contributions	589	285
Benefits paid from plan assets	(339)	(346)
Expenses paid	(142)	(158)

Ending fair value of plan assets	4,756	4,089

Ending funded status	$(1,795)	$(1,904)

Amounts Recorded in the Consolidated Balance Sheets

Current liabilities	$—	$—
Non-current liabilities	(1,795)	(1,904)

Net amount recorded	$(1,795)	$(1,904)

Amounts Recorded in Accumulated Other Comprehensive Loss
Net actuarial loss	$(293)	$(123)

The accumulated benefit obligation for the Plan was $6,551 and $5,993 at December 31, 2020 and 2019. The Company recognized $94, $141, and $24 in benefit costs in 2020, 2019 and 2018, respectively. The Company made contributions of $589 and $285 in 2020 and 2019, respectively. The Company made no contributions in 2018. There were no participant contributions for 2020, 2019, and 2018. The Company estimates its contributions for 2021 will be approximately $367.

	2020	2019	2018
Components of Expense
Service cost	$159	$142	$25
Interest cost	190	231	41
Expected return on plan assets	(255)	(232)	(42)

Net periodic benefit cost	$94	$141	$24

The amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss:

	2020	2019	2018
Net loss	$822	$436	$275

The total estimated to be amortized from accumulated other comprehensive loss over the next fiscal year is $21.

Weighted-average assumptions used to determine net cost:

	2020	2019
Discount rate	3.25%	4.32%
Expected return on plan assets	6.35%	6.50%

The Company uses a measurement date of December 31 for its defined benefit pension plan.

Weighted-average assumptions used to determine the benefit obligation:

	2020	2019
Discount rate	2.38%	3.25%

In order to develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. The fair value of the Plan assets at December 31, 2020 and 2019 and target asset allocation for 2021, by asset category, are as follows:

	Target Allocation 2021	2020	2019
Common stock	35%	$1,562	$1,748
Mutual funds	25%	2,202	856
Corporate/government bonds	40%	982	1,473
Cash and cash equivalents	0%	10	12

Total	100%	$4,756	$4,089

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis as well as the general classification of such assets pursuant to the valuation hierarchy.

Common Stock: The fair value of common stock investments is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Mutual Funds: The fair value of mutual fund investments is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Corporate/government bonds: The fair value of corporate/government bonds is based upon recent bid prices or the average of the recent bid and ask prices when available (Level 2 inputs) and if not available, they are valued through matrix pricing models developed by sources considered by management to be reliable. Matrix pricing, which is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The following table presents the fair value measurements of assets measured at fair value on a recurring basis and the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

	December 31, 2020
	Fair Value	Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common stock	$1,562	$1,562	$—	$—
Mutual funds	2,202	2,202	—	—
Corporate/government bonds	982	—	982	—
Cash and cash equivalents	10	—	10	—

Total	$4,756	$3,764	$992	$—

	December 31, 2019
	Fair Value	Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common stock	$1,748	$1,748	$—	$—
Mutual funds	856	856	—	—
Corporate/government bonds	1,473	—	1,473	—
Cash and cash equivalents	12	—	12	—

Total	$4,089	$2,604	$1,485	$—

Plan contributions are made and the actuarial present value of accumulated Plan benefits are reported based on certain assumptions pertaining to interest rates, inflation rates and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimation and assumption process, it is at least reasonably possible that changes in these estimates and assumptions in the near term would be material to the consolidated financial statements.

The Company generally funds accrued pension cost based on minimum Employee Retirement Income Security Act funding requirements.

Benefit payments are anticipated to be as follows:

2021	$369
2022	373
2023	375
2024	372
2025	372
2026 — 2030	1,858

401(k) Plan

The Company has 401(k) savings plan for salaried and non-salaried employees. Participation in the plan is optional. The Company matches employee contributions up to 3.5% each pay period. The Company made matching contributions of $1,997, $1,141, and $274 for the years ended December 31, 2020, 2019, and 2018, respectively. In addition, the Company had accrued approximately $440 for an additional Company match as of December 31, 2020, which is expected to be paid out in the second quarter of 2021.

10.	EQUITY-BASED COMPENSATION PLANS

The Company has authorized an incentive pool of 41.4 million units of Parent that Management has the right to grant, which are designated as profit interest units (“PIUs”). The Company grants PIUs to certain employees, which are a special type of limited liability company equity unit that allows the recipient to potentially participate in a future increase in the value of the Company. PIUs are issued for no consideration and generally provide for vesting over the requisite service period, subject to the recipient remaining an employee of the Company through each vesting date. During 2020, 2019, and 2018, the Company granted 4,507, 2,967, and 20,700 PIUs, respectively, that contained certain performance vesting criteria related to the attainment of specified levels of return for certain other investors in Parent and the occurrence of certain events. The weighted-average grant date fair value of these performance based PIUs was $0.27, $0.24, and $0.26 for grants in 2020, 2019, and 2018, respectively. No expense has been recorded in 2020, 2019, or 2018, as meeting the necessary performance conditions for vesting is not considered probable.

The tables below summarize the PIU activity during the years ended December 31, 2020 and 2019:

	Outstanding PIUs	Weighted Average Grant Date Fair Value
December 31, 2017	—	$—
Granted	27,925	0.27

December 31, 2018	27,925	0.27
Granted	3,906	0.25

December 31, 2019	31,831	0.27
Granted	5,932	0.28
Forfeited	(2,193)	0.27

December 31, 2020	35,570	$0.27

As of December 31, 2020, 2019 and 2018, the amount of unvested PIUs was 32,383, 30,323 and 27,925, respectively, with a weighted average grant date fair value of $0.26, $0.28 and $0.27 as December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020 and 2019, 3,187 and 1,508 PIUs were fully vested, respectively, with a total grant-date fair value of $487 and $437 in 2020 and 2019, respectively. No PIUs vested during 2018. As of

December 31, 2020, the total compensation cost related to nonvested PIUs, which vest related to service-based criteria, not yet recognized and the weighted-average period over which it’s expected to be recognized is $1,737 and 3.4 years, respectively.

PIUs are measured at the estimated fair value on the measurement date, which is typically the grant date. The fair value of PIUs is estimated using the Black-Scholes option pricing model. PIUs are valued based on the Company’s estimated equity value for each unit class at the time of granting. The assumptions used to calculate the fair value of equity awards granted are evaluated and revised, as necessary, to reflect market conditions and the Company’s historical experience. Determining the fair value of equity-based awards at the grant date is affected by estimates involving inherent uncertainties, as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of the Company’s equity unit classes, value adjustments for a reduction in marketability, expected unit price volatility over the expected term of the units, unit redemption and cancellation behaviors, risk-free interest rates and expected dividends.

The fair value of PIUs is estimated on the grant date with the following assumptions:

	Year ended December 31,
	2020	2019	2018
Weighted-average expected term	3.4	4.1	4.8
Expected volatility	72.5%	72.5%	62.5%
Expected dividend	—	—	—
Risk-free interest rate	0.3%	1.5%	2.5%

•

Expected Term — The expected term represents the period that the Company’s equity-based awards are expected to be outstanding, which is determined based on the contractual terms, vesting schedules and expectations of future unit holder behavior.

•

Expected Volatility — As the Company is a private company and does not have a trading history for the Company’s units, the expected price volatility for the Company’s units is estimated by taking the average historical price volatility for industry peers. Industry peers, which the Company has designated, consist of several public companies in the industry similar in size, stage of life cycle and financial leverage. These industry peers were also utilized in the Company’s unit valuations.

•	Expected Dividend Yield — The expected dividend yield is assumed to be zero since the Company has never paid dividends and does not have current plans to pay any dividends.

•	Risk-free Interest Rate — The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

The Company recognizes compensation expense related to PIUs based on the fair value at the grant date over the requisite service period of the award. The Company has elected to recognize the impact of forfeitures as they occur.

The following table presents the effects of equity-based compensation on the consolidated statements of comprehensive income (loss) during the periods presented:

	Year ended December 31,
	2020	2019	2018
Selling, general and administrative	$487	$437	$—

11.	LEASE COMMITMENTS

The Company is obligated under various operating leases for manufacturing facilities, equipment and automobiles. Leases have a remaining term of one to ten years some of which have an option to renew. The aggregate future minimum fixed lease obligations under operating leases for the Company as of December 31, 2020, are as follows:

2021	$4,543
2022	3,278
2023	2,695
2024	1,760
2025	1,242
Thereafter	3,863

For the years ended December 31, 2020, 2019, and 2018, total rent expense under operating leases approximated $4,688, $4,737, and $2,749, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

12.	MAJOR RESELLER CUSTOMERS

The Company’s reseller customers include many large and well-known automotive parts retailers and distributors. The following table summarizes resellers that individually account for more than 5% of the Company’s net sales in any of the periods presented:

	2020	2019	2018
Customer A	21.5%	20.0%	12.8%
Customer B	5.4%	5.7%	5.6%
Customer C	4.5%	5.6%	2.5%

The following reseller customers accounted for 10% or more of the Company’s account receivable balance in any of the periods presented:

	2020	2019
Customer A	13.2%	7.6%
Customer D	8.9%	11.6%

13.	ACQUISITION, RESTRUCTURING AND MANAGEMENT FEE COSTS

During the year ended December 31, 2020 the Company incurred $15,832 of acquisition, restructuring and management fee costs comprised of the following: (1) $4,434 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $5,309 incurred as part of the restructuring of operations including professional and consulting services; and (3) $6,089 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

During the year ended December 31, 2019 the Company incurred $8,604 of acquisition, restructuring and management fee costs comprised of the following: (1) $1,404 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $3,538 incurred as part of the restructuring of operations including professional and consulting services; and (3) $3,662 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

During the year ended December 31, 2018 the Company incurred $22,022 of acquisition, restructuring and management fee costs comprised of the following: (1) $7,933 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $1,220 incurred as part of the restructuring of operations including professional and consulting services; and (3) $12,869 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

14.	COMMITMENTS AND CONTINGENCIES

The Company is a party to various lawsuits and claims in the normal course of business. While the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material effect on the consolidated financial position or results of operations of the Company.

The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product. The accrued product warranty costs are based primarily on historical experience of actual warranty claims and are recorded at the time of the sale. The following table provides the changes in the Company’s accrual for product warranties which is classified as a component of accrued liabilities in the consolidated balance sheets.

	2020	2019
Beginning balance	$3,454	$2,584
Accrued for current year warranty claims	11,251	8,485
Settlement of warranty claims	(10,716)	(7,615)

Ending balance	$3,989	$3,454

15.	SUBSEQUENT EVENTS

Management has performed an analysis of the activities and transactions subsequent to December 31, 2020 to determine the need for any adjustments to and/or disclosures within the consolidated financial statements. Management performed their analysis through April 8, 2021, the date the financial statements were available to be issued.

On March 11, 2021, the Company entered into a merger agreement with Empower, Ltd., a special purpose acquisition company. The Company will be considered the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations.

The merger is expected to close in the second quarter of 2021. There can be no assurances that the merger will close.

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

ASSETS	As of March 28, 2021	As of December 31, 2020

Cash and cash equivalents	$87,462	$71,674
Accounts receivable, less allowance for credit losses of $1,379 and $1,240, respectively	55,285	47,341
Inventory	126,194	133,928
Prepaids and other current assets	6,891	5,037

Total current assets	275,832	257,980
Property, plant, and equipment, net	44,581	43,729
Goodwill	359,099	359,099
Other intangibles assets, net	401,186	404,522

Total assets	$1,080,698	$1,065,330

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$36,107	$34,601
Accrued interest	6,164	6,588
Accrued liabilities	26,003	26,092
Acquisition contingent consideration payable	24,373	9,200
Current portion of long-term debt	5,528	5,528

Total current liabilities	98,175	82,009
Long-term debt, net of current portion	650,123	649,458
Long-term debt due to related party	20,000	20,000
Deferred taxes	71,814	71,336
Other noncurrent liabilities	2,146	2,146

Total liabilities	842,258	824,949
Commitments and contingencies (Refer to Note 10 - Commitments and Contingencies)
Common stock, $1.00 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	239,021	238,890
Accumulated other comprehensive loss	(690)	(674)
Retained earnings	109	2,165

Total stockholder’s equity	238,440	240,381

Total liabilities and stockholder’s equity	$1,080,698	$1,065,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE

INCOME (LOSS)

(in thousands)

(unaudited)

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
Net sales	$160,332	$107,157
Cost of goods sold	94,653	63,824

Gross profit	65,679	43,333
Selling, general, and administrative	24,012	15,193
Research and development costs	5,969	5,621
Amortization of intangibles	3,336	2,699
Acquisition and restructuring costs	18,833	1,414
Related party acquisition and management fee costs	881	891
Other income	(133)	(159)

Total operating expenses	52,898	25,659
Operating income	12,781	17,674
Interest expense	10,071	11,505

Income before income taxes	2,710	6,169
Income tax expense	4,766	1,317

Net income (loss)	$(2,056)	$4,852
Comprehensive income (loss):
Foreign currency translation adjustment	(16)	—

Total comprehensive income (loss)	$(2,072)	$4,852

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(in thousands, except for per share data)

(unaudited)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total
Balance at December 31, 2019	100	$—	$236,503	$(397)	$(30,692)	$205,414
Net income	—	—	—	—	4,852	4,852
Equity compensation	—	—	121	—	—	121

Balance at March 29, 2020	100	$—	$236,624	$(397)	$(25,840)	$210,387

Balance at December 31, 2020	100	$—	$238,890	$(674)	$2,165	$240,381
Net loss	—	—	—	—	(2,056)	(2,056)
Equity compensation	—	—	131	—	—	131
Foreign currency translation	—	—	—	(16)	—	(16)

Balance at March 28, 2021	100	$—	$239,021	$(690)	$109	$238,440

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
OPERATING ACTIVITIES
Net income (loss)	$(2,056)	$4,852
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	2,252	2,025
Amortization of intangible assets	3,336	2,699
Amortization of deferred loan costs	729	743
Equity compensation	131	121
Change in deferred taxes	478	244
Loss (gain) on disposal of property, plant and equipment	—	41
Allowance for credit losses	216	91
Change in operating assets and liabilities:
Accounts receivable	(8,160)	(3,925)
Inventories	7,734	10,556
Prepaids and other current assets	(1,854)	815
Accounts payable	1,506	(775)
Accrued interest	(424)	(61)
Accrued liabilities	15,068	154

Net cash from operating activities	18,956	17,580
INVESTING ACTIVITIES
Capital expenditures	(3,104)	(1,283)

Net cash used in investing activities	(3,104)	(1,283)
FINANCING ACTIVITIES
Net change under revolving credit agreement	—	27,500
Principal payments on long-term debt	(64)	—

Net cash (used in) from financing activities	(64)	27,500

Net change in cash and cash equivalents	15,788	43,797
Cash and cash equivalents:
Beginning of period	71,674	8,335

End of period	$87,462	$52,132

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,767	$10,823

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share data)

(unaudited)

1. Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies

Holley Intermediate Holdings, Inc. and Subsidiaries (“Holdings” or the “Company”), a Delaware corporation, was incorporated on October 25, 2018 to effect the merger of Driven Performance Brands, Inc. (“Driven”) and the purchase of High Performance Industries, Inc. (“HPI”). The Company is a 100% owned subsidiary of Holley Parent Holdings, LLC (“Parent”). Investment funds managed by Sentinel Capital Partners hold a controlling interest in Parent. The Company designs, manufactures and distributes performance automotive products to customers primarily in the United States, Canada and Europe. The Company is a leading manufacturer of a diversified line of performance automotive products, including carburetors, fuel pumps, fuel injection systems, nitrous oxide injection systems, superchargers, exhaust headers, mufflers, distributors, ignition components, engine tuners and automotive performance plumbing products that are produced through its two major subsidiaries, Holley Performance Products Inc. (“Holley”) and Hot Rod Brands Holdings LLC. (“Hot Rod Brands”). The Company is also a leading manufacturer of exhaust products as well as shifters, converters, transmission kits, transmissions, tuners and automotive software. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance through increased horsepower, torque and drivability. The Company has locations in North America, Canada, Italy and China.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.” or “United States”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2020. In management’s opinion, the unaudited interim condensed consolidated financial statements reflect all adjustments, which are of a normal and recurring nature, that are necessary for a fair presentation of financial results for the interim periods presented. Operating results for any quarter are not necessarily indicative of the results for the full fiscal year.

The Company operates on a calendar year that ends on December 31, 2021 and 2020. The periods ended March 28, 2021 and March 29, 2020 each included 13 weeks.

Principles of Consolidation

These condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Summary of Significant Accounting Policies

There have been no changes to our significant accounting policies described in our audited consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on our condensed consolidated financial statements and related notes.

REVENUE RECOGNITION

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in cost of sales.

FAIR VALUE

The Company has accounts receivable, accounts payable and accrued expenses for which the carrying value approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the rates used approximate the market rates currently available to the Company at March 28, 2021 and December 31, 2020. Fair value measurements used in the impairment reviews of goodwill and intangible assets are Level 3 measurements.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for items such as warranties, allowance for credit losses, estimated lives of property, plant and equipment, reserve for excess and obsolete inventories, recoverability of goodwill, intangible assets and other long-lived assets, customer co-operative advertising, sales returns and allowances, tax positions, deferred tax assets, pension obligations and employee medical and prescription drug benefits self-insurance accrual.

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU is effective for private companies for annual reporting periods beginning after December 15, 2021 and early adoption is permitted.

The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirements Benefits – Defined Benefit Plans – General (Subtopic 715-20). The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will update disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) which is intended to simplify various aspects related to accounting for income taxes. The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). The ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the provisions of ASU 2020-04 are optional and are effective from March 12, 2020 through December 31, 2022. As of March 28, 2021, the Company did not adopt any expedients or exceptions under ASU 2020-04. The Company will continue to evaluate the impact of ASU 2020-04 on its consolidated financial statements.

SEGMENTS

The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), the Company’s chief operating decision maker, on a consolidated basis. The CEO assesses performance and allocates resources based on the consolidated results of operations. Under this organizational and reporting structure, the Company has one reportable segment.

RISKS AND UNCERTAINTIES

COVID-19 and the measures taken by many countries in response have contributed to a general slowdown in the global economy and adversely affected, and could in the future adversely affect, the Company’s business and operations. The Company has experienced disruptions and higher costs in manufacturing, supply chain, logistical operations and outsourced services, and shortages of the Company’s products in distribution channels. The full extent of the impact of the COVID-19 pandemic on the Company’s business and operational and financial performance and condition is currently uncertain and will depend on many factors outside the Company’s control, including but not limited to the timing, extent, duration and effects of the virus and any of its mutations, the development and availability of effective treatments and vaccines, the imposition of effective public safety and other protective measures, the impact of COVID-19 on the global economy and demand for the Company’s products and services. Should the COVID-19 pandemic not improve or worsen, or if the Company’s attempt to mitigate its impact on its operations and costs is not successful, the Company’s business, results of operations, financial condition and prospects may be adversely affected.

2. ACQUISITIONS

On November 11, 2020, the Company acquired Drake Automotive Group LLC (“Drake”). The purchase price was $49,104. The Company acquired 100% of the outstanding member units of Drake. The Company purchased Drake in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $47,104 plus an earn out value of

$2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $32,441. The goodwill arising from the acquisition is primarily due to Drake’s strong market position. The goodwill and intangibles generated as a result of this acquisition are deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand.

The purchase agreement included a potential contingent payment based on 2020 performance. The seller could earn up to an additional $2,000. The fair value of this contingent payment was determined to be $2,000 based on the likelihood of achieving the required financial performance at the time of the valuation. The earn out payment of $2,000 was paid in March 2021.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$205
Accounts receivable	3,947
Inventory	14,198
Property, plant and equipment	1,296
Other assets	189
Tradenames	7,715
Customer relationships	17,175
Goodwill	7,551
Accounts payable	(2,524)
Accrued liabilities	(648)

$49,104

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $4,155.

On November 16, 2020, the Company acquired Simpson Performance Products, Inc. (“Simpson”). The purchase price was $117,336. The Company acquired 100% of the outstanding common stock of Simpson. The Company purchased Simpson in order to acquire strong brands in the automotive safety solutions market. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $110,136 and an earn out initially valued at $7,200. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $106,775. The goodwill arising from the acquisition is primarily due to Simpson’s strong market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may change in future periods as the fair value estimate of inventory is completed.

The purchase agreement included a potential contingent payment based on the performance for the twelve months ended October 3, 2021. The seller could earn up to an additional $25,000. The fair value of this contingent payment was initially determined to be $7,200 using the “Bull Call” option strategy utilizing the option values from the Black-Scholes Option Pricing Model. Based on actual performance and updated projections of Simpson’s performance for the earnout period, the fair value of the contingent payment was determined to be $24,373 as of March 28, 2021. Therefore, an adjustment of $17,173 was recorded as expense within acquisition and restructuring costs in the condensed consolidated statement of comprehensive income (loss) for the thirteen weeks ended March 28, 2021.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$7,715
Accounts receivable	3,894
Inventory	19,265
Property, plant and equipment	5,952
Other assets	1,613
Tradenames	23,980
Customer relationships	28,770
Patents	2,720
Goodwill	51,305
Accounts payable	(2,483)
Accrued liabilities	(7,787)
Deferred tax liability	(12,993)
Debt	(4,615)

$117,336

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames and patents intangible assets were estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life. The patents are being amortized over 10 years based on the weighted average remaining life of the patent portfolio.

The contractual value of the accounts receivable acquired was $3,894.

On December 18, 2020, the Company acquired Detroit Speed, Inc. (“Detroit Speed”). The purchase price was $11,297. The Company acquired substantially all of the assets and liabilities of Detroit Speed. The Company purchased Detroit Speed in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $9,297 and Class A Units of Parent of $2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $4,323. The goodwill arising from the acquisition is primarily due to Detroit Speed’s strong market position. The goodwill and intangibles generated as a result of this acquisition are partially deductible for income tax purposes. The purchase price was funded from cash on hand and distribution of Class A Units of Parent.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$1,784
Accounts receivable	418
Inventory	3,478
Property, plant and equipment	3,040
Other assets	215
Tradenames	1,127
Customer relationships	560
Goodwill	2,636
Accounts payable	(668)
Accrued liabilities	(1,019)
Deferred tax liability	(274)

$11,297

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 10 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $418.

3. INVENTORY

Inventories of the Company consisted of the following:

	March 28, 2021	December 31, 2020
Raw materials	$37,078	$44,474
Work-in-process	14,576	12,946
Finished goods	74,540	76,508

	$126,194	$133,928

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment of the Company consisted of the following:

	March 28, 2021	December 31, 2020
Land	$1,330	$1,330
Buildings and improvements	9,905	8,594
Machinery and equipment	42,881	44,690
Construction in process	11,636	8,088

Total property, plant and equipment	65,752	62,702
Less: accumulated depreciation	21,171	18,973

Property, plant and equipment, net	$44,581	$43,729

The Company’s long-lived assets by geographic locations are as follows:

	March 28, 2021	December 31, 2020
United States	$42,700	$42,264
International	1,881	1,465

Total property, plant and equipment	$44,581	$43,729

5.	INTANGIBLE ASSETS

Intangible assets consisted of the following:

	March 28, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$245,274	$(24,394)	$220,880
Tradenames	13,775	(3,547)	10,228
Technology	24,595	(7,257)	17,338

Total finite-lived intangible assets	$283,644	$(35,198)	$248,446
Indefinite-lived intangible assets:
Tradenames	$152,740	$—	$152,740

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$245,274	$(21,819)	$223,455
Tradenames	13,775	(3,369)	10,406
Technology	24,595	(6,674)	17,921

Total finite-lived intangible assets	$283,644	$(31,862)	$251,782
Indefinite-lived intangible assets:
Tradenames	$152,740	$—	$152,740

Amortization expense over the next five years is estimated to be:

2021 (excluding the thirteen weeks ended March 28, 2021)	$10,085
2022	13,421
2023	13,258
2024	12,444
2025	12,444

6.	DEBT

Debt of the Company consisted of the following:

	March 28, 2021	December 31, 2020
First lien note	$541,969	$541,969
Second lien note	145,000	145,000
Other	4,637	4,701
Less unamortized debt issuance costs	(15,955)	(16,684)

	675,651	674,986
Less current portion of long-term debt	(5,528)	(5,528)

	$670,123	$669,458

The first lien note totals $600,000, comprising of two parts: a revolving component with maximum borrowings of $50,000, and a $550,000 term loan. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rates for the first lien note LIBOR rate loans was 5.2% at March 28, 2021 and December 31, 2020. There were no prime rate loans as of March 28, 2021 or December 31, 2020. Principal payments of $1,382 are due on a quarterly basis. The note is secured by the assets of the Company and the revolving credit facility matures in October 2023, while the term loan matures in October 2025. The note requires that the Company maintain a certain fixed charge coverage ratio. At March 28, 2021, the Company was in compliance with all financial covenants. In addition, the Company had outstanding letters of credit under the note, which totaled $1.2 million at March 28, 2021 and December 31, 2020.

The second lien note totals $145,000. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rate for the second lien note LIBOR rate loan was 8.6% and 8.7% at March 28, 2021 and December 31, 2020, respectively. The note is secured by a second lien on the assets of the Company and matures in October 2026. The note requires that the Company maintain a certain fixed charge coverage ratio. At March 28, 2021, the Company was in compliance with all financial covenants. Sentinel Capital Partners Junior Fund I, a related party, holds a portion of the second lien note and the outstanding balance at March 28, 2021 and December 31, 2020 was $20,000.

Future maturities of long-term debt and amortization of debt issuance costs as of March 28, 2021 are as follows:

	Debt	Debt Issuance Costs
2021 (remaining nine months)	$5,528	$3,182
2022	5,528	3,618
2023	5,528	3,344
2024	5,528	3,092
2025	519,857	2,450
Thereafter	149,637	269

	$691,606	$15,955

7.	REVENUE

The principal activity from which the Company generates its revenue is the manufacturing and distribution of after-market automotive parts for its customers, comprised of resellers and end users. The Company recognizes revenue at a point in time, rather than over time, as the performance obligation is satisfied when customer obtains control of the product upon title transfer and not as the product is manufactured or developed. The amount of revenue recognized is based on the purchase order price and adjusted for revenue allocated to variable consideration (i.e. estimated rebates, co-op advertising, etc.).

The Company collects sales tax and other taxes concurrent with revenue-producing activities which are excluded from revenue. Shipping and handling costs incurred after control of the product is transferred to our customers are treated as fulfillment costs and not a separate performance obligation.

The Company allows customers to return products when certain Company-established criteria are met. These sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value. The Company also estimates expected sales returns and records the necessary adjustment as a charge against gross sales.

The Company’s payment terms with customers are customary and vary by customer and geography but typically range from 30 to 365 days. We elected the practical expedient to disregard the possible existence of a significant financing component related to payment on contracts, as we expect that customers will pay for the products within one year. We have evaluated the terms of our arrangements and determined that they do not contain significant financing components. Additionally, as all contracts with customers have an expected duration of one year or less, the Company has elected the practical expedient to exclude disclosure of information regarding the aggregate amount and future timing of performance obligations that are unsatisfied or partially satisfied as of the end of the reporting period. The Company provides limited warranties on most of its products against certain manufacturing and other defects. Provisions for estimated expenses related to product warranty are made at the time products are sold. Refer to Note 13 for more information.

The following table summarizes total revenue by product category:

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
Electronic systems	$73,551	$57,270
Mechanical systems	38,704	26,016
Exhaust	19,826	15,186
Accessories	13,027	8,685
Safety	15,224	—

Total sales	$160,332	$107,157

The following table summarizes total revenue based on geographic location from which the product is shipped:

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
United States	$157,577	$107,157
Italy	2,755	—

Total sales	$160,332	$107,157

8.	INCOME TAXES

The Company’s effective income tax rate is based on expected income, statutory rates and tax planning opportunities available in the various jurisdictions in which it operates. For interim financial reporting, the

Company estimates the annual income tax rate based on projected taxable income for the full year and records a quarterly income tax provision or benefit in accordance with the anticipated annual rate. The Company refines the estimates of the year’s taxable income as new information becomes available, including actual year-to-date financial results. This continual estimation process often results in a change to the expected effective income tax rate for the year. When this occurs, the Company adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected income tax rate. Significant judgment is required in determining the effective tax rate and in evaluating tax positions.

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
Provision for income taxes	$4,766	$1,317
Effective tax rates	174.8%	21.4%

For the thirteen weeks ended March 28, 2021, the difference between the Company’s effective tax rate of 174.8% and the 21% federal statutory rate resulted primarily from the permanent difference related to the increase in the Simpson earnout liability recognized during the quarter.

For the thirteen weeks ended March 29, 2020, the difference between the Company’s effective tax rate of 21.4% and the 21% federal statutory rate resulted primarily from permanent differences.

9.	BENEFIT PLANS

The following summarizes the components of net periodic benefit cost for the defined benefit pension plan:

	For the thirteen weeks ended
	March 28, 2021	March 29, 2020
Components of Expense
Service cost	$36	$40
Interest cost	38	48
Expected return on plan assets	(61)	(64)
Amortization of net loss	5	—

Net periodic benefit cost	$18	$24

See our 2020 financial statements, Note 13, Benefit Plans, for information on our retirement benefits.

We made matching contributions totaling $439 and $391 to our 401(k) plan during the first quarter of 2021 and 2020, respectively.

We made contributions of $19 and $72 to our defined contribution pension plan during the first quarter of 2021 and 2020, respectively.

10.	EQUITY-BASED COMPENSATION PLANS

As of March 28, 2021, the amount of unvested profit interest units (“PIUs”) was 31,932, with a weighted average grant date fair value of $.27.

As of March 28, 2021 and March 29, 2020, 451 and 411 PIUs were fully vested, respectively, with a total grant-date fair value of $131 and $121 in 2021 and 2020, respectively. As of March 28, 2021, the total compensation cost related to nonvested PIUs, which vest related to service-based criteria, not yet recognized and the weighted-average period over which it’s expected to be recognized is $1,606 and 3.2 years, respectively.

During the thirteen weeks ended March 28, 2021, no PIUs were issued, expired or forfeited.

11.	LEASE COMMITMENTS

The Company is obligated under various operating leases for manufacturing facilities, equipment and automobiles. Leases have a remaining term of one to ten years some of which have an option to renew. The aggregate future minimum fixed lease obligations under operating leases for the Company as of March 28, 2021, are as follows:

2021 (excluding the thirteen weeks ended March 28, 2021)	$3,339
2022	3,278
2023	2,695
2024	1,760
2025	1,242
Thereafter	3,863

For the thirteen weeks ended March 28, 2021 and March 29, 2020, total rent expense under operating leases approximated $1,693 and $1,307, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

12.	ACQUISITION, RESTRUCTURING AND MANAGEMENT FEE COSTS

During the thirteen weeks ended March 28, 2021 the Company incurred $2,541 of acquisition, restructuring and management fee costs comprised of the following: (1) $1,039 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $621 incurred as part of the restructuring of operations including professional and consulting services; and (3) $881 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

During the thirteen weeks ended March 29, 2020 the Company incurred $2,305 of acquisition, restructuring and management fee costs comprised of the following: (1) $1,019 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $395 incurred as part of the restructuring of operations including professional and consulting services; and (3) $891 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

13.	COMMITMENTS AND CONTINGENCIES

The Company is a party to various lawsuits and claims in the normal course of business. While the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material effect on the consolidated financial position or results of operations of the Company.

The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product. The accrued product warranty costs are based primarily on historical experience of actual warranty claims and are recorded at the time of the sale. The following table provides the changes in the Company’s accrual for product warranties which is classified as a component of accrued liabilities in the condensed consolidated balance sheets.

	March 28, 2021	March 29, 2020
Beginning balance	$3,989	$3,454
Accrued for current year warranty claims	957	1,867
Settlement of warranty claims	(2,078)	(2,110)

Ending balance	$2,868	$3,211

14.	SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to May 24, 2021, the date that the condensed consolidated financial statements were available to be issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

On April 14, 2021, the Company acquired substantially all of the assets and liabilities of AEM Performance Inc. The purchase price was approximately $52 million. This transaction was a business combination and was funded by cash on hand.

109,257,218 Shares of Common Stock

Up to 6,333,334 Shares of Common Stock Issuable Upon Exercise of the

Warrants

Up to 6,333,334 Warrants

PROSPECTUS

July 28, 2021